UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Parkway North Deerfield, IL 60015

March 28, 2017

Dear Fellow Shareholders:

Since we spun off our North American grocery business in 2012 and established Mondelēz International, the world, and our industry, have undergone a period of unprecedented change. 2016 was yet another example.

During the year, we successfully navigated an extraordinarily volatile and uncertain environment – slower GDP growth globally, especially in emerging markets, currency and commodity volatility, market shocks like the Brexit vote and demonetization in India, as well as complex developments in the political landscape, including a growing backlash against globalization. Through it all, we never lost sight of our vision to build the best snacking company in the world.

In times of rapid change like these, we’re acting with a sense of urgency to control what we can and create contingencies for what we cannot. Last year, we continued to sharpen our focus on our core snack categories, our Power Brands and key geographies. We also continued to drive down costs by delivering strong net productivity and improving operational efficiencies throughout the business. Through these actions, we generated the fuel needed to continue to invest for sustainable growth.

While we’re encouraged by our 2016 performance, we also acknowledge that our top-line growth is not yet where we want it to be. Some of this is due to factors outside of our control, e.g., a strong dollar, emerging markets GDP, but some is also attributable to mixed execution on our part or deliberate tradeoffs to make our business more profitable. Not all of our actions will pay off immediately, but we will continue to act boldly and decisively to best position our business for profitable growth over the long term.

More than ever, I’m convinced that our results underscore our ability to drive both top- and bottom-line growth. And while today’s market realities may present some near-term hurdles, we remain confident in our ability to deliver on our commitments.

YOU’RE INVITED!

I’m pleased to invite you to our 2017 Annual Meeting of Shareholders. We will hold the meeting at 9 a.m. CDT on Wednesday, May 17, 2017, at NOAH’s Event Venue in Lincolnshire, Illinois. The venue will open to shareholders at 8 a.m. If you wish to attend the meeting, please register in advance by following the instructions included in the Proxy Statement.

All shareholders of record as of March 8, 2017, are entitled to vote. Even if you plan to attend the meeting in person, we encourage you to vote in advance in one of three ways:

Internet: Visit the website listed on your proxy card/voting instruction form.

Telephone: Call the telephone number on your proxy card/voting instruction form.

Mail: Sign, date and return your proxy card in the enclosed envelope.

Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and about our company. They may do so at the times indicated in the meeting agenda and according to the Chairman’s instructions. The company will endeavor to answer questions as fully and accurately as possible. To assist us in doing so, shareholders are requested to provide questions in advance of the Annual Meeting. Shareholders can submit questions in two ways:

Internet: Follow the “shareholder question” link at www.proxyvote.com.

Mail: Send your questions to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Questions submitted in advance should be received by the company at least 10 days before the date of the Annual Meeting.

MONDELĒZ INTERNATIONAL

As we prepare for our Annual Meeting of Shareholders, I’d like to share some highlights of where we’ve been and where we’re going.

DELIVERING COMMITMENTS IN A SLOW-GROWTH WORLD

I’m proud that we delivered another year of solid results, and I give tremendous credit to my colleagues around the world for their passion, their commitment and their performance.

Due to the substantial gain in 2015 from the coffee transactions, our diluted EPS was down 76.4 percent in 2016. However, Adjusted EPS(1) increased 24.1 percent on a constant-currency basis, driven by our strong operating performance.

Also reflecting the prior-year gain from the coffee transactions, 2016 operating income margin was 9.9 percent, down 20.1 percentage points. However, Adjusted Operating Income(2) margin expanded 230 basis points to 15.3 percent, due to continued reductions in overhead costs and supply chain productivity.

2016 net revenues were $25.9 billion, down 12.5 percent, driven by the coffee business transactions, deconsolidation of our Venezuelan operations and currency headwinds. Organic Net Revenue(1) increased 1.3 percent, led by our Power Brands, which grew above category rates.

We returned $3.7 billion of cash to our shareholders in 2016 in share repurchases and dividends. Since the 2012 launch of the company, we’ve returned $14.8 billion of cash to our shareholders!

WE’RE BUILDING A COMPANY THAT WILL THRIVE

Our strategy is guided by our belief that the best companies have been and will continue to be those with the brands, platforms and capabilities to create sustainable value for shareholders. With our advantaged assets and capabilities, we believe we’re one of the few industry players with the potential to deliver strong top- and bottom-line growth over the long term.

We’re executing on three fronts:

Focus Our Portfolio

We continue to take actions to focus our portfolio on our advantaged snacks categories, which now represent approximately 85 percent of our net revenues, and our Power Brands, like Oreo, belVita, Cadbury Dairy Milk, Milka and Trident, which account for nearly 70 percent of our global revenues. Additionally, we continue to seek opportunities to enhance our capabilities and increase our geographic reach. Last year, we successfully integrated the Kinh Do snacks business, enabling growth in our $200 million Vietnam business, and we recently announced the divesture of our grocery business in Australia and New Zealand. We also expanded the flexibility and capacity of our allergy-friendly Enjoy Life brand, with the opening of a new, state-of-the-art U.S. manufacturing facility. This increased capacity enabled our recent expansion into the U.K. and Australia.

(1)	See definition under “Compensation Discussion and Analysis – Description of Individual Executive Compensation Program Elements – Financial Measure Definitions,” the GAAP to Non-GAAP reconciliation in Exhibit A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	See the GAAP to Non-GAAP reconciliation in Exhibit A and the definition in the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2016.

MONDELĒZ INTERNATIONAL

Reduce Costs

Cost consciousness has become part of our DNA, and we’re full steam ahead on cost-reduction initiatives that will drive margin expansion. Last year, we delivered best-in-class net productivity thanks to our supply chain reinvention program, while zero-based budgeting and our global shared services initiatives continued to provide meaningful overhead cost savings. These cost savings not only fueled our outstanding shareholder returns, but also enabled us to continue to invest for future growth. We’ve demonstrated our ability to deliver in tough times, and this strong execution gives me great confidence in our ability to deliver on our 17 to 18 percent Adjusted Operating Income margin target in 2018.(3)

Invest for Growth

The underlying trends and market dynamics that make snacking attractive globally align well to our strengths. We’re not deterred by the short-term challenges facing our industry and see tremendous growth opportunities ahead of us. We, therefore, continue to leverage our advantaged global footprint and make the necessary investments in our Power Brands, innovation platforms, white-space expansions and route-to-market capabilities so that we’re well-positioned to accelerate growth as market conditions improve.

AS OUR CONSUMERS AND CUSTOMERS CHANGE, WE’RE CHANGING TOO

It’s no secret: significant global power shifts are redefining the way our consumers live, eat and shop. But we’re not standing on the sidelines. We’re on the field, actively analyzing consumer behavior and the impacts of our tactics and investments, and moving quickly and decisively to act on what we learn. We’re following three strategies to accelerate growth.

Contemporizing Our Core
We’re better connecting our portfolio with today’s consumer. That starts by distorting resources and investment behind our Power Brands, our largest and most profitable trademarks. In 2016, these brands continued to outpace category growth, led by Oreo, Milka and belVita.
In addition, our investments in 55 manufacturing Lines of the Future around the world over the past three years have not only driven superior margins, but also enabled greater flexibility to meet evolving consumer needs in terms of product forms and packaging formats. Today, about half of our Power Brands are produced on advantaged assets, up from only 15 percent in 2013 and on our way to approximately 70 percent by 2018.

Contemporizing our core business also means connecting consumers with our iconic brands through bigger, stronger and more disruptive ideas. As we generate more cost savings, we’re increasing our marketing investments to bring our spending to leadership levels across our categories.

Filling Key White Spaces

We’re expanding our Power Brands and innovation platforms into new geographies and new consumer demand spaces to make our brands available where we’re underrepresented today. Nowhere is this more important than in the rapid growth of the well-being trend. Everywhere, people have become more attentive to their health and food choices. So, we’re renovating our existing products and introducing new ones that fit how consumers define wellness today.

(3)	The company’s outlook for 2018 Adjusted Operating Income margin is a non-GAAP financial measure that excludes or otherwise adjusts for items impacting comparability of financial results such as restructuring activities, acquisitions and divestitures. The company is not able to reconcile its full year 2018 projected Adjusted Operating Income margin to its full year 2018 projected reported operating income margin because the company is unable to predict the timing of its Restructuring Program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

MONDELĒZ INTERNATIONAL

Last year, among other initiatives, we launched GOOD THiNS, a delicious snack with no artificial colors and flavors, no high fructose corn syrup and no partially hydrogenated oils. We’re pleased that it was recently named the No. 1 new snacking brand in the U.S.!(4)

Building on that momentum, 2017 promises to be an unprecedented year for our well-being innovations, extending across all of our categories and all of our regions.
We recently announced the launch of Véa, a new premium well-being brand in the savory biscuit segment. Baked with real ingredients and visible herbs, spices and seeds, the recipes are on trend in every way – no artificial ingredients, colors or flavors, no trans-fat and non-GMO. It will be available in July in the U.S., with additional markets following over time.

In addition, we also expanded our products into a number of geographic white spaces last year. We’re seeing early success from our launches of Milka chocolate in China and the repatriation of our Nabisco biscuit trademarks in Japan. We made a big splash into the $14 billion U.S. chocolate market at the end of last year with the introduction of Milka Oreo chocolate candy bars and Green & Black’s premium chocolate.

Driving Selling and Channel Ubiquity
eCommerce is emerging as the fastest growing channel in the marketplace. As the retail industry continues to undergo transformation, we’re expanding sales and distribution capabilities to ensure that our products are available wherever and whenever people shop. Our goal is to build an industry-leading eCommerce snacks business, targeting at least $1 billion in revenue by 2020. To reach this goal, we’re investing in stronger capabilities and better infrastructure.
This past year, we established a dedicated cross-functional team of experienced talent. We improved data analytics, supply chain and digital technologies, optimized our content and search as well as invested in compelling programs to increase traffic. As we’re implementing these strategies, we’re also accelerating our momentum. Last year, eCommerce net revenues grew more than 35 percent.

Beyond eCommerce, we’re also boosting our presence in higher growth brick-and-mortar channels, including discounters and convenience stores in developed markets as well as traditional trade outlets in emerging markets.

GROWING OUR POSITIVE IMPACT ON THE WORLD AROUND US

Embedding Sustainability in Our Agricultural Sourcing

At Mondelēz International, our growth is directly linked to enhancing the well-being of the people who make and enjoy our products, the communities we serve and our planet as a whole. We’ve launched innovative, industry-leading programs in key commodities like cocoa, wheat and palm oil.

Our 10-year, $400 million Cocoa Life program is empowering more than 200,000 farmers and improving the lives of more than 1 million people in key origin markets. Last year, we announced that the Cocoa Life program would be extended to all Cadbury products by 2019, including those that are currently Fairtrade-certified. For the first time ever, all Cadbury products will be covered by a single sustainable sourcing program – giving our consumers the confidence that whenever they buy a Cadbury chocolate bar, it will not only taste good but make a difference too.

(4)	Nielsen Global and H&W Trend Report

MONDELĒZ INTERNATIONAL

With respect to wheat production, our Harmony program promotes biodiversity and good environmental practices across Europe. The number of wheat farmers committed to follow Harmony agricultural practices – covering the cultivation process from seed to crop – continues to grow. The initial group of 68 farmers in France is now a partnership of more than 1,700 farmers across the continent.

In palm oil, we took steps last year to advance our goal to make sustainable palm oil the mainstream option, based on the principles that production should be on legally held land, not lead to deforestation or loss of peat land, respect human rights and not use forced or child labor. As part of our updated Palm Oil Action Plan, we laid out new milestones and requirements for suppliers to work toward a sustainable supply of palm oil. Key new provisions require suppliers to map and assess the risk for all supplying mills on Global Forest Watch, provide assurance that no deforestation occurs on their own concessions and exclude third-party suppliers who do not immediately cease deforestation and work with recognized third-party experts to protect labor rights.

We recognize concerns for the welfare of egg-laying chickens and, last year, we announced our decision to fully transition to cage-free eggs in the United States and Canada by 2020 and in Europe by 2025. This move followed years of progress in sustainable and responsible sourcing.

Helping Consumers Make Mindful Choices with Clear Nutrition Labeling

To make informed, mindful decisions for themselves and their families, consumers need the right nutritional information delivered in a simple and straightforward manner. We’re committed to helping our consumers be mindful of how many calories they are taking in and are working to provide clear information about our snacks.

In the U.S., we’re part of SmartLabel, an initiative created by manufacturers and retailers to enable consumers to get additional details about our products. As such, this year, we were one of the first companies to launch a SmartLabel app, providing in-store, on-the-spot access to detailed product information for many of our snacking products on smartphones.

In Europe, we recently announced our support for a pan-European color-coded front-of-pack labeling plan in response to consumer demand for better clarity and more understandable nutritional information. We’ll be working with five other multinationals to put in place a robust European approach to help consumers make balanced and mindful choices.

THE PATH AHEAD

In 2016, our advantaged business model enabled us to deliver another year of Adjusted OI margin expansion, Adjusted EPS growth and strong capital returns. I’m proud of and inspired by our talented colleagues around the world and proud of our management team for successfully navigating through another challenging environment and continuing to deliver more moments of joy to all of our stakeholders.

Snacking remains an attractive space for growth. It’s a $1.2 trillion market, and while near-term growth may be muted, the underlying trends indicate considerable runway for our categories to expand further.

But I also know that we must do more if we want to be the best snacking company in the world. So when the macro picture improves – and we’re confident it will – the foundation we’re laying today will position us to leverage the investments we’ve made to deliver balanced and sustainable growth on both the top and bottom lines.

On behalf of our leadership team and our Mondelēz International colleagues around the world, I thank you for another year of support of our company, and for your belief in our future.

Best regards,

MONDELĒZ INTERNATIONAL

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe,” “would,” “position,” “deliver,” “commitment,” “target” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share and margins; execution of our strategy, including our growth strategies; category growth; market conditions; new products; innovation; our investments and the results of those investments; growth in and revenues from e-commerce; our well-being initiatives; shareholder value; and our outlook, including 2018 Adjusted Operating Income margin. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to our business; competition; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

MONDELĒZ INTERNATIONAL

MONDELĒZ INTERNATIONAL, INC.

Three Parkway North

Deerfield, Illinois 60015

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on May 17, 2017

PLACE:	NOAH’S Event Venue
200 Barclay Boulevard
Lincolnshire, Illinois 60069

ITEMS OF BUSINESS:	(1)	To elect as directors the 13 director nominees named in the Proxy Statement;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the fiscal year ending December 31, 2017;

(3)	To approve, on an advisory basis, the Company’s executive compensation;

(4)	To hold an advisory vote on the frequency of future advisory votes to approve executive compensation;

(5)	To vote on two shareholder proposals if properly presented at the meeting; and

(6)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

WHO MAY VOTE:	Shareholders of record of Class A Common Stock at the close of business on March 8, 2017.

DATE OF DISTRIBUTION:	On or about March 28, 2017, we mailed/distributed the Notice of Internet Availability of Proxy Materials and made available the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2016 online at http://materials.proxyvote.com/609207.

On or about March 30, 2017, we expect to mail the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2016 to shareholders who previously elected to receive a paper copy of the proxy materials.

Carol J. Ward
Vice President and Corporate Secretary

March 28, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2017

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2016 are available at http://materials.proxyvote.com/609207.

MONDELĒZ INTERNATIONAL

Proxy Statement Summary	1
ITEM 1. Election of Directors	9
Process for Nominating Directors	9
Director Nominees for Election at the Annual Meeting	12
Corporate Governance	19
Governance Documents	19
Governance Guidelines	19
Key Elements of Corporate Governance Framework	20
Board Leadership Structure	21
Director Independence	22
Oversight of Risk Management	23
Codes of Conduct	24
Review of Transactions with Related Persons	25
Communications with the Board	25
Board Committees and Membership	26
Committee Membership	26
Meeting Attendance	27
Audit Committee	27
Audit Committee Report for the Year Ended December 31, 2016	27
Pre-Approval Policies	29
Independent Registered Public Accountants’ Fees	29
Finance Committee	29
Governance, Membership and Public Affairs Committee	30
Human Resources and Compensation Committee	30
Human Resources and Compensation Committee Independence, Interlocks and Insider Participation	30
Responsibilities	30
The Compensation Committee’s Use of an Independent Compensation Consultant	31
Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation	32
How the Compensation Committee Manages Compensation-Related Risk	32
Compensation of Non-Employee Directors	33
Compensation Discussion and Analysis	36
Overview	36

i

Maps and Directions to the 2017 Annual Meeting	Back Cover

ii

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company” and “Mondelēz International” refer to Mondelēz International, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting and consider all information in the Proxy Statement. For more complete information regarding the Company’s 2016 performance, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”).

2017 Annual Meeting of Shareholders (the “Annual Meeting”)

Time and Date	9:00 a.m. CDT on May 17, 2017

Place	NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069

Record Date	March 8, 2017

Voting	Each outstanding share of Class A Common Stock (“Common Stock”) is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders should follow the advance registration instructions described in Question 21 on page 90 of this Proxy Statement. The deadline for advance registration is: 11:59 p.m. EDT on May 16, 2017.

Items of Business

Item		Voting Choices	Board’s Voting Recommendation	More Information
Company Proposals:
Item 1 –	Election of 13 Directors	With respect to each nominee: For Against Abstain	FOR ALL NOMINEES	Page 9

Item 2 –	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year 2017	For Against Abstain	FOR	Page 75

Item 3 –	Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR	Page 76

Item 4 –	Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation	One Year Two Years Three Years Abstain	ONE YEAR	Page 77

Shareholder Proposals:
Item 5 –	Report on Non-Recyclable Packaging	For Against Abstain	AGAINST	Page 79

Item 6 –	Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives	For Against Abstain	AGAINST	Page 83

Transact any other business that properly comes before the meeting.

MONDELĒZ INTERNATIONAL    1

COMPANY PROPOSALS

ITEM 1. Election of Directors – Nominees (Page 9 of this Proxy Statement)

The Board recommends a vote FOR each of the 13 Director Nominees listed below

The Governance, Membership and Public Affairs Committee (the “Governance Committee”) recommended and the Board of Directors (the “Board”) nominated each of the 13 incumbent directors listed here. The terms of all directors elected at the Annual Meeting will end at the 2018 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified. Additional information about the director nominees is provided under “Election of Directors – Director Nominees for Election at the Annual Meeting.”

Name	Age as of March 8	Director Since	Primary Occupation	Independent	Membership*
					Audit	Finance	GMPAC	Comp
Lewis W.K. Booth	68	2012	Former Executive Vice President and Chief Financial Officer, Ford Motor Company			X		X

Charles E. Bunch	67	2016	Former Executive Chairman, PPG Industries, Inc.				X	X

Lois D. Juliber	68	2007	Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company				X	Chair

Mark D. Ketchum (Lead Director)	67	2007	Former President and Chief Executive Officer, Newell Rubbermaid Inc.		+	+	+	X

Jorge S. Mesquita	55	2012	Worldwide Chairman, Consumer, Johnson & Johnson		X

Joseph Neubauer	75	2014	Former Chairman of the Board, ARAMARK Corporation			X	Chair

Nelson Peltz	74	2014	Chief Executive Officer and Founding Partner, Trian Fund Management, L.P.			X	X

Fredric G. Reynolds	66	2007	Former Executive Vice President and Chief Financial Officer, CBS Corporation		Chair	X

Irene B. Rosenfeld	63	2006	Chairman and Chief Executive Officer, Mondelēz International, Inc.

Christiana S. Shi	57	2016	Former President, Direct-to-Consumer, Nike, Inc.		X		X

Patrick T. Siewert	61	2012	Managing Director and Partner, The Carlyle Group, L.P.		X	Chair

Ruth J. Simmons	71	2012	President Emerita, Brown University				X	X

Jean-François M. L. van Boxmeer	55	2010	Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.			X		X

*	Audit – Audit Committee; Finance – Finance Committee; GMPAC – Governance, Membership and Public Affairs Committee; Comp – Human Resources and Compensation Committee.

+	Mr. Ketchum, as Lead Director, is an ex-officio non-voting member of all committees of the Board of which he is not a member.

MONDELĒZ INTERNATIONAL    2

Board Composition: Competencies, Diversity, Refreshment and Tenure

The composition of the Board taken as a whole enables the Board to represent effectively all shareholders. All 13 director nominees have the personal attributes including integrity, sound business judgement and vision necessary to establish a competent, ethical and well-functioning board. In addition, the individual director nominees have a variety of backgrounds and experiences that provide the Board with the key competencies needed for the Board to fulfill its current and future obligations.

•	Industry Knowledge, Product Development and Marketing Experience: 12 of 13 director nominees have significant experience at food and beverage, consumer products and services, or manufacturing companies.

•	Operating and Leadership Experience at Complex Organizations: All director nominees have significant strategic, general management and operating experience at major companies or institutions – many with international reach.

•	International Business Experience and Global Perspectives: Over half of the director nominees are living and working or have lived and worked outside of his or her home country; several have lived and worked in multiple countries and on multiple continents.

•	Accounting and Financial Management Experience: All director nominees have financial oversight and management experience; four were chief financial officers of major public companies.

•	Public Company Board and Corporate Governance Experience: All director nominees bring a range of experiences serving on various public company boards or with public company boards in their leadership roles at public companies.

•	Academic, Leadership and Research Experience: Dr. Simmons brings experience from her distinguished career as a scholar and leader in higher education.

•	Diversity:

•	Four of the director nominees are women, including the Chairman and Chief Executive Officer (“CEO”)

•	Director nominees range in age from 55 to 75 (as of March 8, 2017)

•	Director nominees represent varied races, national origins and geographic locations and possess diverse life and professional experiences.

•	Refreshment and Tenure of Independent Director Nominees (as of March 8, 2017):

•	Five of the independent director nominees served as directors before the Company spun-off Kraft Foods Group, Inc. to our shareholders on October 1, 2012; 7 joined the Board on or after October 1, 2012.

•	Tenure Range: Less than 1 year to 10 years

•	Average Tenure: 5 years

•	Median Tenure: 3.8 years

Shareholders can find more information regarding the process for nominating directors, Board composition and the director nominees under “Election of Directors — Process for Nominating Directors and — Director Nominees for Election at the Annual Meeting beginning on page 9 of this Proxy Statement.

MONDELĒZ INTERNATIONAL    3

Corporate Governance Highlights (Pages 19 and 36 and 91 of this Proxy Statement)

We believe that a strong and balanced corporate governance framework is essential to the Company’s long-term success because it promotes the long-term interests of shareholders, accountability and trust in the Company. We highlight here key aspects of the Company’s corporate governance framework. Shareholders can find additional detail under “Corporate Governance” beginning on page 19 of this Proxy Statement under “Compensation Discussion and Analysis – Our Executive Compensation Design Principles and Governance Practices Reflect Best Practices to Protect and Promote our Shareholders’ Interests” on page 36 of this Proxy Statement, and under “2018 Annual Meeting of Shareholders” on page 91.

Annual election of directors (i.e., no staggered Board)

Proxy access by-law provisions and shareholders may recommend director candidates for the Governance Committee’s consideration

Majority and confidential voting in uncontested Director Elections with director resignation policy

No supermajority voting

Shareholders of at least 20% of the voting power of the outstanding Common Stock may call a special meeting of shareholders

No “poison pill” (shareholder rights plan)

Highly independent Board. The Chairman and CEO is the only member of management to serve as a director

All committee chairs and committee members are independent

Independent leadership of the Board’s work. Our Lead Director has expansive substantive responsibilities and powers, including approval of meeting schedules and agendas

Lead Director presides at the frequent meetings of independent directors in executive session

As part of our ongoing shareholder engagement, Lead Director is available for consultation with our major shareholders

Annual Board, committee and director self-assessments include feedback on individual director performance through candid one-on-one discussions between the Governance Committee Chair and each director

Focus on Board refreshment, including via term limits and retirement policies

Limits on directors’ service on other public company boards

Board annually reviews the Strategic Plan

Board and committees oversee enterprise-wide risk management activities

The appropriate Board committees annually evaluate the Chairman and CEO’s performance and suitability to serve as Chairman of the Board

Stock ownership guidelines and retention policies for both directors and executives

Anti-hedging, anti-short sale and anti-pledging policies for both directors and executive officers

Clawback policy allows recoupment of executive compensation

Long-standing commitment to sustainability including Board committee oversight of environmental, social and governance matters

ITEM 2. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public

Accountants for Fiscal Year 2017 (Page 75 of this Proxy Statement)

The Board recommends a vote FOR this Proposal

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the year ending December 31, 2017. We provide information on PricewaterhouseCoopers LLP’s fees in 2016 and 2015 on page 29 of this Proxy Statement.

MONDELĒZ INTERNATIONAL    4

ITEM 3. Advisory Vote to Approve Executive Compensation (Page 76 of this Proxy Statement)

The Board recommends a vote FOR this Proposal

Compensation Goals

The Human Resources and Compensation Committee (the “Compensation Committee”) has four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our Named Executive Officers’ (“NEOs”) compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our NEOs’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior Total Shareholder Return(1) (“TSR”) and stock ownership requirements.

Compensation Design

We design our executive compensation program to achieve these goals by:

•	Linking pay to performance;

•	Putting pay at risk based on short-term and long-term performance;

•	Rewarding long-term sustainable performance;

•	Targeting pay at or near the median of our peer group;

•	Setting substantive performance goals; and

•	Requiring executive officers to acquire and hold a significant amount of Common Stock.

2016 Executive Compensation Reflected the Performance of our NEOs and the Company

•	Annual Cash Incentive Program

•	We achieved an above target financial performance rating of 123% under the 2016 Annual Cash Incentive Program.

•	Despite the challenging top-line environment, we generated strong earnings growth and margin expansion driven by strong operating performance.

•	After accounting for financial and individual performance, the awards our NEOs earned were generally slightly above target performance.

•	Performance Share Units (2014-2016 Performance Cycle)

•	We achieved an above target performance rating of 106% for the performance share unit awards subject to the 2014-2016 performance cycle.

•	We performed above target on two of the three performance measures – Adjusted Return on Invested Capital Increase and Annualized Relative TSR.

•	We performed below threshold on Organic Net Revenue Growth (as defined on page 54 of this proxy Statement.

You can find detailed information about our compensation programs and decisions in the Compensation Discussion and Analysis beginning on page 36 and Executive Compensation Tables beginning on page 60 of this Proxy Statement.

(1)	Total Shareholder Return reflects share price appreciation and dividends paid.

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ITEM 4. Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation (Page 77 of this Proxy Statement)

The Board recommends a vote for annual (“ONE YEAR”) frequency

The Board recommends that shareholders vote to continue annual (“ONE YEAR”) advisory votes to approve executive compensation (commonly known as “say-on-pay” votes). The Board believes that annual advisory say-on-pay votes provide the Company timely, direct shareholder input regarding our compensation philosophy, policies and practices. An annual (“ONE YEAR”) advisory say-on-pay vote is consistent with our practice of seeking input from and regularly engaging with our shareholders on corporate governance matters and our executive compensation program.

SHAREHOLDER PROPOSALS

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, this Proxy Statement includes two shareholder proposals.

ITEM 5. Report on Non-Recyclable Packaging (Page 79 of this Proxy Statement)

The Board recommends a vote AGAINST this Shareholder Proposal

ITEM 6. Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives (Page 83 of this Proxy Statement)

The Board recommends a vote AGAINST this Shareholder Proposal

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 6 described in this Proxy Statement, we do not expect any additional matters to be presented for action at the Annual Meeting. We described the requirements for shareholders to properly submit proposals and nominations at the 2017 Annual Meeting in the 2016 proxy statement. They are similar to those described under “2018 Annual Meeting of Shareholders” in this Proxy Statement. The Chairman of the Annual Meeting may refuse to allow presentation of an improperly submitted proposal or a nomination for the Board at the Annual Meeting.

If any other matters properly come before the Annual Meeting, your proxy authorizes the designated proxies to vote on such matters in accordance with their best judgment and in their discretion.

Advance Voting Methods (Page 88 of this Proxy Statement)

Even if you plan to register for and attend the Annual Meeting in person, please vote in advance of the meeting using one of the following voting methods (see Question 12 on page 88 of this Proxy Statement for additional details). If you are voting via the Internet or by telephone, be sure to have your proxy card or voting instruction form (“VIF”) in hand and follow the instructions. You can vote in advance of the meeting any of three ways:

Visit the website listed on the proxy card/VIF to vote VIA THE INTERNET

Call the telephone number on the proxy card/VIF to vote BY TELEPHONE

If you received paper copies of your proxy materials, mark, sign, date and return the proxy card in the enclosed envelope to vote BY MAIL

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Voting Instructions to Proxies

At the Annual Meeting, the persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST or ABSTAIN from voting with respect to each of the nominees listed in proposal 1 and with respect to proposals 2, 3, 5 and 6 and for ONE YEAR, TWO YEARS or THREE YEARS or ABSTAIN from voting with respect to proposal 4, as indicated in the shareholder’s voting instructions. If no indication is made on the properly executed proxy card, proxies will vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, ONE YEAR with respect to proposal 4 and AGAINST proposals 5 and 6 and in their discretion upon such other business as properly comes before the meeting.

Voting at the Annual Meeting (Page 88 of this Proxy Statement)

All shareholders of record as of March 8, 2017 may vote in person at the Annual Meeting. Generally, beneficial shareholders may vote in person at the Annual Meeting if they have a legal proxy. See Question 12 on page 88 of this Proxy Statement for detailed information.

Attending the Annual Meeting – Important Note about Advance Registration Process and Admission Requirements (Page 90 of this Proxy Statement)

If you plan to attend the Annual Meeting in person, see Question 21 on page 90 of this Proxy Statement for important details about advance registration and admission requirements.

Asking Questions at the Annual Meeting

Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about the Company and its business. They may do so at the times and in the manner indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions.

To assist us in preparing to answer shareholder questions at the Annual Meeting, we request that shareholders who register to attend the Annual Meeting submit any questions they would like to ask at the Annual Meeting at least 10 days before the date of the Annual Meeting. Please:

•	Follow the “shareholder question” link at www.proxyvote.com or

•	Submit written questions directly to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Although we are asking shareholders to submit their questions in advance, we will also provide an opportunity for shareholders to make comments or ask additional questions during the Annual Meeting.

Frequently Asked Questions About the Annual Meeting and Voting (Page 85 of this Proxy Statement)

We provide answers to many frequently asked questions about the Annual Meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plan accounts, in the FAQ section beginning on page 85 of this Proxy Statement.

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In Memory of Stephen Frasier Bollenbach

1942 – 2016

On October 8, 2016, the Board lost a great friend and remarkable colleague. Steve Bollenbach joined the Board in October 2012, when the Company spun off its North American grocery business to create Kraft Foods Group. His remarkable career in the family entertainment, media, hospitality, real estate and financial services industries, included senior roles at a number of major companies, among them Marriott Corporation, The Walt Disney Company and Hilton Hotels Corporation. While serving on the Company’s Board, he used his vast knowledge and experience to make many contributions to the Company’s success and the Board’s effectiveness. He was relied upon to share powerful insights, distill complex situations, ask tough questions and, always, to speak his mind. He is missed greatly.

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ITEM 1. Election of Directors

Process for Nominating Directors

The Governance Committee identifies, evaluates and recommends to the Board director nominees for election at the Annual Meeting (and any adjournments or postponements of the Annual Meeting). The Governance Committee invites director nominee suggestions from the directors, management, shareholders and others. In addition, the Governance Committee has retained a third-party executive search firm to assist it in identifying and evaluating potential director nominees based on the Board’s recruitment objectives.

General Qualifications for Nomination to the Board

The Board believes all directors should possess certain attributes, including integrity, sound business judgment and vision, as these characteristics are necessary to establish a competent, ethical and well-functioning board that best represents shareholders’ interests.

Consistent with the Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of an individual for nomination, the Governance Committee considers that individual’s:

•	general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment;

•	understanding of the Company’s global businesses and markets; and

•	professional expertise and educational background.

The Governance Committee also considers:

•	other factors that promote diversity of views, knowledge and experience, including, among others, gender, race and national origin;

•	whether the individual meets various independence requirements, including whether an individual’s service on boards and committees of other organizations is consistent with our conflicts of interest policy; and

•	whether the individual can devote sufficient time and effort to fulfill his or her responsibilities to the Company given the individual’s other commitments.

Board Composition: Director Competencies, Experiences and Expertise

The Governance Committee works with the Board to determine the appropriate mix of competencies that will result in a Board that is strong in its collective knowledge, enabling the Board to fulfill its responsibilities and best perpetuate the Company’s long-term success and represent all shareholders’ interests. Based upon its discussions with the Board, the Governance Committee has identified these key competencies that are particularly desirable in order for the Board to fulfill its current and future obligations:

Key Competencies	Relevant Experience
Industry Knowledge vital to understanding and reviewing strategy, including the acquisition of businesses that offer complementary products or services	• Food and Beverage • Consumer Products
Significant Operating Experience as current or former executives of large global companies or other large organizations giving directors specific insight into and expertise that will foster active participation in the development and implementation of the Company’s operating plan and business strategy	• CEO/COO • Best in Class – Manufacturing Operations • Best in Class – Retail Operations

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Key Competencies	Relevant Experience
Leadership Experience giving directors the ability to motivate, manage, identify and develop leadership qualities in others	• CEO/COO or Other Leadership Positions at Complex Organizations • M&A/Alliances/Partnerships • Strategic Planning • Talent Assessment and People Development/Compensation
Substantial Global Business and other International Experience given the Company’s global presence	• Developed Markets • Emerging Markets • New Media/Digital Technology/E-Commerce • Technology/IT Strategy • Government Affairs/Regulatory
Accounting and Financial Expertise enabling directors to analyze financial statements, capital structure and complex financial transactions and oversee accounting and financial reporting processes	• CFO • M&A/Alliances/Partnerships • Financial Acumen/Capital Markets • Cost Management
Product Development and Marketing Experience in food and beverage as well as complementary industries contributing to the identification and development of new food and beverage products and implementation of marketing strategies that will improve performance	• Consumer Insights/Analytics • Research & Development/Innovation
Public Company Board and Corporate Governance Experience at large publicly traded companies providing directors with a solid understanding of their extensive and complex oversight responsibilities and furthering the goals of greater transparency, accountability for management and the Board and protection of shareholders’ interest	• CEO/COO/Other Governance Leadership Positions • Government Affairs/Regulatory
Academic and Research Experience provides strong critical thinking and verbal communication skills as well as a greater diversity of views and thought processes	• Talent Assessment and People Development/Compensation • Research & Development/Innovation

The Governance Committee’s director recruitment planning considers both the evolving needs of the Company and Board as well as the impact of anticipated departures on the Board’s future composition and leadership of the Board. Based on that work, the Committee most recently sought to identify and recruit a sitting or recently retired CEO of a global manufacturing company with significant experience in cost management. That search identified Charles E. Bunch, who has significant experience in cost management and is a highly capable global executive and seasoned public company director. Mr. Bunch was recommended to the Governance Committee as a potential director by Nelson Peltz, an incumbent non-employee director, and also by the Governance Committee’s consultant in connection with the Governance Committee’s search. The Board appointed Mr. Bunch effective September 1, 2016.

Individual Director Self-Assessments and Considerations for Renomination of Incumbent Directors

The Governance Committee coordinates annual Board, committee and director self-assessments. The assessment process includes one-on-one discussions between each director and the Chair of the Governance Committee. Annually, the director nominees complete questionnaires to update and confirm their background, qualifications and skills and identify any potential conflicts of interest. The Governance Committee assesses the experience, qualifications, attributes, skills, diversity and contributions of each director. The Governance Committee also considers each individual in the context of the Board composition as a whole, with the objective of recruiting and recommending a slate of director nominees who can best perpetuate the Company’s success and represent our shareholders’ interests through the exercise of sound judgment and informed decision-making.

Board Refreshment, Director Tenure and Age Limits

The Board believes that its composition should provide continuity as well as new experiences and fresh perspectives relevant to the Board’s work. The Board does not believe that directors should expect to be automatically renominated. Therefore, the annual Board and director self-assessment processes are important determinants in a director’s renomination and tenure.

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In addition, as amended during 2016, the Guidelines provide that:

•	All non-employee directors will have a term limit of 15 years.

•	Non-employee directors will not be nominated for election to the Board after their 75th birthday.

•	However, if a non-employee director aged 70 to 75 is appointed or elected to the Board, then that director will have a term limit of five years.

The current Board composition reflects the Board’s commitment to ongoing refreshment: five of the independent director nominees served as directors before we spun-off Kraft Foods Group, Inc. to shareholders on October 1, 2012; seven joined the Board on or after October 1, 2012.

Board Diversity

Mondelēz International has cross-cultural and diverse employees manufacturing and marketing delicious snack food and beverage products for consumers in approximately 165 countries around the world. The Board embraces and encourages the Company’s and Board’s culture of diversity and inclusion.

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is an important consideration in the director recruitment and nomination process. The Guidelines provide that when evaluating the suitability of individuals for nomination, the Governance Committee considers criteria including, among others, gender, race and national origin as they promote diversity of views, knowledge and experience that contribute to a more informed and effective decision-making process. As part of its annual assessment of the Board’s composition, the Governance Committee assesses the effectiveness of the Board’s efforts to promote diversity in all its forms.

Four of the director nominees are women, including the Chairman and CEO; the director nominees represent varied ages (as of March 8, 2017): 55 to 75, races and national origins, and bring diverse life and professional experiences.

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The Governance Committee Welcomes Shareholder Recommendations for Candidates for Election to the Board

The Governance Committee will consider recommendations for director candidates submitted by a shareholder(s). The shareholder(s) should submit to the Corporate Secretary both the recommended candidate’s name along with the same information required for a shareholder to nominate a candidate for election to the Board at an Annual Meeting and in the same manner as set forth in the advance notice provisions of the Company’s By-Laws (the “By-Laws”).

The Governance Committee evaluates director candidates recommended by shareholder(s) using the same criteria as it uses to evaluate candidates whom the Governance Committee identifies (described above). The Governance Committee makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. The Board considers the Governance Committee’s recommendation, and then decides whether to appoint or nominate the candidate. The Corporate Secretary advises the shareholder(s) of the Board’s decision whether to appoint or nominate the candidate.

Shareholders Elect Directors Annually

Each member of the Board is elected annually by a majority of votes cast (if the election is uncontested). The terms of all directors elected at the 2017 Annual Meeting will end at the 2018 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified.

The Governance Committee recommended and the Board nominated for election at the 2017 Annual Meeting each of the 13 incumbent directors listed below under “– Director Nominees for Election at the Annual Meeting.” Of the 13 director nominees standing for election, shareholders elected 12 to one-year terms at the 2016 Annual Meeting of Shareholders. The Board appointed Mr. Bunch, the 13th director nominee, to the Board effective September 1, 2016. Mr. Bollenbach, whom shareholders elected at the 2016 Annual Meeting of Shareholders, passed away in October 2016.

Each director nominee consented to his or her nomination for election to the Board and to serving on the Board, if elected. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on the Board.

Director Nominees for Election at the Annual Meeting

Individual Nominees’ Experience, Qualifications, Attributes and Skills

The Board believes that each director nominee for election at the Annual Meeting is highly qualified. All 13 director nominees satisfy the criteria stated in the Guidelines and possess the personal attributes essential for the proper and effective functioning of the Board. The director nominees’ biographies describe the specific qualifications that the Governance Committee relied upon when determining whether to recommend the individual director nominees for election and led the Board to nominate him or her for election. The biographies also include information about current and past (covering the last five years) directorships at companies publicly listed in the U.S. and registered investment companies. A particular director nominee may have experience and qualifications in addition to those described in the biographies below, including service on the boards of various private companies, companies listed outside of the U.S. and charitable, educational and cultural institutions.

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THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE 13 DIRECTOR NOMINEES LISTED BELOW.

The following information regarding each director nominee is as of March 8, 2017.

LEWIS W.K. BOOTH, Former Executive Vice President and Chief Financial Officer, Ford Motor Company Director since October 2012; Independent

Mr. Booth, 68, served as Executive Vice President and Chief Financial Officer of the Ford Motor Company (“Ford”), a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President of Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He worked for Ford in various positions from 1978 to 2012. Mr. Booth was appointed Commander of the Order of the British Empire in June 2012 for his services to the United Kingdom’s automotive and manufacturing industries.

Director Qualifications:

•     During his career at Ford, Mr. Booth gained global business experience. He led operations in Africa, Asia and Europe. In these and other roles, he successfully implemented major growth initiatives, business restructuring and cost management and was involved in strategy, product development, marketing and operations.

•      Mr. Booth held a variety of positions in Ford’s Finance staff. As Ford’s Chief Financial Officer during the 2008 financial crisis, Mr. Booth led a restructuring of Ford’s balance sheet and a return to growth and profitability.

•      Mr. Booth is a Chartered Management Accountant.

•      Mr. Booth also has extensive public company board and corporate governance experience. He is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

CHARLES E. BUNCH, Former Executive Chairman, PPG Industries, Inc. Director since September 2016; Independent

Mr. Bunch, 67, served as Executive Chairman of PPG Industries, Inc. (“PPG”), a manufacturer and distributor of a broad range of coatings, specialty materials and glass products, from September 2015 until his retirement in August 2016. He served as Chairman, President and Chief Executive Officer from July 2005 until August 2015; President and Chief Executive Officer from March 2005 until July 2005; and President and Chief Operating Officer from July 2002 to March 2005; Executive Vice President, Coatings from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services from 1997 to 2000.

He joined PPG in 1979 and held various positions in finance and planning, marketing, and general management in the United States and Europe.

Director Qualifications:

•      During his 37 year career at PPG, he gained valuable experience in executive leadership, operations management, cost management, and strategic planning.

•      Under Bunch’s leadership, PPG accelerated its business transformation, becoming the world’s leading paints and coatings company through strategic actions that focused its business portfolio, and that expanded and strengthened its international presence. During his tenure as Chairman and Chief Executive Officer, PPG made more than 30 acquisitions and delivered strong growth and record financial performance.

•      Through his experience at the Federal Reserve Bank of Cleveland, including serving as its Chairman, Mr. Bunch gained a deep understanding of the U.S. economy and corporate finance.

•      Mr. Bunch also has extensive public company board and corporate governance experience. He is a director of Marathon Petroleum Corporation, ConocoPhilips and The PNC Financial Services Group, Inc. and a former director of H.J. Heinz Company and PPG.

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LOIS D. JULIBER, Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company Director since November 2007; Independent

Ms. Juliber, 68, served as Vice Chairman of the Colgate-Palmolive Company (“Colgate-Palmolive”), a global consumer products company, from 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from 2000 to 2003, Executive Vice President – North America and Europe from 1997 until 2000, President of Colgate North America from 1994 to 1997 and Chief Technology Officer from 1991 until 1994. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Director Qualifications:

•      Ms. Juliber brings a global perspective and many years of experience in the food and consumer products industries.

•      As Vice Chairman and Chief Operating Officer of Colgate-Palmolive, she led Colgate-Palmolive’s growth functions, including global marketing and business development, research and development, supply chain operations and investor relations, as well as business operations in Latin America.

•      She is credited with leading Colgate-Palmolive’s Colgate North America business resurgence which was marked by market share increases, highly successful new products and increased profitability.

•      Ms. Juliber also has extensive public company board and corporate governance experience. Ms. Juliber is a director of E. I. du Pont de Nemours and Company. She was formerly a director of Goldman Sachs Group, Inc.

MARK D. KETCHUM, Former President and Chief Executive Officer, Newell Rubbermaid Inc. Director since April 2007; Lead Director since January 2009; Independent

Mr. Ketchum, 67, served as President and Chief Executive Officer of Newell Rubbermaid Inc. (“Newell Rubbermaid”), a global marketer of consumer and commercial products, from October 2005 until his retirement in June 2011. He was a member of Newell Rubbermaid’s board of directors from November 2004 to May 2012.

From 1971 to 2004, Mr. Ketchum served in a variety of roles at The Procter & Gamble Company (“P&G”), a global marketer of consumer products. Those roles included President, Global Baby and Family Care from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996.

Director Qualifications:

•      For over four decades, Mr. Ketchum held key executive roles at global consumer products companies with responsibility for operations, brand management, marketing and general management.

•      While serving as Newell Rubbermaid’s President and Chief Executive Officer, he successfully transformed Newell Rubbermaid’s portfolio, gross margin structure and business model during difficult economic times.

•      During his distinguished 33-year career at P&G, among other accomplishments, he was credited with repositioning key brands and for driving their notable profit and share growth and leading the turnaround of a major global brand.

•      Mr. Ketchum also has extensive public company board and corporate governance experience. He was formerly a director of Newell Rubbermaid.

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JORGE S. MESQUITA, Worldwide Chairman, Consumer of Johnson & Johnson Director since May 2012; Independent

Mr. Mesquita, 55, has been Worldwide Chairman, Consumer of Johnson & Johnson (“J&J”), a global healthcare products company, since December 2014.

Prior to that, he was employed by P&G, a global marketer of consumer products, in various marketing and leadership capacities for 29 years from 1984 to 2013. During his tenure at P&G, he served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Director Qualifications:

•      Mr. Mesquita brings extensive experience leading major global company business units, currently Worldwide Chairman of a J&J division and previously Group President of various P&G divisions. In these roles, he gained broad operational and brand management as well as marketing experience.

•      Mr. Mesquita has a strong track record of building and marketing global brands, including the reinvention of key P&G brands, leading strategic business transformations and driving strong, profitable growth.

•      Mr. Mesquita spent 15 years at P&G working in various roles across Latin America.

•      Mr. Mesquita also has extensive public company board and corporate governance experience. He has served on the Board since 2012.

JOSEPH NEUBAUER, Former Chairman of the Board, ARAMARK Corporation Director since November 2014; Independent

Mr. Neubauer, 75, was Chairman of the Board of ARAMARK Corporation (“ARAMARK”), a leading provider of professional services including food, hospitality, facility and uniform services, from 1984 until his retirement in 2015.

Mr. Neubauer joined ARAMARK in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a member of the Board of Directors. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984. He served as Chairman and Chief Executive Officer until May 2012.

Director Qualifications:

•      As former Chairman and Chief Executive Officer of ARAMARK, Mr. Neubauer brings a wealth of experience in operational excellence in a complex international professional services organization. During Mr. Neubauer’s tenure at ARAMARK, revenues grew from $2 billion to $14 billion and operations extended into 21 countries.

•      Mr. Neubauer brings significant industry knowledge acquired during his career at ARAMARK and before that at PepsiCo, Inc. (“PepsiCo”), a food and beverage company.

•      Mr. Neubauer gained significant financial experience while serving as ARAMARK’s Chief Financial Officer and prior to joining ARAMARK in 1979, during his employment with The Chase Manhattan Bank and service as Treasurer of PepsiCo.

•      Mr. Neubauer also has extensive public company board and corporate governance experience. He was formerly a director of ARAMARK, Macy’s, Inc. and Verizon Communications, Inc.

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NELSON PELTZ, Chief Executive Officer and Founding Partner, Trian Fund Management, L.P. Director since January 2014; Independent

Mr. Peltz, 74, has served as Chief Executive Officer and Founding Partner of Trian Fund Management, L.P. (“Trian”), an alternative investment management firm, since November 2005. He also served as Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-executive Chairman since June 2007. Prior to that, Mr. Peltz served as Chairman and Chief Executive Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. Peltz and Peter May, from January 1989 to April 1993 and as Chairman and Chief Executive Officer of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988.

Director Qualifications:

•      Mr. Peltz has extensive investment, financial and leadership experience as Trian’s Chief Executive Officer and as non-executive Chairman (and formerly as the Chairman and Chief Executive Officer) of The Wendy’s Company, working with management teams and boards of directors, as well as in acquiring, investing in and building companies and has strong relationships with institutional investors, investment banking/capital markets advisors and others that can be drawn upon for the Company’s benefit.

•      Mr. Peltz brings considerable experience in the food and beverage and consumer products industry through his service on the board of directors of H.J. Heinz Company, Sysco Corporation and The Wendy’s Company.

•      Mr. Peltz also has extensive public company board and corporate governance experience. In addition to serving as a director of Sysco Corporation and The Wendy’s Company, he is also a director of The Madison Square Garden Company. He was formerly a director of H.J. Heinz Company, Legg Mason, Inc. and Ingersoll-Rand plc. The National Association of Corporate Directors recognized Mr. Peltz in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena.

FREDRIC G. REYNOLDS, Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007; Independent

Mr. Reynolds, 66, served as Executive Vice President and Chief Financial Officer of CBS Corporation (“CBS”), a mass media company, from 2006 until his retirement in 2009. From 2001 through 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”), a mass media company, from 2000 to 2001. He also served as Executive Vice President and Chief Financial Officer of CBS and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities at PepsiCo, a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Director Qualifications:

•      Mr. Reynolds has extensive experience in both the media (including, advertising and marketing) and the food and beverage industries. He served in various roles, including as President, Chief Executive Officer, Executive Vice President and Chief Financial Officer at CBS, Viacom and PepsiCo. While at CBS, he successfully managed the integration following the CBS/Viacom merger and he was ultimately responsible for all financial functions and growing portfolio at Viacom. During his tenure as Chief Financial Officer of CBS, CBS shareholders experienced substantial share appreciation and return of capital.

•      Mr. Reynolds brings extensive financial experience gained during his service as Chief Financial Officer at CBS and a Financial Officer at Viacom and at divisions of PepsiCo.

•      Mr. Reynolds is a Certified Public Accountant.

•      Mr. Reynolds also has extensive public company board and corporate governance experience. He is a director of Hess Corporation and United Technologies Corporation. He was formerly a director of AOL, Inc.

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IRENE B. ROSENFELD, Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since June 2006

Ms. Rosenfeld, 63, was appointed Chief Executive Officer and a director of Mondelēz International in June 2006 and became Chairman of the Board in March 2007. Prior to that, she served as Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, from 2004 to 2006. Ms. Rosenfeld was employed by Mondelēz International and its predecessor companies in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods, Canada, Mexico and Puerto Rico.

Director Qualifications:

•      Ms. Rosenfeld possesses invaluable perspective and experience as current Chairman and Chief Executive Officer of Mondelēz International and former Chairman and Chief Executive Officer of the Frito-Lay division of PepsiCo. She led the restructuring and turnaround of key businesses, the acquisition of Cadbury and the successful spin-off of Kraft Foods’ North American Grocery business.

•      Ms. Rosenfeld has extensive knowledge of the food and beverage industry and a history of bringing consumer focus and innovation to building successful global brands. She also led accelerated growth in better-for-you products and developed a pipeline of health and wellness offerings. Her extensive corporate insight is a result of long-term service in various positions, including key executive roles at Mondelēz International and its predecessor companies and at PepsiCo.

•      Ms. Rosenfeld has extensive public company board and corporate governance experience. She has served on the Board since 2006.

CHRISTIANA S. SHI, Former President, Direct-to-Consumer of Nike, Inc. Director since January 2016; Independent

Ms. Shi, 57, served as President, Direct-to-Consumer of Nike, Inc. (“Nike”), a global provider of athletic footwear and apparel, from July 2013 until her retirement in September 2016. From 2012 to 2013, she served as Nike’s Vice President and General Manager, Global Digital Commerce. From 2010 to 2012, she served as Nike’s Chief Operating Officer for Global Direct-to-Consumer.

Prior to joining Nike, Ms. Shi spent 24 years at McKinsey & Company (“McKinsey”), a global management consulting firm, in various roles including ten years as Director and Senior Partner.

From July 1981 to July 1984, Ms. Shi served in various trading, institutional sales and investment banking roles at Merrill Lynch & Company.

Director Qualifications:

•      During her career at McKinsey, Ms. Shi worked across North America, Europe, Latin America and Asia providing leadership, expertise and strategic vision to senior executives of Fortune 200 consumer companies. She designed and led performance transformation programs, developed cross-channel marketing and merchandising programs, and drove market entry work.

•      In her various roles at Nike, Ms. Shi led Nike’s global integrated digital commerce strategy and retail organization, as well as real estate, finance, supply chain operations and information technology.

•      With her deep knowledge of digital commerce, Ms. Shi grew Nike’s digital commerce capabilities.

•      Ms. Shi also has extensive public company board and corporate governance experience. She is a director of West Marine, Inc.

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PATRICK T. SIEWERT, Managing Director and Partner, The Carlyle Group, L.P. Director since October 2012; Independent

Mr. Siewert, 61, has served as a Managing Director and Partner for The Carlyle Group, L.P. (“Carlyle”), a global alternative asset management firm, since April 2007.

From 2001 to 2007, he held a variety of roles with The Coca-Cola Company (“Coca-Cola”), a global beverage company, including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee.

From 1974 to 2001, he held a variety of roles with Eastman Kodak Company (“Eastman Kodak”), a technology company focused on imaging products and services, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Director Qualifications:

•      While working at Coca-Cola, Eastman Kodak and Carlyle, Mr. Siewert developed extensive knowledge about the food and beverage and consumer products industries, especially insights into consumer trends and routes to market.

•      Mr. Siewert led business operations in Europe, Africa, and the Middle East and most recently in Asia where he focuses on opportunities and challenges in Asian markets.

•      Mr. Siewert also has extensive public company board and corporate governance experience. He is a director of Avery Dennison Corporation.

RUTH J. SIMMONS, President Emerita, Brown University Director since October 2012; Independent

Dr. Simmons, 71, is President Emerita of Brown University, having served as President from 2001 to 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She served in various leadership positions at colleges and universities beginning in 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 (and again from 1991 to 1995) and Spelman College from 1989 to 1991.

Director Qualifications:

•      Dr. Simmons has over 25 years in leadership roles at Brown University, Princeton University and Smith College. In these roles, she was responsible for leading and managing large, complex institutions of higher education and for the development of student and faculty talent. She provides valuable perspective to our Governance Committee and is well-positioned to advise the Board and its committees on matters relating to our people.

•      Dr. Simmons has had a distinguished career in academic research and leadership in the field of higher education for which she has been frequently honored. Dr. Simmons is a fellow of the American Academy of Arts and Sciences, a member of the American Philosophical Society and the Council on Foreign Relations. She has been knighted by the President of France as a chevalier of the French Legion of Honor for advancement of French arts and culture.

•      Dr. Simmons also has extensive public company board and corporate governance experience. She is a director of Fiat Chrysler Automobiles NV and Square, Inc. and was formerly a director of Chrysler Group LLC and Texas Instruments Incorporated.

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JEAN-FRANÇOIS M. L. VAN BOXMEER, Chairman of the Executive Board and Chief Executive Officer, Heineken N.V. Director since January 2010; Independent

Mr. van Boxmeer, 55, has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V. (“Heineken”), a global brewing company with a global network of distributors and brewers in more than 70 countries, since 2005 and a member of its Executive Board since 2001. He has been employed by Heineken, in various capacities since 1984.

Director Qualifications:

•      As Chairman and Chief Executive Officer of Heineken, Mr. van Boxmeer led Heineken’s significant global expansion, bringing Heineken’s iconic brands into new markets – most notably into Asian markets. He has a strong track record leading strategic acquisitions and integrations and driving revenue growth.

•      Mr. van Boxmeer brings a global perspective with particular insights regarding developing markets.

•      Mr. van Boxmeer has extensive leadership experience, including global operations, product development and marketing, and the beverages and consumer products industries.

•      Mr. van Boxmeer also has extensive public company board and corporate governance experience. He is a Member of the Shareholders’ Committee of Henkel AG & Co. KGaA.

Corporate Governance

We believe that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key practices, Board leadership structure and oversight functions.

Governance Documents

To learn more about our corporate governance practices, you can access the following corporate governance documents at www.mondelezinternational.com/investors/corporate-governance. We will also provide copies of any of these documents to shareholders upon written request to the Corporate Secretary.

•	Articles of Incorporation

•	By-Laws

•	Corporate Governance Guidelines and Categorical Standards of Independence – Annex A to the Guidelines

•	Related Person Transaction Policy

•	Board Committee Charters

•	Code of Business Conduct and Ethics for Non-Employee Directors

You can access our employee Code of Conduct (“Code of Conduct”) at www.mondelezinternational.com/about-us/compliance-and-integrity.

Governance Guidelines

The Board adopted the Guidelines articulating our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; Board composition and structure; responsibilities of the committees of the Board; CEO and Board performance evaluations; and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board for its consideration.

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Key Elements of Corporate Governance Framework

•	Annual Election of Directors. The By-Laws provide that the shareholders elect all directors annually.

•	Proxy Access By-Law Provisions. Key parameters:

•	Minimum Ownership Threshold: 3% or more of the outstanding Common Stock;

•	Ownership Duration: continuously for at least 3 years;

•	Nominating Group Size: no more than 20 shareholders may aggregate holdings to meet the minimum ownership threshold; and

•	Maximum Nominations Permitted: greater of 20% of the Board or 2 nominees.

•	Majority and Confidential Voting in Uncontested Director Elections with a Director Resignation Policy. The By-Laws provide that, in an election in which the number of nominees for election equals the number of directors to be elected, director nominees must be elected by a majority of the votes cast.

•	Special Meetings of Shareholders. The By-Laws allow shareholders of record of at least 20% of the voting power of the outstanding stock to call a special meeting of shareholders.

•	Limitation on Management Directors. The Guidelines provide that the Chairman and CEO generally should be the only member of management to serve as a director.

•	Director, Committee and Board Independence. 12 of the 13 director nominees are independent. All Board committees consist entirely of independent directors. (See “– Director Independence” on page 22 for more information about the Board’s process for determining director independence.)

•	Leadership Structure.

•	An independent director serves as Lead Director and has expansive substantive responsibilities and powers, including approval of meeting schedules and agendas;

•	Independent directors chair the Board’s four standing committees; and

•	The CEO serves as Chairman of the Board.

See additional discussion below under “– Board Leadership Structure.”

•	Executive Sessions. At each in-person Board meeting, the independent directors meet without the CEO or any other members of management present to discuss substantive issues important to the Company, including matters concerning management. Generally, the Lead Director chairs these sessions. A committee chair leads Board discussion of a topic relevant to that committee’s remit.

•	Annual Board, Committee and Director Self-Assessments. In consultation with the Lead Director, the Governance Committee establishes and oversees processes for annual Board and committee self-assessments and coordinates individual director self-assessments. The directors’ self-evaluation process includes candid, one-on-one discussions between the Chair of the Governance Committee and each independent director. The Board, committees and management use the results of these self-assessments in planning their work, ensuring director accountability, Board composition analysis and director recruitment decisions, governance decisions, and planning meetings and agendas.

•	Shareholder Engagement. Consistent with our shareholder engagement philosophy, we engage with shareholders to seek their input on emerging issues and to address their questions and concerns. During the year, we engaged with a diverse mix of shareholders on a wide range of topics including, among others, strategy, capital allocation, business performance, executive compensation, corporate governance, sustainability and corporate social responsibility. These exchanges were candid and constructive. The Lead Director is available for consultation with our major shareholders.

•

Strategic Planning and Risk Oversight. Annually, the Board meets with management to discuss, understand and challenge our strategic plan’s short-term and long-term objectives. At its meetings during the balance of the year, the Board and management track progress against the strategic plan’s goals, consider opportunities in light of circumstances in the food and beverage industry and the economic environment, and monitor strategic and operational risks. The Company’s goals and executive compensation design are tied to a number of metrics critical to achieving the strategic plan and promoting long-term shareholder returns. More generally, the Board is responsible for oversight of strategy, broad corporate policy and overall performance of the Company through engaged oversight of management.

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See “– Oversight of Risk Management” below for additional information about the Board’s important role in risk oversight.

•	Annual Chairman and CEO Evaluation. The Compensation Committee annually evaluates the Chairman and CEO’s performance. The Compensation Committee seeks input from the other directors regarding her performance before deciding her performance rating and compensation actions.

•	Director Stock Ownership Guidelines.

•	To promote alignment of directors’ and shareholders’ interests, we expect directors to hold Common Stock in an amount equal to five times the annual Board retainer within five years of joining the Board. As of March 8, 2017, all directors with at least five years of service on the Board met or exceeded this requirement.

•	Equity grants made to directors on or after May 2010 take the form of deferred stock units. Distribution of actual shares occurs six months after the director ends his or her service as a director.

•	Special Meetings of the Board. The By-Laws empower either the Lead Director or the Chairman to call special meetings of the Board.

•	Limits on Board Memberships. The Guidelines provide that a director who is also a sitting CEO should not serve on the boards of directors of more than two public companies, including the Company’s Board. Other directors should not serve on the boards of directors of more than four public companies, including the Company’s Board. All of our directors are in compliance with this policy.

Board Leadership Structure

The By-Laws provide the Board flexibility in determining its leadership structure. The Board may appoint and designate the duties of a Lead Director and permit one person to hold the offices of both Chairman and CEO. Within that framework, the Board annually re-evaluates its leadership structure to determine the most appropriate leadership structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices. In keeping with this principle, the Board may determine that the CEO also serves as Chairman, but if it does so, it also appoints an independent Lead Director with substantive responsibilities.

Current Leadership

•	An independent director, Mr. Ketchum, serves as Lead Director;

•	Independent directors chair the Board’s four standing committees; and

•	The CEO, Ms. Rosenfeld, serves as Chairman of the Board.

The Board believes that this leadership structure provides an effective balance of strong leadership and independent oversight and best meets the Board’s current circumstances and anticipated needs. The Board also believes that this leadership structure enhances its oversight of risk management because the CEO, who is ultimately responsible for the Company’s risk management process, is in the best position as Chairman to discuss with the Board key risks and management’s responses to them.

Independent Director Leadership and Oversight

The Board believes that independent Board leadership and oversight are very important. Therefore, it established the substantive and expansive position of independent Lead Director for times when one individual serves as both Chairman and CEO. The independent directors annually select the Lead Director for a one-year term. The Board created the Lead Director position to provide independent leadership of the Board’s affairs on behalf of shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

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Lead Director Role and Responsibilities

Under the Guidelines, the Lead Director, in consultation with the other independent directors, has the following duties and responsibilities:

•	Serve as liaison between the independent directors and the Chairman and CEO;

•	Seek input from the independent directors and advise the Chairman and CEO as to an appropriate annual schedule of and major agenda topics and content of related briefing materials for regular Board meetings prior to Board review and approval;

•	Review and approve meeting agenda as well as the content of Board briefing materials. Review and approve the allocation of time amongst the Board and committee meetings;

•	Preside at Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprise the Chairman of the topics considered;

•	Call meetings of the independent directors or of the Board as needed;

•	Facilitate effective communication and interaction between the Board and management;

•	Serve as an ex-officio non-voting member of all Board committees of which he or she is not a member;

•	Provide input into the design of the annual Board, committee and director self-evaluations;

•	Working with the Governance Committee, develop recommendations for committee structure, membership, rotations and chairs;

•	Be available for consultation with the Company’s major shareholders; and

•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Mr. Ketchum is the Lead Director. The independent directors first appointed him to that role in 2009 and have re-appointed him annually. The independent directors believe that he is an effective Lead Director due to his independence, leadership, global operating experience and corporate governance experience.

Chairman and CEO Role and Responsibilities

Ms. Rosenfeld has served as the CEO and as a director since June 2006. In conjunction with the Company’s 2007 spin-off from Altria Group, Inc., the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of the Company, the food industry and the competitive environment in which we operate, her leadership experience and her ability and dedication to working closely with the Lead Director and the other independent directors. Based on current circumstances and anticipated needs, the Board continues to believe that having Ms. Rosenfeld serve as both Chairman and CEO promotes shareholders’ interests and contributes to the Board’s efficiency and effectiveness. The Board believes that she is generally in the best position to inform the independent directors about our global operations and critical business matters including the Company’s risk management process, and ensure alignment of our business and strategic plans. Further, the Board believes that combining these roles also expedites communication between Ms. Rosenfeld and the Board.

Director Independence

All directors are independent except for Ms. Rosenfeld, our Chairman and CEO

The Board determined that, under the Board’s categorical standards and NASDAQ’s listing standards, the following directors are independent: Lewis W.K. Booth, Charles E. Bunch, Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Joseph Neubauer, Nelson Peltz, Fredric G. Reynolds, Christiana S. Shi, Patrick T. Siewert, Ruth J. Simmons and Jean-François M. L. van Boxmeer. In addition, Stephen F. Bollenbach was independent during the portion of 2016 he served on the Board. Irene B. Rosenfeld is not independent because she is a Mondelēz International employee.

The Guidelines require that at least 80% of the directors meet the NASDAQ listing standards’ independence requirements. In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a

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director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or the independent registered public accountants. These standards are generally consistent with the NASDAQ listing standards’ independence requirements.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, operational and compliance risks:

•	Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•	The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board so that the Board and committees understand key risks to our business and performance, our risk management process and how it is functioning, the participants in the process and the information gathered through the process. The Audit Committee annually reviews the functioning of our ERM process as well as the results of our annual ERM risk assessment.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating to the full Board or another committee or retaining for itself responsibility for reviewing and assessing key risk exposures and management’s response to those exposures. Management provides reports to the Board and the appropriate committee in advance of meetings regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The committees report key risk discussions to the Board following their meetings. Board members may also further discuss the risk management process directly with members of management.

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During 2016, the Board and committees reviewed and assessed risks related to our business and operations as shown below. The Board annually reviews and sometimes reallocates responsibilities amongst committees. Accordingly, the allocation of responsibilities shown in this table may change during 2017.

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)	Finance

Strategy

Operations

Food safety (including supply chain and food defense)

Competition (including private label and customer concentration)

Capital structure

Financial strategies and transactions (including economic trends)

Labor relations (including human capital)

Transformation (including zero-based budgeting, supply chain reinvention and the coffee business transactions)

Financial statements

Financial reporting process

Accounting matters

Legal, compliance and regulatory matters (including non-financial compliance risks)

Business continuity/operations

Sovereign risk

Financial risk management (including foreign exchange, commodities exposure, and income and other taxes)

Health, safety and environmental

		Governance programs Board organization, membership and structure Related person transactions Social responsibility Public policy Mondelēz International’s public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices	Interest rate exposure Enterprise funding and liquidity

(1)	For a discussion about risk oversight relating to the compensation programs, see “Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

Codes of Conduct

Code of Business Conduct and Ethics for Non-Employee Directors

We have adopted the Code of Business Conduct and Ethics for Non-Employee Directors. It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Code of Business Conduct and Ethics for Non-Employee Directors.

Code of Conduct

We have adopted the Code of Conduct that applies to all of our employees. It includes policies that cover ethical and legal practices for every aspect of the business. The Code of Conduct reflects values and contains important rules employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program. The program provides training throughout the Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.

We will disclose in the Corporate Governance section of our website any amendments to the Code of Business Conduct and Ethics for Non-Employee Directors or Code of Conduct and any waiver granted to an executive officer or director under these codes.

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Review of Transactions with Related Persons

Related Persons Policy and Procedures

The Board has adopted a written policy regarding “related person transactions.” In general, “related persons” are the following persons and their immediate family members: directors, executive officers and shareholders beneficially owning more than 5% of the outstanding Common Stock. A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any related person had, has or will have a direct or indirect material interest. The Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews and approves, disapproves or ratifies the transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our shareholders’ best interests. When it is not practicable or desirable to delay review of a transaction until a committee meeting, the chair of the Governance Committee reviews and approves or ratifies potential related person transactions and reports to the Governance Committee any transaction so approved or ratified. When reviewing and acting on a related person transaction under this policy, the Governance Committee considers, among other things:

•	its commercial reasonableness;

•	the materiality of the related person’s direct or indirect interest in it;

•	whether it may involve an actual, or create the appearance of a, conflict of interest;

•	its impact on the related person’s independence (as defined in the Guidelines and the NASDAQ listing standards); and

•	whether it would violate any provision of the Code of Business Conduct and Ethics for Non-Employee Directors or the Code of Conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Review of Related Persons Transactions Since January 1, 2016

On January 25, 2017, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the SEC reporting that it was a greater than 5% shareholder of the Company as of December 31, 2016. During 2016, BlackRock acted as an investment manager with respect to certain investment options under our U.S. retirement savings plans and Canadian, Irish and U.K. pension plans. BlackRock was selected as an investment manager by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock’s fees, approximately $1.9 million during 2016, were paid from the plan assets of the specific plans for which it performed services. The plans expect to pay similar fees to BlackRock during 2017 for similar services. (Fees, based on plan asset value, are paid quarterly on a lagging basis.)

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or the independent directors, individually or as a group, is available at www.mondelezinternational.com/Investors/corporate-governance#contacts. The Corporate Secretary:

•	forwards communications relating to matters within the Board’s purview to the Lead Director or appropriate independent director(s) and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee;

•	forwards communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them; and

•	does not forward or retain solicitations, junk mail and frivolous or inappropriate communications.

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Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership. The committee structure and membership is as follows:

•	The Board establishes committee structure and designates the committee members and chairs following consideration of the Governance Committee’s recommendations.

•	The Board has adopted a written charter for each standing committee. The charters define each committee’s roles and responsibilities.

•	Independent directors comprise 100% of the Audit, Compensation, Finance and Governance Committees.

•	All committee chairs are independent. Committee chairs approve agendas and materials for their committee meetings.

•	Each committee meets regularly in executive session without management.

•	Committees may retain outside legal, financial and other advisors at the Company’s expense.

Throughout 2016, the Board had, and currently has, four standing committees: Audit, Finance, Governance and Compensation.

Committee Membership(1)

Director	Audit(2)	Finance	Governance, Membership and Public Affairs	Human Resources and Compensation
Lewis W.K. Booth		X		X
Charles E. Bunch(3)			X	X
Lois D. Juliber			X	Chair
Mark D. Ketchum(4)	+	+	+	X
Jorge S. Mesquita	X
Joseph Neubauer(5)		X	Chair
Nelson Peltz		X	X
Fredric G. Reynolds(6)	Chair	X
Christiana S. Shi(7)	X		X
Patrick T. Siewert	X	Chair
Ruth J. Simmons			X	X
Jean-François M. L. van Boxmeer		X		X

Total Number of Committee Meetings During 2016	11	7	6	10

+	Mr. Ketchum, as Lead Director, is an ex-officio non-voting member of all committees of which he is not a member.
(1)	The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2017.
(2)	Mr. Bollenbach served on the Audit Committee until he passed away on October 8, 2016.
(3)	Mr. Bunch was appointed to the Board effective September 1, 2016. He became a member of the Compensation and Governance Committees in September 2016.
(4)	Mr. Ketchum served as Chairman of the Governance Committee until July 2016. He became a member of the Compensation Committee in July 2016.
(5)	Mr. Neubauer became the Chairman of the Governance Committee in July 2016.
(6)	Mr. Reynolds became a member of the Finance Committee in May 2016.
(7)	Ms. Shi became a member of the Audit and Governance Committees in May 2016.

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Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting:

•	The Board held 14 meetings during 2016 and acted three times by unanimous written consent.

•	During 2016, Mses. Rosenfeld, Shi and Simmons and Messrs. Bunch, Ketchum, Peltz, Reynolds and Siewert attended 100% of the meetings of the Board and all committees on which they served; and Ms. Juliber and Messrs. Bollenbach, Booth, Mesquita, Neubauer and van Boxmeer attended at least 81% of meetings of the Board and all committees on which they served.

•	11 of 13 the directors elected to the Board at the 2016 Annual Meeting of Shareholders attended that meeting.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all of the Audit Committee members are independent within the meaning of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with NASDAQ listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. The Board has determined that Fredric G. Reynolds and Patrick T. Siewert are “audit committee financial experts” within the meaning of SEC regulations and has financial sophistication in accordance with NASDAQ listing standards. No Audit Committee member received any payments in 2016 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please visit http://www.mondelezinternational.com/about-us/compliance-and-integrity for information about reporting options.

Audit Committee Report for the Year Ended December 31, 2016

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes and audits of its financial statements. In addition, in 2016 we assisted the Board in its oversight of:

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function; and

•	Mondelēz International’s risk assessment and risk management guidelines and policies.

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Our duties include overseeing Mondelēz International’s management, the internal audit department and the independent registered public accountants in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent registered public accountants to, among other things:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the audits by the internal audit department and the independent registered public accountants.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•	Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board;

•	Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

•	Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the review and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the U. S. Securities and Exchange Commission on February 24, 2017.

Audit Committee:

Fredric G. Reynolds, Chair

Jorge S. Mesquita

Christiana S. Shi

Patrick T. Siewert

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Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled committee meeting, the committee has delegated pre-approval authority to its Chair. The Chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2016 audit and non-audit services provided by the independent registered public accountants.

Independent Registered Public Accountants’ Fees

Aggregate fees for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2016 and 2015 were:

	2016	2015
Audit Fees	$16,594,000	$15,745,000
Audit-Related Fees	1,165,000	2,614,000
Tax Fees	760,000	788,000
All Other Fees	11,000	48,000

Total	$18,530,000	$19,195,000

Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

Audit-Related Fees include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

Tax Fees include professional services in connection with tax compliance and advice.

All Other Fees include professional services in connection with seminars and compliance reviews.

All fees above include out-of-pocket expenses.

Finance Committee

The Board has determined that all of the Finance Committee members are independent within the meaning of the NASDAQ listing standards. The Finance Committee’s charter sets out its responsibilities, which include reviewing and making recommendations to the Board on significant financial matters, including:

•	the Company’s long-term capital structure, including financing plans, projected financial structure, funding requirements, target credit ratings and return on invested capital;

•	authorization of issuances, sales or repurchases of equity and debt securities;

•	the Company’s external dividend policy and dividend recommendations;

•	proposed acquisitions, divestitures, joint ventures, investments, asset sales and purchase commitments for services in excess of $100 million; and

•	Board authorization and delegation levels with respect to financing matters.

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The Finance Committee also reviews and discusses with management:

•	results of transactions such as acquisitions, divestitures, joint ventures, and investments in excess of $100 million; and

•	the cash-flow impact of non-debt obligations including funding pension and other post-retirement benefit plans.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:

•	review candidates’ qualifications for Board membership consistent with criteria determined by the Board;

•	consider the performance and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders and candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	make recommendations to the Board as to directors’ independence and related party transactions;

•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;

•	recommend frequency of Board meetings and content of Board agendas;

•	advise and make recommendations to the Board on corporate governance matters, including the Guidelines and the annual self-assessments process for the Board, its committees and its directors;

•	administer the Code of Business Conduct and Ethics for Non-Employee Directors and monitor directors’ compliance with our stock ownership guidelines;

•	oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board determined that all Compensation Committee members are independent within the meaning of the NASDAQ listing standards, including the heightened independence criteria for Compensation Committee members. All are “non-employee” directors under SEC rules and outsider directors under the Internal Revenue Code of 1986, as amended (the “Code”). None of the Compensation Committee’s members is or was:

•	an officer or employee of Mondelēz International;

•	a participant in a “related person” transaction required to be disclosed under Item 404 of Regulation S-K (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors or the Compensation Committee.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;

•	determine the group of companies the Compensation Committee uses to benchmark executive and director compensation;

•	assess the appropriateness and competitiveness of our executive compensation programs;

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•	review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives and, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our incentive plan;

•	determine the Company’s policies governing option and other stock grants;

•	make recommendations to the Board regarding incentive plans requiring shareholder approval, and approve eligibility for and design of executive compensation programs implemented under those plans;

•	review our compensation and benefits policies and practices as they relate to our risk management practices and risk-taking incentives and review proposed material changes to those policies and practices;

•	review periodically the Company’s key human resources policies and practices related to organizational engagement and effectiveness, talent sourcing strategies and employee development programs;

•	oversee the management development and succession planning process (including emergency planning) for the CEO and her direct reports;

•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;

•	monitor executive officers’ compliance with our stock ownership guidelines;

•	advise the Board regarding the compensation of independent directors;

•	review and discuss with management the Compensation Discussion and Analysis and prepare and approve the Compensation Committee’s report to shareholders included in our Proxy Statement; and

•	assess the independence of the Compensation Committee’s outside advisors and at least annually assess whether the work of its compensation consultants has raised any conflict of interest that must be disclosed in our annual report and Proxy Statement.

The Compensation Committee has the authority to delegate any of its responsibilities to the committee’s Chair, another Compensation Committee member or a subcommittee of Compensation Committee members, unless prohibited by law, regulation or any NASDAQ listing standard.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under an engagement letter that the Compensation Committee reviews at least annually.

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners, LLC (“CAP”) as its independent compensation consultant. Annually, the Compensation Committee reviews CAP’s engagement. During 2016, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;

•	consulting with the Compensation Committee Chair and being available to consult with other Committee members between committee meetings;

•	providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay the NEOs (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how the peers compensate their executives;

•	analyzing “best practices” and providing advice about design of the annual and long-term incentive plans, including selecting performance metrics;

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•	advising on the composition of the Compensation Survey Group and the Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance;

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and

•	assessing and recommending non-employee director compensation.

For the year ended December 31, 2016, CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that CAP provides to it on executive and non-employee director compensation. The Compensation Committee considered the six specific independence factors adopted by the SEC and NASDAQ and determined that CAP is independent and CAP’s work did not raise any conflicts of interest.

Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation

•	Each year, the CEO presents compensation recommendations for her direct reports and the other executive officers, including the NEOs. The Compensation Committee reviews and discusses these recommendations with the CEO, but retains full discretion over the compensation of these employees.

•	The CEO does not make recommendations or participate in deliberations regarding her own compensation.

•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2016, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” we design our compensation to incentivize executives and other employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. Our compensation design discourages our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;

•	weighting executive compensation heavily toward long-term incentives to encourage sustainable shareholder value and accountability for long-term results;

•	using multiple relevant performance measures in our incentive plan designs, so that executives do not place undue importance on one measure which could distort the results that we want to incent;

•	weighting business and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;

•	capping the amount of incentives that may be awarded or granted;

•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

•	requiring our top executives to hold a significant amount of their compensation in Common Stock and prohibit them from hedging, pledging or engaging in short sales of their Common Stock;

•	not using employment contracts;

•	not backdating or re-pricing option grants; and

•	not paying severance benefits on change in control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

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In addition, the Audit Committee oversees our ethics and compliance programs that educate executives and other employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Non-Employee Directors

We strive to recruit and retain highly qualified non-employee directors who will best represent our shareholders’ interests. Each year our Compensation Committee reviews non-employee director compensation to ensure that the compensation we offer supports our objective without being excessive.

More specifically, CAP annually benchmarks our non-employee director compensation against our Compensation Survey Group and other Fortune 100 companies and assesses the appropriateness of the form and amount of our non-employee director compensation. CAP provides the Compensation Committee with this data and its independent assessment of the competitiveness of our non-employee directors’ compensation. The Compensation Committee determines whether to recommend any changes to the compensation. Based upon CAP’s 2016 review and recommendation, the Compensation Committee recommended to the Board and the Board determined that no changes would be made to non-employee compensation in 2016.

Additionally, our shareholder-approved Amended and Restated 2005 Performance Incentive Plan caps at $500,000 the maximum fair market value of Common Stock grants made to any non-employee director in any calendar year. All stock grants made in 2016 to non-employee directors were significantly below this amount. See the “2016 Non-Employee Director Compensation” and “– Non-Employee Director Equity Awards” tables below for specific values.

We do not pay a Company employee who also serves as a director any additional compensation for serving as a director. Currently, Irene B. Rosenfeld is the only director who is a Company employee.

Summary of 2016 Compensation Elements

Annual Compensation Elements	Amount(1) ($)
Board Retainer	110,000
Lead Director Retainer	30,000
Audit Committee Chair Retainer	25,000
Human Resources and Compensation Committee Chair Retainer	25,000
Governance, Membership and Public Affairs Committee Chair Retainer	20,000
Finance Committee Chair Retainer	15,000
Annual Equity Grant Value	160,000

(1)	If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the number of days remaining in the calendar year. We prorate the annual equity grant value based on the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. The Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors allows directors to defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts. These accounts mirror certain of the investment options under the Thrift 401(k) Plan offered to U.S. salaried employees.

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Equity Compensation – Annual Equity Grant

We make our annual equity grants to our non-employee directors following the annual meeting of shareholders.

We make non-employee director annual equity grants in the form of vested deferred stock units. We distribute actual shares six months after the director ends his or her service as a director. When the Company pays a dividend on its Common Stock, we accrue the value of the dividends that the Company would have paid on the deferred stock units. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accumulated accrued value.

Stock Ownership Guidelines

To align our non-employee directors’ and our shareholders’ interests, we expect our non-employee directors to hold shares of our Common Stock. The following chart summarizes our expectations:

Key Provisions	Explanation of Key Provisions
Ownership Expectation	• Amount equal to five times the annual board cash retainer (i.e., $550,000).
Time to Meet Expectation	• Five years from becoming a director.
Shares Counted Toward Ownership	• Common Stock, including sole ownership, deferred stock units and accounts over which the director has direct or indirect ownership or control.
Holding Expectation	• No specific holding expectation. However, actual shares for underlying deferred stock units are not distributed until six months after the director ends his or her service as a director.

If a non-employee director does not meet these expectations, the Lead Director will consider the non-employee director’s particular situation and may take action as he deems appropriate. As of March 8, 2017, each director serving for at least five years met or exceeded the ownership expectation.

Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in a Mondelēz International Foundation (the “Foundation”) Matching Gift program. Each year, the Foundation will generally match up to $15,000 in contributions by a non-employee director to a 501(c)(3) non-profit organization(s).

2016 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Bollenbach, Stephen	84,891	160,031	–	244,922
Booth, Lewis	110,000	160,031	15,000	285,031
Bunch, Charles	36,467	120,027	–	156,494
Juliber, Lois	135,000	160,031	12,500	307,531
Ketchum, Mark	151,087	160,031	15,000	326,118
Mesquita, Jorge	110,000	160,031	–	270,031
Neubauer, Joseph	118,913	160,031	–	278,944
Peltz, Nelson	110,000	160,031	–	270,031
Reynolds, Fredric	135,000	160,031	15,000	310,031
Shi, Christiana	109,093	226,723	–	335,816
Siewert, Patrick	125,000	160,031	–	285,031
Simmons, Ruth	110,000	160,031	–	270,031
van Boxmeer, Jean-François	110,000	160,031	–	270,031

(1)	Includes all retainer fees earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors. Non-employee directors do not receive meeting fees.

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(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock unit grants in 2016 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2016 Form 10-K. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2016 Non-Employee Director Equity Awards Table below provides further detail on the non-employee director grants made in 2016 and the number of stock awards outstanding as of December 31, 2016.
(3)	Represents Foundation contributions made as part of the Company’s Foundation Matching Gift Program. Annual match limits are based on gift date, not the match date by the Foundation. As such, the amounts reflected may represent gifts that directors made in 2015, but the Foundation did not match until 2016.

Non-Employee Director Equity Awards Table

Name	All Stock Awards: Number of Shares of Stock or Units Granted in 2016 (#)	All Stock Awards: Grant Date Fair Value of Stock or Units Granted in 2016(1) ($)	Outstanding Stock Awards as of December 31, 2016 (#)
Bollenbach, Stephen	3,701	160,031	19,943
Booth, Lewis	3,701	160,031	19,943
Bunch, Charles(2)	2,731	120,027	2,743
Juliber, Lois	3,701	160,031	40,203
Ketchum, Mark	3,701	160,031	44,698
Mesquita, Jorge	3,701	160,031	20,277
Neubauer, Jospeh	3,701	160,031	10,001
Peltz, Nelson	3,701	160,031	13,606
Reynolds, Fredric	3,701	160,031	29,092
Shi, Christiana(3)	5,224	226,723	5,273
Siewert, Patrick	3,701	160,031	20,085
Simmons, Ruth	3,701	160,031	19,943
van Boxmeer, Jean-François	3,701	160,031	25,571

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock units granted in 2016 as computed in accordance with FASB ASC Topic 718.
(2)	In accordance with our policy (described above in Footnote 1 to the Annual Compensation Elements table), Mr. Bunch received a prorated deferred stock unit grant of 2,731 units in connection with his appointment as a director effective September 1, 2016.
(3)	In accordance with our policy (described above in Footnote 1 to the Annual Compensation Elements table), Ms. Shi received two deferred stock unit grants in 2016. In connection with her appointment as a director effective January 4, 2016, she received a prorated deferred stock unit grant of 1,523 units and her second grant, received simultaneously with all of the other non-employee directors in connection with the 2016 annual meeting of shareholders, was the annual deferred stock unit grant of 3,701 units on May 18, 2016.

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Compensation Discussion and Analysis

In the Overview section of this Compensation Discussion and Analysis (“CD&A”), we highlight:

•	How our financial performance impacted our NEOs’ 2016 annual incentive awards and performance share unit awards for the 2014-2016 performance cycle;

•	Our 2016 say-on-pay shareholder advisory vote, which showed strong support for our executive compensation program and prior year actions;

•	Our 2016 executive compensation program changes to refine the alignment with our strategies and objectives; and

•	Our 2016 NEOs.

In the remainder of this CD&A, we describe:

•	How our executive compensation design principles and governance practices align with our shareholders’ interests;

•	Our executive compensation program design rationale;

•	Our individual executive compensation program elements, including compensation paid to our NEOs in 2016; and

•	Our clawback, trading restrictions and anti-hedging, anti-pledging and compensation deductibility policies.

Overview

How Our Financial Performance Impacted Our NEOs’ 2016 Annual Cash Incentive Program Awards and Performance Share Unit Awards Subject to the 2014-2016 Performance Cycle

2016 Annual Cash Incentive Program Awards

Our 2016 financial performance included:

•	Below target Organic Net Revenue Growth,

•	Significantly above target Defined Earnings Per Share (“EPS”),

•	Slightly below target Defined Free Cash Flow,

•	Significantly above target improvement in our Cash Conversion Cycle, and

•	Below target Market Share performance.

Overall, we achieved an above target performance rating of 123% under the 2016 Annual Cash Incentive Program.

See “– Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “– Individual Executive Compensation Program Elements – Annual Cash Incentive Program” for more information about our Annual Cash Incentive Program, including our performance targets under the program.

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Performance Share Unit Awards for the 2014-2016 Performance Cycle

The results for the 2014-2016 performance cycle included:

•	Below threshold Organic Net Revenue Growth,

•	Above target Adjusted Return on Invested Capital (“ROIC”) Increase, and

•	Above target annualized TSR relative to the median of the applicable Performance Peer Group (“Annualized Relative TSR”).

Overall, we achieved an above target performance rating of 106% for the performance share unit awards subject to the 2014-2016 performance cycle.

See “– Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “– Individual Executive Compensation Program Elements – Equity Program” for more information about the performance share units, including the performance targets.

Our 2016 Shareholder Say-on-Pay Vote Demonstrated Strong Support for Our Executive Compensation Program

Nearly 95% of the votes cast in our 2016 shareholder advisory say-on-pay voted to approve our executive compensation program and we made no changes to our executive compensation program directly in response to the 2016 shareholder advisory say-on-pay vote. Based on this vote as well as input from and discussions with our shareholders, we believe our shareholders support our overall compensation principles, programs and practices.

We Changed the 2016 Executive Compensation Program to Refine the Alignment with Our Strategies and Objectives

The Compensation Committee regularly assesses our executive compensation program in light of our strategy, market practices and shareholder input. For 2016, we made changes to our executive compensation program to refine the alignment with our strategies and objectives. We summarize the changes below.

2016 Annual Cash Incentive Program Changes

Item	Change	Rationale
Performance Measures	Added new Cash Conversion Cycle metric weighted at 10% of the financial performance rating. This metric measures the time we take to sell inventory, collect receivables and pay our suppliers.	Increase focus on: • ongoing cash management, and • year-end cash flow results.

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Item	Change			Rationale
Performance Measure Weightings	Changed weightings for the financial performance rating as follows:			Further align weightings with the Company’s 2016 strategic objectives.
	Performance Measure	2016	2015
	Organic Net Revenue Growth	40%	35%
	Defined EPS	40%	45%
	Defined Free Cash Flow	10%	20%
	Cash Conversion Cycle	10%	0%
	Total Weighting	100%	100%
	Overlay–Change in Net Revenue Weighted Market Share	Up to +/- 15 pp	+/-10 pp

Our 2016 NEOs

Name	Title(1)
Irene Rosenfeld	Chairman and CEO
Brian Gladden	Executive Vice President and Chief Financial Officer
Gustavo Abelenda(2)	Executive Vice President and President, Latin America
Timothy Cofer	Executive Vice President and Chief Growth Officer
Roberto Marques	Executive Vice President and President, North America

(1)	Reflects each NEO’s title as of December 31, 2016.

(2)	Gustavo Abelenda is an NEO due to his 2016 compensation levels and because he was an executive officer of the Company on December 31, 2016. Mr. Abelenda retired from the Company on January 1, 2017.

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Our Executive Compensation Design Principles and Governance Practices

Reflect Best Practices to Protect and Promote our Shareholders’ Interests

Design Principles.

What we do:	What we don’t do:

☑   Link pay to performance and put pay at risk. We reward our NEOs based upon the value they add. 90% of our CEO’s compensation and 80% of our other NEOs’ compensation is at-risk.

☑   Reward long-term sustainable performance. 75% of our CEO’s compensation and 63% of our other NEOs’ compensation is based on long-term performance.

☑   Target compensation at or near the median of our peer group. We compensate fairly and competitively.

☑   Set substantive performance goals at the beginning of performance cycles and hold executives accountable for delivering on those targets.

☑   Intend that most performance-based compensation be tax deductible under Section 162(m) of the Code.

☒ Incent short-term results to the detriment of long-term goals and results. ☒ Incent excessively risky business strategies.

Governance Practices.

What we do:	What we don’t do:

☑   Require significant stock ownership. Our stock ownership requirements are comparable to, or stricter than, our Compensation Survey Group companies.

☑   Require executives to retain equity compensation. NEOs must hold net shares upon vesting and net shares acquired upon exercising stock options for at least one year regardless of their ownership level.

☑   Provide for “clawbacks”. We can recoup incentive compensation upon certain financial restatements.

☑   Prohibit hedging, pledging and short sales of Common Stock.

☑   Compensation Committee retains an independent compensation consultant. The consultant does not provide services to the Company other than advising the Compensation Committee.

☒   Provide NEOs with tax gross-ups for perquisites or in the event of a change in control. Taxes are our NEOs’ responsibility.

☒   Re-price underwater stock options. We do not re-price outstanding stock options, whether vested or unvested.

☒   Pay dividends on unvested performance share units unless and until shares are earned. We do not pay accrued dividend equivalents unless and until the applicable performance targets are met and we award shares.

☒   Enter into employment agreements with our NEOs. We neither enter into employment agreements with our NEOs, nor guarantee salary increases.

☒   Provide separate, enhanced benefit plans for our NEOs. Our NEOs generally participate in the same retirement, health and welfare plans broadly available to all U.S. salaried employees.

☑   Conduct an annual compensation risk assessment.

☑   Engage with shareholders. We regularly engage shareholders through individual and small-group meetings and major investor conferences. We take input from shareholders into account.

☑   Offer limited number of perquisites. We offer a limited number of perquisites comparable to our Compensation Survey Group.

☑   Pay severance and vest equity only upon a “double trigger” in the event of a change in control. Our “double trigger” requires both a change in control and termination of the executive’s employment either without cause or for good reason.

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How We Design Our Executive Compensation Program

The Compensation Committee oversees our executive compensation program focusing on the program’s primary goals:

1.	Attract, retain and motivate talented executives and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our executives’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our executives’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior TSR and stock ownership requirements.

Our executive compensation program design supports these goals by:

Using a Mix of Fixed and Variable Compensation. We heavily weight the mix toward variable compensation to attract, retain and motivate top-performing executives, as well as to appropriately align compensation levels with achieving relevant financial and strategic goals.

Using a Mix of Equity and Cash Incentives. We heavily weight the mix toward equity that vests over multiple years to focus executives on achieving long-term TSR that exceeds our peers’ median and to align the mix with the interests of our shareholders.

Compensating Based on Individual Performance. We consider an executive’s individual performance in making compensation decisions.

Requiring Our Executives to be Significant Shareholders. We require our executives to:

•	Own specified levels of Common Stock to align their interests with those of our shareholders; and

•	Hold for one year net shares (shares remaining after the payment of taxes and any exercise price) received upon the exercise of stock options, the vesting of restricted stock and deferred stock units and the award of shares related to performance share units.

Benchmarking our Compensation and Performance Against Relevant Comparators. We use two groups of companies to benchmark our executives’ compensation and assess our relative performance:

•	Our Compensation Survey Group for compensation benchmarking (global peers of similar size who are primarily consumer-facing), and

•	Our Performance Peer Group to assess relative performance (industry peers).

With CAP’s input, the Compensation Committee reviews the composition of these comparator groups to ensure the composition of each remains appropriate. See “– Composition and Purpose of our Compensation Survey Group” and “– Composition and Purpose of our Performance Peer Group” below for additional information.

Paying Competitively. Each year, we compare our compensation programs with those of our Compensation Survey Group. We assess whether our executive compensation and target compensation levels are consistent with market practice. In addition, we compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers.

Composition and Purpose of our Compensation Survey Group

In constructing our Compensation Survey Group, the Compensation Committee considers global companies with the following attributes:

•	Similar revenue size;

•	Similar market capitalization;

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•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies;

•	Recognized for their industry leadership and brand recognition;

•	Executive positions similar in breadth, complexity and/or scope of responsibility; and

•	Competitors for executive talent.

The Compensation Committee also considers companies outside the consumer products industry based on the following criteria:

•	Similar or higher revenue size;

•	Strong global presence;

•	World-class marketing capabilities specifically focused on the consumer;

•	Manufacturing companies; and

•	Multiple lines of business.

Based on these characteristics and input from CAP and management, the Compensation Committee selected the following companies for our 2016 Compensation Survey Group, which is unchanged from 2015. The median annual revenue of these companies at the time of our 2016 benchmarking was $33.4 billion, which was comparable to our revenue size at that time.

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
Danone S.A.	PepsiCo, Inc.
The Dow Chemical Company	Pfizer Inc.
E. I. du Pont de Nemours and Company	Philip Morris International Inc.
General Mills, Inc.	The Procter & Gamble Company
Johnson & Johnson	Unilever PLC
Kellogg Company	United Parcel Service, Inc.

In determining appropriate compensation levels for our executives, the Compensation Committee reviews compensation levels for comparable roles at companies in our Compensation Survey Group. Aon Hewitt (“Aon”) provides the underlying compensation data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

Competitive Positioning

The Compensation Committee’s compensation strategy is to benchmark total direct compensation (at target levels), including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Group. Company and individual performance will determine whether actual compensation received is above or below the Compensation Survey Group median.

To further validate our compensation levels, using data provided by CAP, the Compensation Committee retrospectively evaluates how well we aligned pay-for-performance compared with our Compensation Survey Group.

Composition and Purpose of our Performance Peer Group

Companies primarily focused on the production and marketing of food and non-alcoholic beverages comprise our 2016 Performance Peer Group listed below. We directly compete with these companies and comparing our performance relative to the group’s performance provides a valuable measure of our performance. Specifically, we compare our annualized TSR with the median annualized TSR of our Performance Peer Group to assess our results on the TSR performance measure for our performance share units. This group of companies is less relevant when we compare compensation levels for certain executive positions because differences in size and complexity reduce comparability. Beginning with performance share units granted in 2016, we added The Kraft Heinz Company to our

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Performance Peer Group. The company was formed in 2015 following the merger of Kraft Foods Group and H.J. Heinz Holding Corporation and competes in similar markets with an expanded brand portfolio and global reach.

Campbell Soup Company	Kellogg Company
The Coca-Cola Company	The Kraft Heinz Company
Colgate-Palmolive Company	Nestlé S.A.
Danone S.A.	PepsiCo, Inc.
General Mills, Inc.	The Procter & Gamble Company
The Hershey Company	Unilever PLC

Our Performance Peer Group consists of 12 companies, 9 of which are also in our Compensation Survey Group. The groups differ slightly because companies in our Performance Peer Group are primarily food and non-alcoholic beverage companies. We include companies in our Performance Peer Group regardless of revenue size or market capitalization.

Overall Target Compensation Mix

The charts below compare the 2016 total target compensation mix for our CEO and, on average, our other NEOs with the average of the companies in our Compensation Survey Group. This compensation mix includes base pay, target annual incentive and equity program. The charts show that our target compensation mix aligns well with that of our Compensation Survey Group with a slightly stronger emphasis on the equity program than our peers.

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Overview of Our 2016 Executive Compensation Program Elements and Objectives

This table identifies and describes the specific elements of our 2016 executive compensation program for our NEOs, including each element’s program objectives. A more detailed discussion of these elements, including definitions of the financial measures used in our Annual Cash Incentive Program and performance share unit grants, follows this table. We discuss individual compensation decisions for each NEO under “– Individual Executive Compensation Program Elements.”

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on the NEO’s role, responsibilities, market data and individual performance.	• Attract and retain talent • Drive top-tier performance through individual contribution
Annual Cash Incentive Program	Annual incentive with a target award for each NEO. Actual cash awards may be higher or lower than target, based on Company business and individual performance.	• Attract, motivate and retain talent • Drive top-tier performance – Across entire organization – Through individual contribution

Equity Program
Performance Share Units	Each NEO receives a target annual grant of performance share units at the outset of a three-year performance cycle based upon the NEO’s role and long-term performance. Actual awards are determined once the performance cycle ends by evaluating performance against pre-determined performance targets. Awards range between 0% and 200% of target based on our performance. We deliver awards in Common Stock.	• Attract, motivate and retain talent • Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Enhance stock ownership/align with shareholders’ interests
Non-Qualified Stock Options

Each NEO receives an annual grant of non-qualified stock options (“NQSOs”) based upon the NEO’s role, long-term performance and potential for advancement. The NQSOs vest:

•       33% on the first and second anniversary of the grant date, and

•       34% on the third anniversary of the grant date.

•       Attract, motivate and retain talent

•       Drive top-tier performance through long-term individual contribution

•       Enhance stock ownership/align with shareholders’ interests

•       Link realized value to stock appreciation

Deferred Stock Units	We grant deferred stock units to NEOs only in specific new hire and retention situations. The vesting periods for deferred stock unit grants may vary but are typically three years.	• Attract, motivate and retain talent • Enhance stock ownership/align with shareholders’ interests

Deferred Compensation and Executive Perquisites
Voluntary Non-Qualified Deferred Compensation Plan	Allows NEOs (and other U.S.-based executives) to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options.	• Attract and retain talent • Provide opportunity to build future financial security
Executive Perquisites

Generally limited to:

•       executive physicals (discontinued early 2017);

•       car allowance; and

•       financial counseling allowances.

We require use of a private (non-commercial) aircraft for the CEO’s personal travel.

• Attract and retain talent • Support personal financial planning needs • Ensure CEO’s personal safety and facilitate CEO’s efficiency

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Element	Description	Program Objectives
Retirement and Separation Benefits
Defined Benefit Program (i.e., Pension Plan)	Generally replaces a portion of cash compensation (defined as base salary plus annual cash incentive award) after the NEO retires. We do not offer this program to any U.S. employees hired after 2008 and will make no additional accruals after 2019 for current participants. In addition to the tax-qualified defined benefit program, we also provide a supplemental nonqualified defined benefit program to account for the qualified plan limits under the Code.	• Retain talent • Provide financial security in retirement
Defined Contribution Program (i.e., 401(k) Savings Plan)	Company matches U.S. NEO contributions up to a limit. Account balances are typically payable after an NEO terminates employment. We enhanced this program for U.S. employees hired after 2008 who are not eligible for the defined benefit program described above. In addition to the tax-qualified defined contribution program, we also provide a supplemental defined contribution program to account for certain deferral and compensation limits applicable to qualified plans under the Code.	• Attract and retain talent • Provide opportunity for financial security in retirement
Change in Control Severance Plan	Provides for severance benefits if an NEO is terminated without cause or resigns for good reason within two years after a change in control.	• Attract and retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition

Other Benefits
Other Benefits	Health, welfare and other benefits.	• Attract and retain talent • Promote executive health • Provide death benefits to executives’ beneficiaries

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Individual Executive Compensation Program Elements

Base Salary

Overview

Base salary is the principal fixed element of executive compensation. In setting base salaries for our NEOs, the Compensation Committee generally targets base salary at or near the median of our Compensation Survey Group based on the executive’s comparable role. The Compensation Committee also considers a number of other factors when setting base salaries for our NEOs, including Company and individual performance, level of responsibility, experience and potential to assume roles with greater responsibility. The Compensation Committee reviews our NEOs’ salaries annually (or more often if there is a notable change in an executive officer’s role and responsibilities during the year) and considers whether any increases are warranted. If awarded, salary increases for all executive officers are generally effective April 1.

2016 Actions

None of the NEOs received a base salary increase in 2016.

Annual Cash Incentive Program

Overview

We design our Annual Cash Incentive Program to motivate our NEOs to achieve or exceed our annual financial and strategic goals. The Compensation Committee sets the formula and target, threshold and maximum annual incentive opportunities at the beginning of the year. The Compensation Committee bases actual awards made to an NEO on the Company’s annual financial results and the NEO’s individual performance. Annual incentive awards can vary greatly from year-to-year based on actual Company financial and individual performance relative to the target goals.

Annual Cash Incentive Program Award Formula

The Compensation Committee used the formula below to determine the awards to NEOs under the 2016 Annual Cash Incentive Program. This is the same formula it used to determine awards in 2015.

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This chart describes the Annual Cash Incentive Program elements, except for base salary (discussed above).

Annual Cash Incentive Program Element	Key Provisions
Target Annual Incentive Opportunity

The 2016 target annual incentive opportunity below is a target percentage of base salary that reflects each NEO’s role and responsibilities:

•       Ms. Rosenfeld: 150%

•       Mr. Gladden: 100%

•       All Other NEOs: 80%

2016 Corporate Rating Adjusted for Market Share Overlay (60% Weighting)

All NEO financial performance ratings align 100% to the corporate rating to reinforce and reward enterprise-wide collaboration. Ratings range from 0% to 200%.

In early 2016, the Compensation Committee approved the following performance measures to assess financial performance in determining the corporate rating:

Performance Measures	Weighting
Organic Net Revenue Growth	40%
Defined EPS	40%
Defined Free Cash Flow	10%
Cash Conversion Cycle	10%

The Compensation Committee chose these performance measures to incent:

•       top-line growth,

•       bottom-line growth, and

•       strong cash flow and good cash management.

Additionally, we use a market share overlay to measure our performance against competitors in key markets and categories. Depending on actual performance, the market share overlay adjusts the corporate rating in one of five ways: no change, 5 pp increase, 5 pp decrease, 15 pp increase or 15 pp decrease.

The Compensation Committee established the Annual Cash Incentive Program’s 2016 performance measures assuming a corporate rating of 100% if the Company met its targets. Performance exceeding or falling below target performance measures would then result in positive or negative adjustments. See “– Financial Measure Definitions” below for definitions of these performance measures.

Individual Performance Ratings (40% Weighting)	The 2016 potential individual performance ratings and payout ranges were:

Individual Performance Ratings	Incentive Payout Ranges as a Percent of Target
Outstanding	160% - 200%
Exceeded Expectations	120% - 155%
Achieved Expectations	85% - 115%
Partially Met Expectations	20% - 80%
Below Expectations	0%

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2016 Actions

2016 Corporate Rating

To determine NEO awards, the Compensation Committee evaluated the 2016 Company results against the 2016 Company performance goals:

Performance Measures	Weighting	Performance Goals			Performance Results
		Threshold	Target	Maximum	2016 Actual	Performance Rating
Organic Net Revenue Growth	40%	0.5%	2.5%	5.0%	1.3%	70%
Defined EPS	40%	$1.69	$1.78	$1.87	$1.97	200%
Defined Free Cash Flow*	10%	$2,295	$2,700	$3,375	$2,606	97%
Cash Conversion Cycle (reduction in number of days)	10%	5	8	14	14	200%
Market Share Overlay(1)	–				(0.3) pp	(15) pp
Final Corporate Rating						123%

*	U.S. dollars in millions.

(1)	The market share overlay reflects our net revenue weighted average market share change in our global categories, including biscuits, chocolate, gum and candy, and beverages. A market share increase of 20 basis points (“bps”) or more increases the corporate rating by 15 pp and a market share increase of 10 bps increases the corporate rating by 5 pp. A market share decrease of 10 bps reduces the corporate rating by 5 pp and a market share decrease of 20 bps or more reduces the corporate rating by 15 pp. For 2016, our market share decreased by 30 bps resulting in a 15 pp reduction to the corporate rating, as reflected in the table above.

The Compensation Committee retains discretionary authority to adjust the final corporate rating (up or down) by as much as 25 pp to recognize more subjective, less quantifiable factors – such as how well we performed based on compliance, diversity and the quality of our results. The Compensation Committee did not adjust the 2016 rating.

Individual Performance Ratings

At the beginning of each year, based on the Company’s annual contract and Strategic Plan, Ms. Rosenfeld and the other NEOs develop annual quantitative and qualitative objectives. Ms. Rosenfeld discusses her objectives with the Compensation Committee. Following this discussion and input, the Compensation Committee approves her annual goals.

At the conclusion of the annual performance period:

•	Ms. Rosenfeld provides a detailed review of her performance relative to her annual objectives with the full Board. After consultation with the full Board, the Compensation Committee determines Ms. Rosenfeld’s individual performance rating.

•	For each of the other NEOs, Ms. Rosenfeld provides the Compensation Committee with an individual performance assessment and rating recommendation based on the NEO’s contributions, such as achievement of key strategic initiatives, operational efficiency, enterprise leadership, quality of financial results and talent management. The Compensation Committee reviews and discusses Ms. Rosenfeld’s recommendations before determining the individual performance rating for each of the other NEOs.

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Based on its evaluation, the Compensation Committee determined each NEO’s individual performance rating considering primarily the factors described in the following table:

	Primary Annual Objectives	Committee’s Review and Determination
Ms. Rosenfeld

•       Achieve key Company financial performance goals (see performance goals in “– 2016 Corporate Rating” above).

•       Continue to improve talent pipeline.

•       Progress strategic agenda – jumpstart revenue growth and achieve margin expansion goals.

Ms. Rosenfeld’s individual performance rating was slightly below target and reflects the following:

•       Financial performance versus internal plan:

•    Organic Net Revenue Growth and Net Revenue Weighted Market Share were below our internal targets.

•    Adjusted Operating Income margin growth met internal target.

•    Defined EPS and Cash Conversion Cycle were significantly above our internal targets.

•    Defined Free Cash Flow was slightly below our internal target.

•       In comparison to peers in the Performance Peer Group, the Company delivered:

•    Below average Organic Net Revenue growth.

•    Stronger Adjusted Operating Income margin expansion and Adjusted EPS growth.

•       Strengthened our senior talent and leadership in key markets and increased emphasis on career development across the Company.

•       Delivered solid performance on key strategic initiatives, including:

•    Significant progress on improving volume/mix to drive revenue results,

•    Robust innovation pipeline across all categories,

•    Growth fundamentals in line with internal operating plan,

•    Significant acceleration in e-commerce business growth, and

•    Cost savings ahead of internal operating plan.

◾      Expanded scope and acceleration of overhead savings.

◾      Achieved record supply chain productivity.

◾      Accelerated implementation of our new shared services model to execute processes more efficiently at lower cost.

Mr. Gladden	• Achieve key Company financial performance goals (see performance goals in “– 2016 Corporate Rating” above). • Optimize capital returns to shareholders.

Mr. Gladden’s individual performance rating was slightly below target and reflects the following:

•       Financial performance versus internal plan:

•    Organic Net Revenue Growth and Net Revenue Weighted Market Share were below our internal targets.

•    Defined EPS and Cash Conversion Cycle were significantly above our internal targets.

•    Defined Free Cash Flow was slightly below our internal target.

•    Repurchased shares ahead of internal plan and paid dividends in line with internal plan.

•       Strong progress on margin agenda while simultaneously simplifying processes.

•       Successful implementation of our new shared services model.

•    Delivered savings without operational issues.

•       Key leadership role in strategic initiatives.

•       Enhanced talent capabilities for a critical function within his team.

Mr. Abelenda	• Achieve key financial performance goals for the Latin America region.	Mr. Abelenda’s individual performance rating was at target, which is consistent with the terms and conditions of his retirement agreement. Mr. Abelenda’s retirement details are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

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	Primary Annual Objectives	Committee’s Review and Determination
Mr. Cofer	• Achieve key growth fundamentals.

Mr. Cofer’s individual performance rating was slightly below target and reflects the following:

•       Organic Net Revenue Growth and Net Revenue Weighted Market Share were below our internal targets.

•       Progressed gross margin agenda in all categories.

•       Strong performance on building foundational growth platforms during the first year of his current role.

•    Robust innovation pipeline across all categories.

•    Successful launch of key platforms including the Good Thins and Bournvita brands in North America and India, respectively, as well as the chocolate category in both China and the United States and the biscuit category in Japan.

•    Readied new well-being biscuit brand targeted to millennial generation for launch mid-year 2017.

•    Significant acceleration in e-commerce business growth.

•    Contemporized core portfolio to sharpen focus and distorted resources to drive toward growth objectives.

Mr. Marques	• Achieve key financial performance goals for the North America region.

Mr. Marques’s individual performance rating was below target and reflects the following:

•       Financial performance for the North America business was generally below our internal targets.

•    Outstanding margin agenda execution.

•    Challenging sales and supply chain execution.

Annual Cash Incentive Program Decisions

Based on the 2016 corporate rating and individual performance determined by the Compensation Committee following its evaluation of each NEO’s individual performance against the annual objectives described above, the Compensation Committee approved the following annual incentive cash payments:

Name	Base Salary	Target Incentive (% of Salary)	Target Incentive Amount	Company Performance		Individual Performance		Total Incentive Payment	Total Incentive Payment as % of Target
				Metric Weighting	Incentive Payment	Metric Weighting	Incentive Payment
Ms. Rosenfeld	$1,600,000	150%	$2,400,000	60%	$1,771,200	40%	$864,000	$2,635,200	110%
Mr. Gladden	$900,000	100%	$900,000	60%	$664,200	40%	$324,800	$989,000	110%
Mr. Abelenda	$669,500	80%	$535,600	60%	$395,273	40%	$214,727	$610,000	114%
Mr. Cofer	$875,000	80%	$700,000	60%	$516,600	40%	$252,400	$769,000	110%
Mr. Marques	$875,000	80%	$700,000	60%	$516,600	40%	$84,400	$601,000	86%

Equity Program

Overview

We design our equity grants to align our executive officers’ and shareholders’ interests. For our 2016 equity program, the Compensation Committee used the same mix used in 2015: 75% performance share units and 25% NQSOs.

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The Compensation Committee bases equity grant value ranges for performance share units and NQSOs on an analysis of competitive market practice. The midpoint of the equity grant value ranges, inclusive of the value of the target performance share units, is approximately equal to the median total long-term incentives of our Compensation Survey Group. The Compensation Committee may make an equity grant to an NEO above or below the midpoint based on the Compensation Committee’s qualitative review of the NEO’s individual performance. Generally, the equity grant value is between 50% and 150% of the midpoint. All annual equity grants made to our NEOs in 2016 fell within that range.

2016 Actions

The table below shows the 2016 annual equity grants to our NEOs. The grants reflect individual performance, Company performance and external market positioning.

	2016 Annual Equity Grant(1)
Name	Performance Share Units	NQSOs
Ms. Rosenfeld	233,790	389,650
Mr. Gladden	88,800	147,990
Mr. Abelenda	28,340	47,230
Mr. Cofer	42,510	70,850
Mr. Marques	42,510	70,850

(1)	The grant date for the annual equity grants was February 22, 2016. Grants of performance share units are reflected at target since actual shares, if any, will be determined after the three-year performance cycle ending on December 31, 2018.

We present the actual equity grants, including grant date fair value, in the 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards table under “Executive Compensation Tables” in this Proxy Statement. Our 2016 annual equity grant date was the regularly scheduled Compensation Committee meeting following the release of our annual financial results. The exercise price for all NQSO grants equals the closing trading price on the grant date.

Performance Share Units

The Compensation Committee grants performance share units to motivate executives to 1) achieve or exceed our long-term financial goals and 2) deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year performance cycle.

At the end of the three-year performance cycle, the Compensation Committee will only award shares if Company results meet or exceed the performance thresholds set at the beginning of the cycle. The number of shares awarded to an executive depends on the achievement of key financial measures and annualized TSR relative to the median of our Performance Peer Group. Share awards occur in the first quarter following the end of the performance cycle, provided the Compensation Committee certifies performance at or above threshold levels.

To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final business performance rating for a performance cycle (up or down) by as much as 25 pp, allowing it to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. The Compensation Committee does not consider an NEO’s individual contributions as the basis for an award; awards related to performance share units are based solely on how the Company performed against performance targets. Dividend equivalents accrue during the performance period and are paid out in cash in the first quarter following the award payout date based on the actual share award.

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The Compensation Committee uses the following formula to determine actual awards for participants, including our NEOs. Each element of this formula is discussed below.

(1)	Participants receive dividend equivalents at the end of the performance cycle based on the actual number of shares awarded.

2016-2018 Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity	Each NEO’s target number of performance share units is based on 75% of the total annual equity grant value.

Following the end of the performance cycle, the number of shares actually awarded may range from 0% to 200% of the target number of performance share units granted based on the final business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:
	Measures	Weighting
	Organic Net Revenue Growth	25%
	Adjusted ROIC Increase	25%
	Annualized Relative TSR	50%
	See “– Financial Measure Definitions” below for definitions of the above measures.

For performance share units with a 2016-2018 performance cycle, the target objective set for Annualized Relative TSR is the median of the Performance Peer Group. The Compensation Committee sets our financial performance targets for Organic Net Revenue Growth and Adjusted ROIC Increase taking into consideration our long-term strategy. The Company does not publicly disclose specific financial performance targets on a prospective basis. Revealing these specific targets prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies and potentially harm us competitively. We design our financial performance targets to be challenging, and there is a plausible risk that no awards will be made or awards will be below target.

We base cash awards under our Annual Cash Incentive Program and share awards for our performance share units in part on our Organic Net Revenue Growth. However, the Compensation Committee uses a different benchmark to measure performance for each. The following chart highlights these differences:

	Annual Cash Incentive Program	Performance Share Units	Comments
Basis for targets set by Compensation Committee	Annual operating targets	Long-term strategy considered	Use of these different targets focuses our executives on critical internal drivers, both in the short- and long-term, and the different targets for each, when combined, drive shareholder value.
Percentage of target award based on Organic Net Revenue Growth	24% (40% of 60% award weighting on financial performance)	25% for our 2016-2018 performance cycle	We base the majority of any cash award under our Annual Cash Incentive Program or share award for the 2016-2018 performance cycle on separate independent performance measures.

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2014-2016 Performance Cycle

The Compensation Committee determined the share award for the 2014-2016 performance cycle based on a performance rating that included the Company’s performance on key financial goals (Organic Net Revenue Growth and Adjusted ROIC Increase) and Annualized Relative TSR goals. In determining our Annualized Relative TSR performance, we used our 2016 Performance Peer Group (excluding The Kraft Heinz Company). See “– How We Design Our Executive Compensation Program – Paying Competitively – Composition and Purpose of our Performance Peer Group” above. The following chart details:

•	the key financial measures, weightings and performance standards the Compensation Committee set in 2014;

•	our actual performance; and

•	the final business performance rating approved by the Compensation Committee following the end of the 2014-2016 performance cycle.

The Compensation Committee did not adjust the final business performance rating for the 2014-2016 performance cycle.

		2014-2016 Performance Cycle Results
Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth(1)	25%	3.4%	4.4%	6.4%	2.6%	0%
Adjusted ROIC Increase(1)	25%	+100 bps	+150 bps	+250 bps	+190 bps	140%
Annualized Relative TSR	50%	25th percentile	Median	90th percentile	71st percentile	142%
Final Business Performance Rating						106%

(1)	See definitions under “– Financial Measure Definitions” below.

Based on target awards determined as a percentage of salary and the performance rating of 106% of target, the share award (before taxes) for each NEO for the 2014-2016 performance cycle was as follows:

Name(1)	Target Award(2)	Target Shares	Share Award
Ms. Rosenfeld	350% of base salary	160,120	169,728
Mr. Abelenda	130% of base salary	24,170	25,621
Mr. Cofer	130% of base salary	29,740	31,525

(1)	Because Mr. Gladden was hired on October 13, 2014 and Mr. Marques was hired on March 9, 2015, neither received awards for the 2014-2016 performance cycle and they therefore are excluded from the table above.

(2)	Prior to the 2015-2017 performance cycle, the target award opportunity was based only on a percentage of the NEO’s base salary at the beginning of the performance cycle. Beginning with the 2015-2017 performance cycle, the target award opportunity is based on the NEO’s target equity grant value.

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Requiring Stock Ownership

To further align our NEOs’ and our shareholders’ interests, and to incent our NEOs to focus on shareholders’ interests, the Compensation Committee requires all executives to hold a significant amount of Common Stock. The following chart summarizes our requirements.

Key Provisions	Explanation of Key Provisions
Ownership Requirement	• CEO: Eight times salary. • Other NEOs: Four times salary.
Time to Meet Requirements	• Five years from employment date or three years following a promotion.
Shares Counted Toward Ownership

•       Common Stock, including sole ownership, direct purchase plan shares, qualified savings plans, unvested restricted stock, unvested deferred stock units and accounts over which the executive has direct or indirect ownership or control. Prior to 2016, we granted restricted stock to employees in some circumstances.

•       Excludes unexercised Mondelēz International stock options and unvested performance share units.

Holding Requirements

•       Until they meet their stock ownership requirement, our NEOs must hold 100% of all shares acquired under our equity program (including stock after the restrictions have lapsed, shares awarded for our vested deferred stock units, shares acquired upon exercise of a NQSO and shares awarded for our performance share units), net of shares withheld for taxes or payment of exercise price.

•       Once an NEO meets the stock ownership requirements, he or she must hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or receipt of shares awarded under our equity program.

We believe our stock ownership requirements are comparable to or more stringent than such requirements at the majority of the companies in our Compensation Survey Group.

We monitor our executives’ compliance with these requirements. As of March 1, 2017, all of our required NEOs satisfied or exceeded these requirements and adhered to the holding requirements.

Other 2016 Compensation Elements

The following compensation elements occurred for specific reasons described below. They are not part of our recurring compensation program.

2016 Retention Equity Grant for Mr. Abelenda

On January 4, 2016, the Compensation Committee made a retention-based equity grant to Mr. Abelenda. This grant consisted of 57,100 stock options that fully vest on the third anniversary of the grant date with the same terms and conditions as the 2015 annual equity grants made to eligible employees generally. The Committee made this grant to Mr. Abelenda as an incentive to defer his retirement until the end of 2016 to ensure leadership continuity at an important time in the Latin America region and to provide a smooth transition to his successor. The Committee determined this amount based on a review of Mr. Abelenda’s compensation and the value of outstanding equity grants for comparable positions at peer companies. This one-time grant did not affect any of Mr. Abelenda’s regular compensation arrangements.

International Assignment Payments for Mr. Cofer

Prior to his current role, Mr. Cofer was based in Singapore and served as Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa until December 31, 2015. As a former U.S. expatriate, Mr. Cofer received payments in 2016 related to his repatriation from Singapore to the U.S. These payments to Mr. Cofer were similar to the amounts and types of payments generally made to other employees who repatriate from an international assignment under our International Assignment Policy. We designed our International Assignment Policy to facilitate relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. Such payments cover housing expenses, a cost of living adjustment, education and some travel expenses. Similarly, our International Assignment Policy pays the additional taxes employees incur due solely to their international assignments.

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Financial Measure Definitions

We report our financial results in accordance with U.S. GAAP. However, we use non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. Therefore, we also base financial targets for our Annual Cash Incentive Program and performance share units on non-GAAP and other financial measures. The chart below defines each measure and describes the adjustments to the related GAAP measure (if applicable), modifications to our non-GAAP measures for purposes of our compensation targets and our reasons for using these measures. (See our 2016 Form 10-K for additional information on our Non-GAAP Financial Measures and definitions of terms used in the Definitions column below.)

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Organic Net Revenue Growth (Annual Cash Incentive Program and Performance Share Units)

Organic Net Revenue is defined as net revenues excluding the impacts of:

•       acquisitions,

•       divestitures(1),

•       the historical global coffee business(2),

•       the historical Venezuelan operations,

•       accounting calendar changes, and

•       currency rate fluctuations (calculated based on prior year rates)(3).

		Organic Net Revenue Growth: Actual results calculated based on the definition of Organic Net Revenue Growth used for each year of the three-year performance cycle, except for 2015 results which included the historical coffee business for the first half of the year as we wholly owned and managed the coffee business through July 2, 2015.	Reflects the growth rates for our base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).
Defined EPS (Annual Cash Incentive Program)

Adjusted EPS is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•       Spin-Off Costs(4);

•       the 2012-2014 Restructuring Program(5);

•       the 2014-2018 Restructuring Program(5);

•       Venezuela remeasurement and deconsolidation losses and historical operating results;

•       losses on debt extinguishment and related expenses;

•       gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•       divestiture(1) or acquisition gains or losses and related integration and acquisition costs;

•       the JDE coffee business transactions(2) gain, transaction hedging gains or losses and net incremental costs;

•       gain on the equity method investment exchange;

•       net earnings from divestitures(1);

•       mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(6);

Defined EPS: Defined as Adjusted EPS calculated at currency exchange rates utilized in our internal financial planning for 2016.

Adjusted EPS Growth: Actual Adjusted EPS results as calculated based on the definition of Adjusted EPS for each year of the three-year performance cycle. Each year’s growth is then measured based upon the prior year’s currency exchange rates.

Indicator of overall business trends and performance, based on what business leaders can control.

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Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale

•       gains or losses on interest swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans;

And within Adjusted EPS:

•       our equity method investment earnings exclude our proportionate share of our investees’ unusual or infrequent items(8), such as acquisition and divestiture-related costs and restructuring program costs.

Measures	Definitions (Including Adjustment to GAAP Measure)		Rationale
Defined Free Cash Flow (Annual Cash Incentive Program)

Free Cash Flow (Net Cash Provided By Operating Activities less capital expenditures) excluding:

•       cash payments made for accrued interest and other related fees associated with the debt tendered in the current year;

•       cash payments (net of tax benefits) associated with Spin-Off Costs, 2012-2014 Restructuring Program expenditures, 2014-2018 Restructuring Program expenditures and incremental costs associated with the coffee business transactions; and

•       cash payments (net of tax benefits) made for acquisition related costs including integration costs.

Reflects financial liquidity, working capital efficiency and financial health.
Cash Conversion Cycle (Annual Cash Incentive Program)

The Cash Conversion Cycle (“CCC”) calculates the working capital utilized by the business in terms of number of days. Specifically, CCC takes into account the amount of time needed to sell inventory (Days Inventory On Hand (“DIOH”)), the amount of time needed to collect receivables (Days Sales Outstanding (“DSO”)) and the amount of time needed to pay suppliers (Days Payable Outstanding (“DPO”)).

CCC is calculated as follows:

•       DSO + DIOH – DPO

Reflects a metric used to measure effectiveness in managing working capital and stresses the importance of continued focus on asset and cash management.
Adjusted ROIC (Performance Share Units)	Adjusted Net Operating Profit After Taxes (“NOPAT”) divided by Adjusted Invested Capital, which are defined below		Reflects a metric used to evaluate the performance of capital deployment and stresses the importance of continued focus on asset and cash management.

Adjusted NOPAT is defined as Operating Income less taxes plus Equity Method Investment Earnings excluding the impacts of:

•       Spin-Off costs(4);

•       the 2012-2014 Restructuring Program(5);

•       the 2014-2018 Restructuring Program(5);

•       Venezuela remeasurement and deconsolidation losses and historical operating results;

•       gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•       divestiture(1) or acquisition gains or losses and related integration and acquisition costs;

•       the JDE coffee business transactions(2) gain and net incremental costs;

Adjusted Invested Capital (as of year-end balances) is defined as:

•       Current assets, excluding cash;

•       Property, Plant and Equipment, net;

•       Goodwill;

•       Intangibles, net; and

•       Other Assets adjusted for the JDE investment step-up recorded in 2015.

Less:

•       Current liabilities, excluding Debt;

•       Deferred Taxes;

•       Accrued Pension and Postretirement;

•       Other Liabilities; and

•       Non-Controlling Interest.

MONDELĒZ INTERNATIONAL    55

Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale

•       the operating results of divestitures(1);

•       our historical global coffee business operating results(2);

•       mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(6);

•       equity method investment earnings historically reported with operating income(7);

And Equity Method Investment Earnings excludes:

•       our proportionate share of our investees’ unusual or infrequent items(8), such as acquisition and divestiture-related costs and restructuring program costs.

(1)	Divestitures include completed sales of businesses and the exits of major product lines upon completion of a sale or licensing agreement.

(2)	In connection with the JDE coffee business transactions that closed on July 2, 2015, because we exchanged our coffee interests for similarly-sized coffee interests in Jacobs Douwe Egberts (“JDE”) at the time of the transaction, we have deconsolidated and not included our historical global coffee business results within divestitures in our non-GAAP financial measures and in the related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2016 Form 10-K. We continue to have an ongoing interest in the coffee business and as such, we include the earnings of JDE, Keurig and our historical coffee business within continuing results of operations. For Adjusted EPS, we included these earnings in equity method investment earnings and deconsolidated our historical coffee business results from Organic Net Revenue and Adjusted Operating Income to facilitate comparisons of past and future coffee operating results.

(3)	Constant currency operating results are calculated by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

(4)	Refer to Note 2, Divestitures and Acquisitions – Spin-Off of Kraft Foods Group, to the consolidated financial statements in our 2016 Form 10-K for more information on Spin-Off Costs incurred in connection with the October 1, 2012 spin-off of the Kraft Foods Group grocery business.

(5)	Non-GAAP adjustments related to the 2014-2018 Restructuring Program and the 2012-2014 Restructuring Program reflect costs incurred that relate to the objectives of our program to transform our supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments.

(6)	During the third quarter of 2016, we began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from our non-GAAP earnings measures until such time that the related exposures impact our operating results. Since we purchase commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, we made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of our underlying operating performance across periods. We also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of our underlying operating results, we have recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

(7)	Historically, we have recorded income from equity method investments within our operating income as these investments operated as extensions of our base business. Beginning in the third quarter of 2015, we began to record the earnings from our equity method investments in after-tax equity method investment earnings outside of operating income following the deconsolidation of our coffee business. See Note 1, Summary of Significant Accounting Policies – Principles of Consolidation, to the consolidated financial statements in our 2016 Form 10-K for more information. In periods prior to July 2, 2015, we have reclassified the equity method earnings from our Adjusted Operating Income to after-tax equity method investment earnings within Adjusted EPS to be consistent with the deconsolidation of our coffee business results on July 2, 2015 and in order to evaluate our operating results on a consistent basis.

(8)	We have excluded our proportionate share of our equity method investees’ unusual or infrequent items in order to provide investors with a comparable view of our performance across periods. Although we have shareholder rights and board representation commensurate with our ownership interests in our equity method investees and review the underlying operating results and unusual or infrequent items with them each reporting period, we do not have direct control over their operations or resulting revenue and expenses. Our use of equity method investment net earnings on an adjusted basis is not intended to imply that we have any such control. Our GAAP “diluted EPS attributable to Mondelēz International from continuing operations” includes all of the investees’ unusual and infrequent items.

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Deferred Compensation

In 2016, our NEOs were eligible to participate in the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The MEDCP allows executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. Executives may invest deferred amounts in one or more notional investment options. The MEDCP is similar to plans provided to executive officers at many of the companies in our Compensation Survey Group. The Compensation Committee believes the MEDCP aids in recruitment and assists executives in managing their future cash flow.

Executive Perquisites

We offer limited perquisites similar to those offered by companies in our Compensation Survey Group and do so at comparable costs. The Compensation Committee believes these limited perquisites are important for retention and recruitment.

•	We offer our NEOs car and financial planning allowances.

•	We offered our NEOs executive physicals during 2016. Effective in early 2017, we no longer offer executive physicals.

•	Based on the findings of an independent, third-party security study, we require Ms. Rosenfeld to use a private (non-commercial) aircraft for both business and personal travel. Through early May 2016, Ms. Rosenfeld used the Company-owned aircraft. After the sale of the Company-owned aircraft, Ms. Rosenfeld used a Company-leased aircraft for business and personal travel. Use of private aircraft allows Ms. Rosenfeld to be more productive and efficient when she travels, particularly since we do business in approximately 165 countries.

•	NEOs are solely responsible for all taxes on all perquisites. We provide no tax gross-ups.

The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list the perquisites we provided to our NEOs during 2016.

Retirement and Separation Benefits

No Employment Agreements

We do not enter into employment agreements with any of our NEOs. All NEOs, including Ms. Rosenfeld, are “at will” employees.

As described below, we offer our NEOs retirement and separation benefits.

Retirement Benefits

Generally, our NEOs are eligible for broad-based U.S. employee benefit plans, including two tax-qualified plans – the Mondelēz Global LLC Retirement Plan (“Retirement Plan”) and the Mondelēz Global LLC Thrift Plan (“Thrift Plan”). Accruals under the Retirement Plan and the defined benefit portion of the Supplemental Plan (as defined below) will cease after 2019.

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits that are not provided under the Retirement Plan or Thrift Plan due to an employee’s compensation exceeding the tax-qualified plan compensation limit under Code Section 401(a)(17), an employee’s election to defer compensation under either the MEDCP or the Supplemental Plan, or a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

U.S. employees hired after 2008 are not eligible to participate in the Retirement Plan or the defined benefit portion of the Supplemental Plan. They are eligible to receive an enhanced employer contribution under the Thrift Plan and the defined contribution portion of the Supplemental Plan.

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The Compensation Committee believes the Retirement Plan, Thrift Plan and non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The Compensation Committee believes our NEOs should receive the same defined benefit accruals, be able to defer the same percentage of their compensation and receive the same corresponding notional employer contributions as all other employees, without regard to the Code’s compensation limit applicable to tax-qualified plans or whether the NEO has elected to defer compensation.

As disclosed in the 2016 Summary Compensation Table under “Executive Compensation Tables,” the present value of Ms. Rosenfeld’s defined benefit pension increased $901,750 from the prior year. The primary drivers of the present value increase are the decrease in the applicable discount rate and an increase in benefit service, which resulted in a present value increase of approximately $1.2 million and $0.6 million, respectively, offset by a change in age, which resulted in a present value decrease of approximately $0.9 million.

We provide Ms. Rosenfeld with a non-qualified, enhanced pension benefit that credits her pension service for the period of time (2004-2006) that she was employed by another company. We provide this enhanced pension benefit to Ms. Rosenfeld because, when she rejoined the Company, she forfeited her right to a pension benefit at her previous employer. This benefit was part of a broader incentive program we offered to encourage her to return to the Company and become our CEO. The 2016 Pension Benefits table and the accompanying narrative to the table under “Executive Compensation Tables” provide additional details about this benefit.

In November 2016, we announced Mr. Abelenda would retire from the Company effective January 1, 2017. Mr. Abelenda’s retirement details are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Change in Control Severance Plan

We maintain a Change in Control Severance Plan (the “CIC Plan”) for key senior executive officers. The CIC Plan is consistent with similar plans maintained by companies in our Compensation Survey Group, including eligibility and severance benefit levels. We structure separation payments to help assure that key executives, including our NEOs, would be available to facilitate a successful transition following a change in control and provide a competitive level of severance protection if the executive is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). In the event that a payment under the CIC Plan or otherwise triggers an excise tax under Code Section 4999, the payment will be the greater of the full benefit or a reduced benefit that does not trigger the excise tax as determined on an after-tax basis for each. We do not provide any tax gross-ups for taxes payable on change in control benefits.

We further describe the severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

Although we generally do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for the NEO entering into an agreement protecting our interests. The severance payments and other benefits provided to a typical NEO are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Our Policy Authorizing Recoupment of Executive Incentive Compensation in the

Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take the actions it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Those actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any annual or other incentive compensation paid;

MONDELĒZ INTERNATIONAL    58

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock unit grants, performance share units and outstanding stock options;

•	adjusting the executive officer’s future compensation;

•	terminating the executive officer; or

•	initiating legal action against the executive officer.

Our Trading Restrictions, Anti-Hedging Policy and Anti-Pledging Policy

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs (and any member of the Section 16 officer’s family sharing the same household, any corporations or other business entities they control or manage and any trusts of which they are the trustee or otherwise have investment control over). Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during open window periods and only after they have pre-cleared transactions with the Corporate Secretary;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•	prohibits Section 16 officers from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Our insider trading policy also prohibits our directors, executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Our Policy on Qualifying Compensation for Tax Deductibility

Code Section 162(m) limits to $1.0 million annually our ability to deduct compensation paid to certain NEOs (the “covered employees”). Covered employees under Code Section 162(m) include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limit does not apply to performance-based compensation, provided certain conditions are satisfied. The Company generally intends that the Annual Cash Incentive Program awards and awards under our equity program qualify as performance-based compensation and are thus tax-deductible under Code Section 162(m). However, the application of Section 162(m) is complex and may change with time (with a potentially retroactive effect). Thus, not all of these awards may actually qualify as performance-based compensation under Section 162(m).

Additionally, the Compensation Committee retains the discretion to authorize payments that may not be tax-deductible if it believes such payments are in the shareholders’ best interest. For example, the Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group and CAP’s advice, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her 2016 salary was not tax-deductible.

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Executive Compensation Tables

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation Annual Incentive Awards(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Rosenfeld, Irene	2016	1,600,000	–	8,031,797	3,167,855	2,635,200	901,750	405,474	16,742,076
Chairman and Chief Executive Officer	2015	1,600,000	–	9,750,685	2,562,811	3,816,000	1,419,064	526,252	19,674,812
	2014	1,600,000	–	8,185,127	2,211,924	3,600,000	5,120,402	322,493	21,039,946

Gladden, Brian	2016	900,000	–	3,050,702	1,203,159	989,000	–	234,000	6,376,861
Executive Vice President and Chief Financial Officer	2015	900,000	–	3,703,366	973,386	1,450,000	–	166,987	7,193,739
	2014	197,260	500,000	2,753,926	2,036,275	247,000	–	406,050	6,140,511

Abelenda, Gustavo	2016	669,500	–	973,614	841,555	610,000	929,458	91,865	4,115,992
Executive Vice President and President, Latin America	2015	664,692	–	1,182,066	310,651	820,000	607,366	88,831	3,673,606
	2014	650,000	–	1,190,163	289,806	845,000	949,882	72,052	3,996,903

Cofer, Timothy	2016	875,000	–	1,460,420	576,011	769,000	1,486,779	1,881,898	7,049,108
Executive Vice President and Chief Growth Officer	2015	861,438	–	6,773,150	465,977	1,099,000	619,034	177,492	9,996,091
	2014	815,068	–	1,595,097	482,988	738,000	1,154,297	0	4,785,450

Marques, Roberto	2016	875,000	–	1,460,420	576,011	601,000	–	191,100	3,703,531
Executive Vice President and President, North America	2015	714,384	1,100,000	6,336,603	4,285,407	1,015,000	–	54,774	13,506,168

(1)	This column reflects grants of restricted stock, deferred stock units and performance share units. The amounts shown represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2016 Form 10-K. For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. Below is a breakout of the applicable 2016-2018, 2015-2017 and 2014-2016 performance share unit grants for each NEO assuming maximum performance.

Name	Performance Cycle	Value at Maximum Performance ($)
Rosenfeld, Irene	2016 - 2018	13,297,362
	2015 - 2017	14,156,887
	2014 - 2016	8,547,721

Gladden, Brian	2016 - 2018	5,050,711
	2015 - 2017	5,376,867
	2015 - 2017	3,997,677

Abelenda, Gustavo	2016 - 2018	1,611,905
	2015 - 2017	1,716,225
	2014 - 2016	1,290,272

Cofer, Timothy	2016 - 2018	2,417,857
	2015 - 2017	2,574,338
	2014 - 2016	1,587,617

Marques, Roberto	2016 - 2018	2,417,857
	2015 - 2017	2,537,851

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(2)	This column reflects stock option grants. The amounts shown represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in our 2016 Form 10-K.

(3)	This column reflects awards made under our 2016 Annual Cash Incentive Program (“AIP”) in March 2017.

(4)	This column reflects the aggregate increase in the actuarial present value of the benefits under the Mondelēz Global LLC Retirement Plan, Mondelēz Global LLC Supplemental Benefits Plan I and Mondelēz Global LLC Supplemental Benefits Plan II (Ms. Rosenfeld only), as applicable. Mr. Gladden and Mr. Marques are not eligible to participate in the Mondelēz Global LLC Retirement Plan.

(5)	The amounts shown in the “All Other Compensation” column for 2016 reflect the following:

	I. Rosenfeld ($)	B. Gladden ($)	G. Abelenda ($)	T. Cofer ($)	R. Marques ($)
Personal use of company aircraft(a)	138,421	–	–	–	–
Car allowance	23,333	15,000	15,000	44,238	15,000
Financial counseling allowance(b)	–	7,500	6,013	4,600	6,000
Employer contributions on defined contribution plans(c)	243,720	211,500	67,028	88,830	170,100
Tax equalization payment(d)	–	–	–	1,569,302	–
Payments related to expatriate assignment(d)	–	–	–	174,928	–
Computer Allowance(e)	–	–	2,584	–	–
Executive Physical	–	–	1,240	–	–
Total All Other Compensation	405,474	234,000	91,865	1,881,898	191,100

(a)	Consistent with the findings of an independent, third-party security study, for security and personal safety, we require Ms. Rosenfeld to use a private (non-commercial) aircraft for all travel. Through early May 2016, Ms. Rosenfeld used the Company-owned aircraft. After the sale of the Company-owned aircraft, Ms. Rosenfeld used a Company-leased aircraft for all travel. The incremental cost of personal use of the Company-owned aircraft, as reflected in the table, includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate the Company-owned aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of the Company-owned aircraft. The incremental cost of personal use of the Company-leased aircraft, as reflected in the table, is the actual invoice to the Company. Ms. Rosenfeld is responsible for taxes in connection with her personal aircraft use and we do not reimburse her for those taxes.

(b)	All executive officers are eligible for an annual financial counseling allowance up to $7,500 and, in the case of Ms. Rosenfeld, up to $10,000.

(c)	All eligible U.S. employees, including our NEOs, receive matching Company contributions for contributions made to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable. Similarly, all eligible U.S. employees hired after 2008, who are not otherwise eligible to participate in the Mondelēz Global LLC Retirement Plan, including Mr. Gladden and Mr. Marques, receive an additional non-elective Company contribution to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable, equal to 4.5% of eligible compensation.

(d)	Mr. Cofer, a former U.S. expatriate, who repatriated back to the U.S. in 2016, received payments in conjunction with his international assignment based in Singapore. These payments were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling, travel expenses and other repatriation related expenses. Expenses incurred in Singapore are converted to U.S. dollars using the exchange rate on the first of the month in which the expense was paid. The tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment.

(e)	Generally, all salaried employees in the United States are eligible for a computer allowance up to $1,500 under our Bring Your Own Computer Program, which allows eligible employees to purchase a computer of choice for work purposes. Since the computer allowance is a taxable benefit, eligible employees also receive a payment to cover the applicable taxes. In accordance with the program, Mr. Abelenda received a $1,500 computer allowance and corresponding payment of $1,084 to cover the taxes.

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2016 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(3) ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Rosenfeld, Irene	–	AIP	2,400,000	4,800,000	–	–	–	–	–	–
	02/22/2016	Performance Share Units	–	–	233,790	467,580	–	–	–	8,031,797
	02/22/2016	Stock Options	–	–	–	–	–	389,650	39.70	3,167,855

Gladden, Brian	–	AIP	900,000	1,800,000	–	–	–	–	–	–
	02/22/2016	Performance Share Units	–	–	88,800	177,600	–	–	–	3,050,702
	02/22/2016	Stock Options	–	–	–	–	–	147,990	39.70	1,203,159

Abelenda, Gustavo	–	AIP	535,600	1,071,200	–	–	–	–	–	–
	01/04/2016	Stock Options	–	–	–	–	–	57,100	43.79	457,575
	02/22/2016	Performance Share Units	–	–	28,340	56,680	–	–	–	973,614
	02/22/2016	Stock Options	–	–	–	–	–	47,230	39.70	383,980

Cofer, Timothy	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	02/22/2016	Performance Share Units	–	–	42,510	85,020	–	–	–	1,460,420
	02/22/2016	Stock Options	–	–	–	–	–	70,850	39.70	576,011

Marques, Roberto	–	AIP	700,000	1,400,000	–	–	–	–	–	–
	02/22/2016	Performance Share Units	–	–	42,510	85,020	–	–	–	1,460,420
	02/22/2016	Stock Options	–	–	–	–	–	70,850	39.70	576,011

(1)	The table does not include a “threshold” column because under our 2016 AIP a zero payout was possible if threshold performance targets were not achieved and individual performance did not warrant a payout. Actual amounts under our 2016 AIP were paid in March 2017 and are disclosed in the Non–Equity Incentive Plan Compensation Annual Incentive Awards column in the 2016 Summary Compensation Table. The maximum amounts equal 200% of target.

(2)	No threshold column is included because a zero payout is possible if threshold performance targets are not achieved. The target number of units shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. Actual shares awarded under the 2016-2018 performance cycle will be issued no later than March 15, 2019 assuming threshold performance is achieved. Dividend equivalents accrue during the performance cycle and will be paid out in cash based on the actual number of shares earned for the performance cycle, if any. The maximum payout equals 200% of target.

(3)	The exercise price equals the closing price of our Common Stock on the grant date.

(4)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

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2016 Outstanding Equity Awards at Fiscal Year-End

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secur- ities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	02/04/2008	MDLZ	524,000	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	693,200	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	570,900	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	503,570	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	521,950	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	487,990	–	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	–	–	–	–	–	67,030	2,971,440	–	–
	02/19/2014	MDLZ	221,192	113,948	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	251,260	11,138,356
	02/18/2015	MDLZ	138,190	280,570	–	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	–	233,790	10,363,911
	02/22/2016	MDLZ	–	389,650	–	39.700	02/22/2026	–	–	–	–

Gladden, Brian	10/13/2014	MDLZ	225,140	115,980	–	32.980	10/13/2024	–	–	–	–
	12/04/2014	MDLZ	–	–	–	–	–	–	–	68,230	3,024,636
	02/18/2015	MDLZ	–	–	–	–	–	–	–	95,430	4,230,412
	02/18/2015	MDLZ	52,486	106,564	–	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	–	88,800	3,936,504
	02/22/2016	MDLZ	–	147,990	–	39.700	02/22/2026	–	–	–	–

Abelenda, Gustavo	02/04/2008	MDLZ	40,720	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	55,440	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	47,140	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	41,450	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	55,460	–	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	–	–	–	–	–	8,790	389,661	–	–
	02/19/2014	MDLZ	28,980	14,930	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	30,460	1,350,292
	02/18/2015	MDLZ	16,750	34,010	–	36.940	02/18/2025	–	–	–	–
	01/04/2016	MDLZ	–	57,100	–	43.790	01/04/2026	–	–	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	–	28,340	1,256,312
	02/22/2016	MDLZ	–	47,230	–	39.700	02/22/2026	–	–	–	–

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			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secur- ities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Cofer, Timothy	02/23/2011	KHC	15,975	–	–	27.260	02/23/2021	–	–	–	–
	02/23/2012	KHC	27,073	–	–	32.540	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	23,760	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	31,760	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	39,600	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	67,110	–	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	83,180	–	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	–	–	–	–	–	14,640	648,991	–	–
	02/19/2014	MDLZ	48,298	24,882	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	–	–	–	–	–	–	–	45,690	2,025,438
	02/18/2015	MDLZ	25,126	51,014	–	36.940	02/18/2025	–	–	–	–
	10/30/2015	MDLZ	–	–	–	–	–	108,320	4,801,826	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	–	42,510	1,884,468
	02/22/2016	MDLZ	–	70,850	–	39.700	02/22/2026	–	–	–	–

Marques, Roberto	03/09/2015	MDLZ	–	–	–	–	–	–	–	45,690	2,025,438
	03/09/2015	MDLZ	221,464	509,136	–	35.420	03/09/2025	–	–	–	–
	03/09/2015	MDLZ	–	–	–	–	–	91,630	4,061,958	–	–
	02/22/2016	MDLZ	–	–	–	–	–	–	–	42,510	1,884,468
	02/22/2016	MDLZ	–	70,850	–	39.700	02/22/2026	–	–	–	–

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
02/19/2014	Restricted Stock and Deferred Stock Units	100% of the award vested on 02/20/2017.
02/19/2014	Stock Options	First tranche (33%) vested on 02/19/2015, second tranche (33%) vested on 02/19/2016 and last tranche (34%) vested on 02/19/2017.
10/13/2014	Stock Options	First tranche (33%) vested on 10/13/2015, second tranche (33%) vested on 10/13/2016 and last tranche (34%) vests on 10/13/2017.
12/04/2014	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.
02/18/2015	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.
02/18/2015	Stock Options	First tranche (33%) vested on 02/18/2016, second tranche (33%) vested on 02/18/2017 and last tranche (34%) vests on 02/18/2018.
03/09/2015	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.

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Grant Date	Grant Type	Vesting Schedule
03/09/2015	Stock Options	Consists of two stock option grants to Mr. Marques – 2015 Annual Equity Grant (Grant A) and stock option grant in connection with commencement of employment (Grant B). Grant A (76,140 options): First tranche (33%) vested on 02/18/2016, second tranche (33%) vested on 02/18/2017 and last tranche (34%) vests on 02/18/2018; Grant B (654,460 options): First tranche (30%) vested on 03/09/2016, second tranche (30%) vested on 03/09/2017 and last tranche (40%) vests on 03/09/2018.
03/09/2015	Restricted Stock	First tranche (30%) vested on 03/09/2016, second tranche (30%) vested on 03/09/2017 and last tranche (40%) vests on 03/09/2018.
10/30/2015	Deferred Stock Units	100% of the award vests on 10/30/2018.
01/04/2016	Stock Options	100% of the award vests on 01/04/2019.
02/22/2016	Performance Share Units	100% of the award vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2019.
02/22/2016	Stock Options	First tranche (33%) vested on 02/22/2017, second tranche (33%) vests on 02/22/2018 and last tranche (34%) vests on 02/22/2019.

(2)	The market value of unearned shares is based on the December 30, 2016 closing price of $44.33.

(3)	Amount assumes target performance goals are achieved. The actual number of shares awarded ranges between 0% and 200% depending on actual performance during the performance cycle.

2016 Options Exercised and Stock Vested

		Option Awards		Stock Awards
Name(1)	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rosenfeld, Irene	KHC	210,568	9,929,338	–	–
	MDLZ	300,000	6,998,700	267,328	11,776,296

Abelenda, Gustavo	MDLZ	–	–	36,721	1,632,482

Cofer, Timothy	MDLZ	–	–	48,165	2,207,801

Marques, Roberto	MDLZ	–	–	39,270	1,713,350

(1)	Mr. Gladden is excluded because he neither exercised any stock options nor had any vested stock awards in 2016.

(2)	The amounts shown are calculated based on the fair market value of the Common Stock on the date of exercise for stock options and vesting for stock awards and include the value of shares awarded for our 2014-2016 performance cycle based on actual performance for the cycle, which ended on December 31, 2016, and the December 30, 2016 closing price of $44.33. The amounts also include earned dividends and dividend equivalents for unvested restricted stock and deferred stock units, respectively, and accrued dividend equivalents for performance share units based on the actual share award for the 2014-2016 performance cycle. The amount for Ms. Rosenfeld includes $48,262 in dividend payments for her 2014 restricted stock grant and $329,272 in accrued dividend equivalents for her actual share award for the 2014-2016 performance cycle. The amount for Mr. Abelenda includes $6,329 in dividend payments for his 2014 restricted stock grant and $49,705 in accrued dividend equivalents for his actual share award for the 2014-2016 performance cycle. The amount for Mr. Cofer includes $88,531 in dividend equivalent payments for his 2014 and 2015 deferred stock unit grants and $61,159 in accrued dividend equivalents for his actual share award for the 2014-2016 performance cycle. The amount for Mr. Marques reflects $65,974 in dividend payments for his 2015 restricted stock grant.

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2016 Pension Benefits

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	34.2	1,720,577	–
	Mondelēz Global LLC Supplemental Benefits Plan I	34.2	33,747,828	–
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	1,957,050	–

Abelenda, Gustavo	Mondelēz Global LLC Retirement Plan	21.7	965,501	–
	Mondelēz Global LLC Supplemental Benefits Plan I	21.7	4,110,329	–

Cofer, Timothy	Mondelēz Global LLC Retirement Plan	24.5	779,628	–
	Mondelēz Global LLC Supplemental Benefits Plan I	24.5	4,351,970	–

(1)	No salaried employee hired after 2008 is eligible to participate in the Mondelēz Global LLC Retirement Plan. Therefore, no amounts are shown for Mr. Gladden and Mr. Marques.

(2)	The years of credited service under the plans are equivalent to the years of total service for the NEOs through December 31, 2016, unless otherwise noted in the plan descriptions following the table.

(3)	The amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 9 to the consolidated financial statements contained in our 2016 Form 10-K. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62, and are discounted for current age;

•	Measurement date of December 31, 2016;

•	Discount rate of 4.20% (Mondelēz Global LLC Retirement Plan) and 4.15% (Mondelēz Global LLC Supplemental Benefits Plan I and II); and

•	RP2014 Mortality Table Projected on a Generational Basis with MP2016.

Retirement Benefit Plan Descriptions

Mondelēz Global LLC Retirement Plan

Eligibility for this plan is limited to employees who were eligible for the Kraft Foods Group, Inc. Retirement Plan prior to our October 1, 2012 spin-off of Kraft Foods Group, Inc. As a result, only full-time and part-time U.S. employees hired by the Company before January 1, 2009, including our NEOs, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum. Normal retirement under this plan is defined as age 65 with five years of vesting service. If a participant elects to receive a distribution prior to normal retirement, benefits are subject to reduction. Participants vest on completing five years of service.

Benefits under the plan generally accrue based on:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If the participant was born between 1938 and 1954, the 35-year average ends in the year the participant reaches age 66. If the participant was born after 1954, the 35-year average ends in the

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year the participant reaches age 67.) The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires. Ms. Rosenfeld is eligible to retire with unreduced benefits under the Mondelēz Global LLC Retirement Plan as of December 31, 2016 and Mr. Abelenda retired under the plan on January 1, 2017.

Mondelēz Global LLC Supplemental Benefits Plan I

We offer an unfunded, non-qualified pension plan as part of the Mondelēz Global LLC Supplemental Benefits Plan I to make affected executives whole where they are not able to receive a benefit to which they would otherwise be entitled under the Mondelēz Global LLC Retirement Plan due to its status as a tax-qualified plan. If the executive’s qualified pension plan benefit would be limited due to qualified plan compensation or benefit limits under the Code, then the non-qualified pension plan provides the executive with the total pension benefit to which the executive would be entitled absent the applicable qualified plan limits under the Code offset by the benefit payable under the qualified pension plan. Similarly, if the executive deferred base salary or incentive compensation under the Mondelēz Global LLC Executive Deferred Compensation Plan, then the deferred compensation is considered non-qualified earnings and the pension benefit relating to the deferred compensation is payable from the non-qualified pension plan. Only employees who have an accrued benefit under our tax-qualified pension plan are eligible to receive a supplemental non-qualified pension benefit under our non-qualified pension plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under our non-qualified pension plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires. Ms. Rosenfeld is eligible to retire with unreduced benefits under the Mondelēz Global LLC Supplemental Benefits Plan I as of December 31, 2016 and Mr. Abelenda retired under the plan on January 1, 2017.

Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

Ms. Rosenfeld is eligible to retire with unreduced benefits under the Mondelēz Global LLC Supplemental Benefits Plan II as of December 31, 2016.

2016 Non-Qualified Deferred Compensation Benefits

Name	Plan	Executive Contributions in 2016(1) ($)	Registrant Contributions in 2016(2) ($)	Aggregate Earnings in 2016(3) ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance as of December 31, 2016(4) ($)
Rosenfeld, Irene	Supplemental Benefits Plan I	309,060	231,795	106,069	–	5,449,914
Gladden, Brian	Supplemental Benefits Plan I	125,100	187,650	7,084	–	453,363
Abelenda, Gustavo	Supplemental Benefits Plan I	73,470	55,103	19,416	–	1,016,118
Cofer, Timothy	Supplemental Benefits Plan I	102,541	76,905	18,031	–	962,977
	Executive Deferred Compensation Plan	–	–	32,924	–	343,465
Marques, Roberto	Supplemental Benefits Plan I	77,999	146,250	3,937	–	277,831
	Executive Deferred Compensation Plan	325,010	–	42,198	–	429,280

(1)	Base salary and 2016 AIP deferrals are included in the 2016 Summary Compensation Table. The 2016 contribution amounts attributable to base salary and 2016 AIP awards for participating NEOs are as follows:

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Name	Plan	Base Salary ($)	AIP Award ($)
Ms. Rosenfeld	Supplemental Benefits Plan I	80,100	228,960
Mr. Gladden	Supplemental Benefits Plan I	43,615	81,485
Mr. Abelenda	Supplemental Benefits Plan I	32,445	41,025
Mr. Cofer	Supplemental Benefits Plan I	42,405	60,136
Mr. Marques	Supplemental Benefits Plan I	38,164	39,836
	Executive Deferred Compensation Plan	87,500	237,510
(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2016 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2016 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Ms. Rosenfeld – $3,433,071; Mr. Gladden – $132,300; Mr. Abelenda – $92,768; Mr. Cofer – $760,496; and Mr. Marques – $113,392.

Mondelēz Global LLC Supplemental Benefits Plan I

Because the Code limits the amount that may be contributed to our U.S. tax-qualified defined contribution plan on behalf of an employee, we offer a supplemental defined contribution program under the Mondelēz Global LLC Supplemental Benefits Plan I. This is an unfunded non-qualified plan that allows eligible employees to defer a portion of their annual compensation (base salary and AIP awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Sections 401(a)(17) or 415. The timing of distributions depends on whether the amount distributed is subject to Code Section 409A. For distributions not subject to Code Section 409A, the distribution will be made in accordance with the employee’s distribution election. For distributions subject to Code Section 409A, employees will receive their account balances in a lump sum soon after separation from service. (An employee who is a “specified employee” for purposes of Code Section 409A will have the lump sum delayed for six months.) Amounts deferred and notional employer matching contributions earn the same notional rate of return as the Income Fund, which is a market rate investment option available to participants in the U.S. tax-qualified defined contribution plan. The rate of return under this investment option in 2016 was 2.04%.

Mondelēz Global LLC Executive Deferred Compensation Plan

The MEDCP is a non-qualified plan that allows our NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their AIP award. The notional investment options are similar to those offered to participants in our U.S. tax-qualified defined contribution plan. An executive who elects to defer compensation must decide whether to defer receipt of the compensation until the executive’s separation from service, as determined under Code Section 409A, or to receive a distribution while still employed with the Company.

Distributions may be made in a lump sum or annual installments of between two and ten years. (An executive who is a “specified employee” for purposes of Code Section 409A will have the distribution delayed for six months following a separation from service.)

The notional investment options available to the executives under the MEDCP are selected by the Company and may be changed from time to time. Participants are permitted to change their investment elections at any time on a

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prospective basis. The table below shows the available notional investment options under the MEDCP and their annual rate of return for the calendar year ended December 31, 2016.

Name of Fund	Annual Return
Vanguard Developed Markets Index Admiral (VTMGX)	2.45%
Vanguard Emerging Mkts Stock Index Admiral (VEMAX)	11.73%
Vanguard Inflation Protected Sec Admiral (VAIPX)	4.62%
Vanguard LifeStrategy Moderate Growth Inv (VSMGX)	7.13%
Vanguard Federal Money Market Fund (VMFXX)	0.30%
SSgA S&P 500 Index (SVSPX)	11.77%
Vanguard Extended Market Index Admiral (VEXAX)	16.13%
Vanguard Short Term Treasury Admiral (VFIRX)	1.18%

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a change in control. In accordance with SEC rules, all information described in this section is presented as if the triggering events occurred on December 31, 2016, except for Mr. Abelenda.

The information for Mr. Abelenda reflects his retirement in accordance with the terms of his Retirement Agreement and General Release entered into on December 31, 2016 (“Retirement Agreement”). Under the Retirement Agreement, Mr. Abelenda retired effective January 1, 2017 with his last day of active employment with the Company (“Last Day Worked”) on December 31, 2016. Pursuant to his Retirement Agreement, upon his departure, Mr. Abelenda received or will receive the following: a full 2016 AIP award at actual Company performance and target individual performance based on his full-time service from January 1, 2016 through December 31, 2016; a full share award for performance share units (“PSUs”) subject to the 2014-2016 and 2015-2017 performance cycles, if any, based on actual Company performance against the applicable performance goals and a prorated share award for PSUs subject to the 2016-2018 performance cycle, if any, based on actual Company performance against the applicable performance goals and prorated based on 19 months (out of a total of 36 months); retirement eligibility for purposes of stock options; full vesting of his unvested 2014 restricted stock grant following the Last Day Worked, which would otherwise vest in February 2017; and participation in retirement and benefits plans available to U.S. employees generally.

Mr. Abelenda is also subject to certain restrictive covenants for a twelve-month period through December 31, 2017. The restrictive covenants include the following: (i) he will not, without our prior written approval, work for, or provide services, directly or indirectly, to specified competitors; and (ii) he will not, directly or indirectly, solicit our employees to work for another entity. In addition, Mr. Abelenda provided a general release of any claims arising out of his employment, will maintain the confidentiality of our proprietary information and will not disparage or discredit us or any of our affiliates.

Involuntary Termination Without Cause (Non-Change in Control Event)

We generally do not have existing employment or separation agreements with our NEOs that dictate the terms of the NEO’s departure from the Company. However, in the event an NEO is involuntarily terminated without cause outside of a change in control event, we would expect that in most cases the Compensation Committee would offer separation benefits as consideration for protections we would likely seek – such as a release of claims and entering into non-compete, non-solicitation and confidentiality agreements. For U.S. salaried employees, we maintain a severance plan that provides severance pay of up to 12 months based on service where the employee’s job is eliminated. We would expect to treat our NEOs at least comparably to other U.S. salaried employees who are involuntarily terminated without cause.

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The following chart reflects the typical separation benefits that may be offered to an NEO who is involuntarily terminated without cause. Actual terms and conditions would be determined by our Compensation Committee based on the particular facts in a specific case.

Typical Severance Benefits

•       CEO: 24 months of base salary.

•       All other NEOs: 12 months of base salary.

•       Payment in a lump sum. Prior to 2017, U.S. salaried employees could also receive salary continuation payments in compliance with Code Section 409A, which we no longer provide.

Pension, Health and Welfare Benefits	• No pension crediting or continuation of health and welfare benefits coverage.
Outplacement Services	• Outplacement services up to 12 months.
Treatment of AIP Award	• Prorated AIP award based on actual business performance results and target individual performance.
Treatment of PSU Grants

•       Outstanding PSU grants are generally forfeited, however, our Compensation Committee may exercise discretion to vest some or all of the awards subject to actual Company performance for the full performance cycle. Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their PSU grants made on or after February 22, 2016 pro rata vest, subject to actual Company performance, based on the number of months of active employment during the applicable performance cycle.

Treatment of Restricted Stock or Deferred Stock Unit Grants

•       Outstanding restricted stock and deferred stock unit grants are generally forfeited, however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the awards. Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their deferred stock unit grants made on or after February 22, 2016 pro rata vest based on the number of months of active employment during the vesting period.

Treatment of Stock Options

•       Unvested stock option grants are generally forfeited, however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the awards. Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their stock option grants made on or after February 22, 2016 continue to vest under the original vesting schedule, provided the employee is actively employed for at least 90 days following the grant date.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2016

Name	Separation Pay(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Restricted Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Outplacement Services ($)	Total ($)
Rosenfeld, Irene	3,200,000	2,723,738	3,454,637	–	1,804,080	12,500	11,194,955
Gladden, Brian	900,000	1,021,402	2,016,424	–	–	12,500	3,950,326
Abelenda, Gustavo	–	610,000	3,149,124	389,661	652,606	–	4,801,391
Cofer, Timothy	875,000	794,423	–	–	–	12,500	1,681,923
Marques, Roberto	875,000	794,423	–	4,061,958	4,081,867	12,500	9,825,748

(1)	The amounts reflect 24 months of base salary for Ms. Rosenfeld and 12 months of base salary for the other NEOs. Pursuant to his Retirement Agreement, Mr. Abelenda did not receive any separation pay.

(2)	The amounts reflect prorated 2016 AIP awards assuming the final corporate rating of 123% and target individual performance, except for Mr. Abelenda, where the full amount is shown pursuant to his Retirement Agreement.

(3)	Since Ms. Rosenfeld is retirement eligible under the terms of the PSU grant, the amount reflects a prorated target PSU grant for the 2016-2018 performance cycle. Per the terms of the grant made to Mr. Gladden in connection with his offer of employment, the amount reflects a prorated PSU grant assuming target performance for the 2015-2017 performance cycle. The prorated PSU award is based on actual Company performance during the performance cycle. Pursuant to his Retirement Agreement, Mr. Abelenda received the full 2014-2016 PSU award based on the Company’s actual performance for the three-year performance cycle. He will also receive a full 2015-2017 PSU award and a prorated 2016-2018 PSU award based on 19 out of 36 months. The 2015-2017 and 2016-2018 PSU awards, if any, are based on actual Company performance and will be paid no later than March 15, 2018 and March 15, 2019, respectively, following the Compensation Committee’s certification of the Company’s performance. The amount in the table above reflects the full 2014-2016 PSU award assuming the final performance rating of 106% for the three-year performance cycle, the full 2015-2017 PSU grant, assuming a target performance rating, and the prorated 2016-2018 PSU grant, assuming a target performance rating. All amounts are based on a December 30, 2016 closing stock price of $44.33.

(4)

Since Ms. Rosenfeld is retirement eligible under the terms of the stock option grant, the amount reflects the intrinsic value of her full 2016 stock option grant. Pursuant to his Retirement Agreement, Mr. Abelenda fully vested in his 2014 restricted stock grant following his Last Day Worked and is retirement eligible for purposes of his outstanding unvested stock options resulting in all outstanding unvested stock options continuing to vest in accordance with the original vesting schedule. Per the terms of the grants made to Mr. Marques in connection with his

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offer of employment, the amounts reflect the value of his outstanding unvested restricted stock and stock options received at the time of his commencement of employment. All amounts are based on a December 30, 2016 closing stock price of $44.33.

Change in Control Arrangements

NEOs are not eligible for any benefit solely upon a change in control. We maintain the CIC Plan for senior executive officers, including the NEOs, which provides for certain benefits upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. To receive any benefits under the CIC Plan, a participant must execute and abide by certain restrictive covenants, including a non-compete and non-solicitation for one year following termination. Additionally, the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan (the “Equity Plan”) also provides for the treatment of unassumed outstanding equity grants following a change in control and assumed outstanding equity grants upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. The key elements of the CIC Plan and Equity Plan assuming a “double trigger” event are described in the table below.

Plan Element	Description
Definition of Change in Control

Subject to certain exceptions, the occurrence of one of the conditions below:

•       Acquisition of 20% or more of our outstanding voting securities;

•       Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•       After the reorganization, merger, statutory share exchange or consolidation or any other material transaction involving the Company or any of our subsidiaries, over 50% of outstanding voting securities are not owned by Company shareholders; or

•       Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Definition of “Cause”

•       Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•       Gross negligence, dishonesty or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

•       Engaging in other conduct which adversely reflects on Company in any material respect.

Definition of “Good Reason”	• Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Failure to assume the obligations under the CIC Plan or Equity Plan.
Severance and Benefits Amounts

•       CEO: 2.99 times base salary plus target annual incentive;

•       All other NEOs: two times base salary plus target annual incentive;

•       Additional credited years of pension service (if applicable) and welfare benefits equal to three years for the CEO and two years for the other NEOs;

•       Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs; and

•       Outplacement services up to two years following the termination.

Treatment of AIP Awards and PSU Grants

•       NEO is eligible to receive cash payments representing the NEO’s award under the AIP and the NEO’s outstanding PSU grants paid at target levels, each on a pro rata basis for service during the performance cycle, except where at least fifty percent of the performance cycle has elapsed for outstanding PSUs resulting in a cash payment equal to the target level.

Treatment of Equity Grants	• Restricted stock, deferred stock units and unvested stock option grants vest. Participants have the full-term to exercise all stock options, including those previously vested.
Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•       The maximum benefit under the CIC Plan or otherwise is the greater of the full benefit or a reduced benefit that does not trigger the excise tax under Code Section 4999 as determined on an after-tax basis for each.

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Potential Payout Upon a Termination Following a Change in Control at Fiscal Year-End 2016

The table below was prepared as though each of our NEOs covered under our CIC Plan and Equity Plan involuntarily terminated without cause or voluntarily terminated for Good Reason immediately following a change in control on December 31, 2016. Mr. Abelenda is excluded from the table due to his executed Retirement Agreement; see the table above titled “Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2016” for a summary of Mr. Abelenda’s payments under his Retirement Agreement.

Name	Separation Payment(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Health & Welfare Continuation(5) ($)	Continuation of Benefits(6) ($)	Present Value of Additional Retirement Plan Benefits(7) ($)	Total ($)
Rosenfeld, Irene	11,960,000	2,393,443	21,691,112	2,971,440	5,035,773	33,933	124,999	1,688,790	45,899,490
Gladden, Brian	3,600,000	897,541	8,567,216	–	2,789,075	23,239	70,000	–	15,947,071
Cofer, Timothy	3,150,000	698,087	3,971,968	5,450,817	957,954	27,133	70,000	424,266	14,750,225
Marques, Roberto	3,150,000	698,087	2,653,594	4,061,958	4,864,437	27,133	70,000	–	15,525,209

(1)	The amounts reflect 2.99 times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for all other NEOs.

(2)	The amounts reflect prorated target awards under our 2016 AIP.

(3)	The amounts reflect target PSU grants for the 2014-2016 and 2015-2017 performance cycles, as well as prorated target PSU grants for the 2016-2018 performance cycle. All amounts are based on a December 30, 2016 closing stock price of $44.33.

(4)	The amounts reflect the value of the immediate vesting of all outstanding unvested restricted stock and deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 30, 2016 closing stock price of $44.33.

(5)	The amounts reflect our cost for providing medical, dental, vision, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for all other NEOs.

(6)	The amounts reflect the value for continuation of the financial counseling allowance (three years for Ms. Rosenfeld valued at $30,000 and two years for all other NEOs valued at $15,000), car allowance (three years for Ms. Rosenfeld valued at $69,999 and two years for all other NEOs valued at $30,000) and outplacement services (two years for all NEOs valued at $25,000).

(7)	The amount reflects an additional three years of pension accrual for Ms. Rosenfeld and two years of pension accrual for Mr. Cofer. Mr. Gladden and Mr. Marques are not pension eligible.

Potential Payout Upon Other Types of Separations

In the event an NEO terminates employment due to death or disability, all outstanding unvested restricted stock, deferred stock units and stock option grants would vest in all cases. In addition, the NEO (or beneficiary) would become eligible for prorated awards under the AIP and outstanding PSU grants.

Based on a December 31, 2016 termination due to death or disability, the estimated value of such payments are described in the table below. Mr. Abelenda is excluded from the table due to his executed Retirement Agreement; see the table above titled “Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2016” for a summary of Mr. Abelenda’s payments under his Retirement Agreement.

Name	Annual Incentive Award(1) ($)	Value of Unvested PSU Grants(2) ($)	Value of Unvested Stock Grants(3) ($)	Value of Unvested Stock Options(3) ($)	Total ($)
Rosenfeld, Irene	2,393,443	17,978,327	2,971,440	5,035,773	28,378,983
Gladden, Brian	897,541	6,148,867	–	2,789,075	9,835,483
Cofer, Timothy	698,087	3,296,822	5,450,817	957,954	10,403,680
Marques, Roberto	698,087	1,978,448	4,061,958	4,864,437	11,602,930

(1)	The amounts reflect prorated target awards under our 2016 AIP.

(2)	The amounts reflect target PSU grants for the 2014-2016 performance cycle, as well as prorated target PSU grants for the 2015-2017 and 2016-2018 performance cycles. All amounts are based on a December 30, 2016 closing stock price of $44.33.

(3)	The amounts reflect the value of the immediate vesting of all outstanding unvested restricted stock and deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 30, 2016 closing stock price of $44.33.

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In the event an NEO terminates employment due to normal retirement (retirement on or after age 65 with five years of service), all outstanding unvested restricted stock, deferred stock units and stock option grants made prior to February 22, 2016 would fully vest. The NEO would also be eligible for a prorated award under the AIP, but any outstanding PSUs would vest at the discretion of the Compensation Committee. No NEO was eligible for normal retirement on December 31, 2016.

In the event an NEO separates due to early retirement (retirement on or after age 55, but before age 65, and with at least ten years of service), he or she could be considered for partial awards under the AIP and equity program, at the discretion of our Compensation Committee. The value of the total payments for each NEO could range from zero to an amount generally no greater than the amounts shown above for termination due to death or disability. Beginning with 2016 equity grants, generally for all separations due to retirement (retirement on or after age 55 with at least ten years of service) all unvested deferred stock units and PSUs, excluding stock options, will pro rata vest, subject to actual Company performance, based on the number of months employed during the vesting period or participating during the performance cycle, as applicable. Unvested stock options will continue to vest per the original vesting schedule, provided the employee is actively employed for three months following the grant date. Ms. Rosenfeld is our only NEO, except Mr. Abelenda, who was eligible for retirement treatment on December 31, 2016. See the table above titled “Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2016” for a summary of Mr. Abelenda’s payments under his Retirement Agreement.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2016

The Compensation Committee oversees the compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with the Annual Meeting and incorporate it by reference in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Lewis W.K. Booth

Charles E. Bunch

Mark D. Ketchum

Ruth J. Simmons

Jean-François M. L. van Boxmeer

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Ownership of Equity Securities

The following table shows the number of shares of Common Stock beneficially owned as of March 8, 2017, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of Common Stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock Units/ Additional Underlying Units(2)	Total Shares/ Interests Held	Percent of Class(3)
Directors:
Booth, Lewis W.K.	14,400	20,027	34,427	*
Bunch, Charles E.	5,987	2,755	8,742	*
Juliber, Lois D.	2,309	40,373	42,682	*
Ketchum, Mark D.	–	44,887	44,887	*
Mesquita, Jorge S.	6,500	20,363	26,863	*
Neubauer, Joseph	25,000	10,043	35,043	*
Peltz, Nelson(4)	44,218,409	13,664	44,232,073	2.9
Reynolds, Fredric G.	130,817	29,215	160,032	*
Shi, Christiana S.	–	5,296	5,296	*
Siewert, Patrick T.	–	20,169	20,169	*
Simmons, Ruth J.	–	20,027	20,027	*
van Boxmeer, Jean-François M. L.	2,267	25,679	27,946	*
Named Executive Officers:
Abelenda, Gustavo H.	623,124	–	623,124	*
Cofer, Timothy P.	612,229	108,320	720,549	*
Gladden, Brian T.	378,949	–	378,949	*
Marques, Roberto	576,846	–	576,846	*
Rosenfeld, Irene B.(5)	6,102,605	–	6,102,605	*
All directors and executive officers as a group (24 persons)(6)	54,946,123	364,054	55,310,177	3.6

*	Less than 1%

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 8, 2017 as follows: Mr. Abelenda – 384,686; Mr. Cofer – 430,862; Mr. Gladden – 378,949; Mr. Marques – 466,308; Ms. Rosenfeld – 4,041,715; and all other executive officers – 1,356,982. Also includes 39,270 shares of restricted stock held by Mr. Marques.

(2)	Includes deferred stock units granted under the 2006 Stock Compensation Plan for Non-Employee Directors and the Amended and Restated 2005 Performance Incentive Plan. For a description of these deferred stock units, see “Compensation of Non-Employee Directors” above.

(3)	Based on 1,524,504,891 issued and outstanding shares of our Common Stock as of March 8, 2017.

(4)	Includes grants of 13,664 deferred stock units to Mr. Peltz under Mondelēz International’s Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors and the Amended and Restated 2005 Performance Incentive Plan and 44,218,409 shares owned by certain funds and investment vehicles (collectively, the “Trian Entities”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager located at 280 Park Avenue, 41st Floor, New York, NY 10017. Trian determines the investment and voting decisions of the Trian Entities with respect to the shares of the company held by them. None of the 44,218,409 shares are held directly by Mr. Peltz. Of such shares, approximately 40.6 million shares are currently held in the ordinary course of business with other investment securities owned by the Trian Entities in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Entities, subject to applicable federal margin regulations, stock exchange rules and credit policies. Mr. Peltz is a member of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. Accordingly, Mr. Peltz may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares owned by the Trian Entities. Mr. Peltz disclaims beneficial ownership of such shares for all other purposes.

(5)	Includes100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(6)	This group includes, in addition to the individuals named in the table, Maurizio Brusadelli, Robin S. Hargrove, Alejandro R. Lorenzo, Karen J. May, Daniel P. Myers, Gerhard W. Pleuhs and Hubert Weber.

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The following table displays information about persons we know were the beneficial owners of more than 5% of the issued and outstanding Common Stock as of December 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Calculated Based on Shares of the Issued and Outstanding Common Stock as of March 8, 2017
BlackRock, Inc.(1) 55 East 52nd Street New York City, NY 10055	88,251,504	5.8
Pershing Square(2) 888 Seventh Avenue, 42nd Floor New York, NY 10019	99,312,825	6.5
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	94,911,387	6.2

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. on January 25, 2017 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain subsidiaries, had sole voting power over 74,257,063 shares, shared voting power over 8,603 shares, sole dispositive power over 88,242,901 shares and shared dispositive power over 8,603 shares.

(2)	Based on the Schedule 13D/A filed by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman (together, “Pershing Square”) on January 30, 2017. PS Management GP, LLC serves as the sole general partner of Pershing Square Capital Management, L.P. and William A. Ackman serves as the CEO of Pershing Square Capital Management, L.P. and as the managing member of PS Management GP, LLC. The Schedule 13D/A discloses that Pershing Square beneficially owns an aggregate of 99,312,825 shares, which number includes: (i) 25,492,225 shares of Common Stock; and (ii) 73,820,600 shares Common Stock underlying American-style call options. In addition, the Schedule 13D/A discloses that Pershing Square has shared voting power and shared dispositive power over all of the 99,312,825 shares of Common Stock. However, according to the Schedule 13D filed by Pershing Square on August 6, 2015, none of the forward purchase contracts or the options gives Pershing Square direct or indirect voting, investment or dispositive control over any shares of the Company or requires the counterparty thereto to acquire, hold, vote or dispose of any shares of the Company.

(3)	Based on the Schedule 13G/A filed by The Vanguard Group on February 10, 2017 with the SEC. The Schedule 13G/A discloses that The Vanguard Group, as investment advisor, had sole voting power over 2,437,844 shares, shared voting power over 310,577 shares, sole dispositive power over 92,193,303 shares and shared dispositive power over 2,718,084 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of Common Stock to report to the SEC their ownership of Common Stock and changes in that ownership. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2016, all required reports under Section 16(a) were filed on a timely basis, except:

•	In January 2016, a Form 3 was filed underreporting Mr. Brusadelli’s holdings of Mondelēz International stock by 20,401 shares. Upon discovery of the error, an amended Form 3 reporting these shares was filed in February 2016;

•	A report was not timely filed for the cancellation in April 2016 of 740 deferred stock units indirectly held by Mr. Brusadelli. A Form 4 was filed in February 2017 upon discovery of the oversight; and

•	In September 2016, a Form 3 was filed underreporting Mr. Bunch’s holdings of Mondelēz International stock by 314 shares. Upon discovery of the error, an amended Form 3 reporting these shares was filed in February 2017.

ITEM 2. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2017

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of the independent registered public accountants. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as the independent registered public accountants for 2017.

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PricewaterhouseCoopers LLP have been the Company’s independent registered public accountants since 2001. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. In order to assure auditor independence, the Audit Committee continues to periodically consider whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the regular rotation of the auditing firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the selection of PricewaterhouseCoopers LLP‘s lead engagement partner. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for our shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about the independent registered public accountants, including the pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees for services rendered for 2016 and 2015, can be found in the section on the Audit Committee beginning on page 29 of this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2017.

ITEM 3. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2011 Annual Meeting), the Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement (commonly known as a “say-on-pay” vote).

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and

•	increasing shareholder value.

We also have strong compensation-related design and governance practices to protect our shareholders’ interests. Shareholders can find more information about these practices under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis.” These practices include the following:

•	we have substantial stock ownership and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% equity-based with our executives’ entire annual equity grant aligned with shareholders as 75% of our executives’ annual equity grant is in the form of performance share units and 25% is in the form of stock options;

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•	over 90% of our CEO’s target total compensation is at-risk incentive-based pay, of which 75% is based on long-term performance;

•	over 63% of our other NEOs’ target total compensation is based on long-term performance;

•	we do not pay the tax liability associated with executive perquisites or related to benefits payable upon a “double trigger” event in connection with a change in control (i.e., no gross-ups);

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•	we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	our policies prohibit hedging, pledging or short sales of Company shares.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 36 of this Proxy Statement and the “Executive Compensation Tables” beginning on page 60 of this Proxy Statement to better understand the details of our NEOs’ compensation for 2016 and opportunities to realize compensation in the future. The Compensation Committee and the Board believe that our executive compensation programs for our NEOs serve our shareholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

This say-on-pay vote is advisory. Therefore, it will not be binding on Mondelēz International, the Compensation Committee or the Board. However, the Board and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, including after taking into account the results of shareholder votes on Proposal 4 below, the next advisory say-on-pay vote will be held at our 2018 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR NEO COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4. Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

The Dodd-Frank Act enables shareholders to indicate at least every six years how frequently (annually, bi-annually, or tri-annually) they want to vote on an advisory basis to approve the compensation of the NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. Shareholders last voted on frequency at the 2011 Annual Meeting of Shareholders. They overwhelmingly voted for an annual say-on-pay vote. Under the Dodd-Frank Act, shareholders must again vote on the frequency of future say-on-pay votes at this Annual Meeting.

After careful consideration, the Board determined that an annual advisory say-on-pay vote is the most appropriate choice for Mondelēz International. For the reasons described below, the Board recommends that you vote for an annual advisory say-on-pay vote.

The Board believes that shareholders should vote annually to approve NEO compensation in order to provide us timely, direct input regarding our compensation philosophy, policies and practices. In addition, an annual advisory say-on-pay vote is consistent with our practice of seeking input from, and engaging with, our shareholders on corporate governance matters and our executive compensation program.

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When you vote on this proposal, you are choosing your preferred voting frequency – annual, bi-annual, or tri-annual. You are not voting “for” or “against” the Board’s recommendation for an annual frequency for future advisory say-on-pay votes.

The choice of annual, bi-annual, or tri-annual interval that receives a majority of votes cast (or the highest number of votes cast if no choice receives a majority) will be the frequency selected by shareholders for the advisory vote to approve NEO compensation. This say-on-pay vote is advisory and not binding on Mondelēz International. Therefore, the Compensation Committee or the Board may decide that it is in the best interests of our shareholders and Mondelēz International, Inc. to hold an advisory say-on-pay vote more or less frequently than that which shareholders chose.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” WITH RESPECT TO THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY SAY-ON-PAY VOTES.

Shareholder Proposals

In accordance with SEC rules, we are including the following two shareholder proposals (Items 5 and 6), along with the supporting statements of the respective shareholder proponents. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. To ensure that readers can easily distinguish between materials provided by the proponent and material provided by the Company, we have put a box around materials provided by the proponents. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented.

The Board recommends that you vote AGAINST each of these two shareholder proposals for the reasons set forth in the Statement in Opposition following each proposal.

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ITEM 5: Report on Non-Recyclable Packaging

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for Nicola Miner Revocable Trust, beneficial owner of 489 shares of Common Stock, is the proponent of the following shareholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

WHEREAS: Mondelēz International’s environmental policy states the company “is committed to reducing the environmental impact of our activities, preventing pollution and promoting the sustainability of the natural resources upon which we depend…” yet a significant amount of brand product packaging is not recyclable and new studies suggest plastic packaging that degrades in waterways is toxic to marine animals and potentially to humans. The environmental cost to society of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council. Mondelēz’s specific use of plastic materials incurs an estimated $115 million in annual environmental costs.

Our iconic brands like Oreo and Chips Ahoy are increasingly packaged in flexible film or other plastic packaging, such as pouches, that are not recyclable. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources. Only 14% of plastic packaging is recycled. Billions of discarded plastic wrappers and pouches representing significant amounts of embedded energy are incinerated or lie buried in landfills. Many of these brands could be sold in recyclable fiber or plastic packaging.

Non-recyclable packaging is more likely to be littered and carried into waterways. In the marine environment, plastics break down into small indigestible particles that birds and marine mammals mistake for food, resulting in illness and death. A recent assessment of marine debris by a panel of the Global Environment Facility concluded that an underlying cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled in the locations where sold…”

If no actions are taken, oceans are expected to contain more plastic than fish by 2050! California spends nearly $500 million annually preventing trash, including packaging, from polluting beaches, rivers, and oceanfront. Scientific studies suggest a synergistic effect between persistent toxic chemicals and plastic debris. Plastics absorb toxics such as dioxins from water and transfer them to the marine food web and potentially to human diets, increasing the risk of adverse effects to wildlife and humans.

Making all packaging recyclable to the extent possible is the first step to reduce the threat posed by plastic debris in waterways. Colgate-Palmolive, PepsiCo, Procter & Gamble, and Walmart have set public packaging recyclability goals. Companies who aspire to corporate sustainability yet use these risky materials should explain why they use so much non-recyclable packaging. Companies should also work with recyclers and municipalities to assure that more recyclable packaging actually gets collected and recycled.

RESOLVED: Shareowners of Mondelēz International request the Board to issue a report at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use non-recyclable brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use non-recyclable brand packaging, discuss investments in packaging recycling technologies, and to the extent possible, goals and a timeline to phase out non-recyclable packaging.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 5

We are committed to reducing waste and conserving natural resources while safeguarding the quality and safety of our products. We continue to reduce the environmental impact of our packaging and work with external associations to find solutions to the wider global issues. As described below, we are also committed to communicating our progress in our Call For Well-being Progress Report.

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Packaging elimination is a key element of our sustainability goals.

We focus on reducing our overall environmental impacts. To do that, we concentrate our resources on areas where we can make the most impact.

When it comes to the environmental impact of packaging, our primary target is to optimize the packaging required for our products and thereby eliminate a portion of packaging material on an ongoing basis by eliminating packaging weight. This is because many experts advise that the most effective way to reduce the environmental impact of packaging is through packaging elimination and optimization. Both the European Waste Directive (http://ec.europa.eu/environment/waste/framework/) and the U.S. Environmental Protection Agency (https://www.epa.gov/smm/sustainable-materials-management-non-hazardous-materials-and-waste-management-hierarchy) place prevention at the top of the waste hierarchy and define it broadly as using less material in design and manufacture, keeping products for longer, reducing/light weighting of packaging and using less hazardous materials with the following benefits:

•	saving natural resources,

•	conserving energy,

•	reducing pollution,

•	reducing the toxicity of waste, and

•	saving money for consumers and businesses.

Therefore, we invest in packaging technologies that require less material to meet customer needs. This helps reduce the direct material and supply chain environmental footprint and also enables environmental gains in the logistics and waste management phases of the value chain. We also analyze packaging design changes using our propriety Eco Calculator, which provides our design teams information to guide their packaging choices and optimize their design choices to minimize environmental impact.

We have a history of success in packaging elimination.

As we disclose in our Call For Well-being Progress Report along with data from our Life Cycle Assessment (“LCA”) via CDP Climate and CDP Water (http://www.mondelezinternational.com/well-being/our-progress/reporting), our current goal is to eliminate 65,000 metric tonnes (“MT”) between 2013 and 2020 which, as we disclosed in our 2015 CDP Climate submission (CC3.2a), we estimate benefits products accounting for over 7% of our revenue. We are on target to meet this goal.

In addition, in our Call For Well-being 2015 Progress Report, we report that from 2010 to 2015, we eliminated over 45,000 MT of packaging from our supply chain, and in 2016, we eliminated another 8,000 MT. We have benchmarked our goals against our peers, and we are one of only a few consumer goods companies that set numeric goals for packaging elimination and have been able to successfully report the progress on an annual basis.

To help us achieve our goal, globally we have hundreds of programs that contribute to packaging optimization and elimination. Examples of highlights from 2016 are as follows:

•	AMEA: In chocolate packaging, we have eliminated many shippers and placed secondary packs directly on the pallet, leading to a material saving of 1,297 MT of corrugated paper.
•	Europe: We redesigned injection moulded tubs for Cadbury’s Heroes to use 17% less material. The improved design also reduces the number of trucks used for transportation of the empty tubs by over 30%.
•	North America: 23% thinner packaging for Oreo biscuits eliminated 1,496 MT of cartons annually.
•	Latin America: Primary and secondary packaging redesign forTang powdered beverages led to the following material reductions: 5% in flexible films, 12% in cartons, 19% in corrugate and 46% in trucks required to transport the finished product.

We design our packaging to ensure food safety and prevent food waste, a major contributor to overall waste globally.

The U.N. Food and Agriculture Organization estimates that approximately 30% of all food is currently wasted through the supply chain and by the consumer (http://www.fao.org/food-loss-and-food-waste/en/). By comparison,

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according to Eurostat’s 2013 and 2014 data, within Europe, packaging accounts for approximately 3% of total waste (80 million tonnes out of a total of 2.6 billion) (http://ec.europa.eu/eurostat/statistics-explained/index.php/Packaging_waste_statistics) (http://ec.europa.eu/eurostat/statistics-explained/index.php/Waste_statistics).

Each tonne of food waste has a larger impact on the environment than the equivalent weight in packaging. According to Quantis, a sustainability and life cycle assessment firm, food waste has an adverse environmental impact ten times greater than packaging. For example, if we reduced packaging by 10% but the resulting food waste increased by more than 1%, the overall environmental impact would be negative. Likewise, a study published in the United Kingdom for the Advisory Committee on Packaging concluded that packaging is responsible for only 10% of the total energy consumed in food production.

Food safety is our primary focus as a global supplier of consumer food products.

For food safety and quality reasons, we cannot use post-consumer recycled materials for the majority of our packaging that comes into direct contact with food. This is governed by the U.S. Food and Drug Administration and European Commission legislation in order to protect the health of consumers. We aim to deliver consumers’ expectations for safety, quality and consistency of product by designing our packages to protect product integrity and performance and extend product shelf life, wherever it makes sense to do so.

Packaging is a small portion of our overall environmental impact, and a significant majority of our packaging is already either recycled or recyclable.

Our LCA has shown that:

•	Agriculture, operations and packaging contribute to our end-to-end environmental footprint.

•	Our impact from operations is much smaller than from agriculture, as we report in our Call For Well-being 2015 Progress Report, page 9 (http://www.mondelezinternational.com/~/media/mondelezcorporate/uploads/downloads/cfwbprogressreport.pdf).

•	Packaging is a small proportion of our operations’ impact.

A significant portion of our portfolio is comprised of global brands, so packaging design and utilization is similar across regions. The majority of our packaging is already either currently recycled or designed to be recyclable if a collection and recycling infrastructure is in place.

Within Europe, our largest region, over 75% of our packaging is paper-based, glass or metal, all of which are either currently recycled or recyclable. In addition, approximately 70% of our paper-based packaging is from recycled sources, and we manufacture over 60% of our products in factories that send zero waste to landfill.

The remaining 25% of that packaging is predominately thin flexible films, which are optimized to provide physical and environmental protection to the food throughout its shelf life and limit food waste and spoilage. We optimize these films where possible to either single webs or laminates made with only one material type (for example polypropylene). These films are already in principle designed to facilitate recyclability if collection and sortation is possible. Over 80% of these films already meet these criteria.

In addition, we are continuing to move the remainder of our flexible packaging to single material substrates where possible without risk to the quality or shelf life of the product. For example, we have recently moved the majority of our single serve chocolates from twist wrap to flow pack films, which are single web polypropylene materials that offer more potential for recycling than complex laminations.

We recognize concerns about the build-up of plastics in the environment from the use of non-recyclable materials.

While the American Chemistry Council (“ACC”) and Trucost indicate an environmental cost for plastics of $139 billion in 2015 (https://plastics.americanchemistry.com/Plastics-and-Sustainability.pdf), they also state that alternatives to plastics in packaging would have a negative impact almost four times greater due to the efficiency of the design of current plastic packaging.

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We engage with trade associations, suppliers and peers to find industry-wide solutions for the future.

Smithers Pira indicates that the global packaging market is valued at $839 billion in 2015 (http://www.smitherspira.com/news/2016/february/global-packaging-material-outlooks). We estimate that we account for less than 0.25% of this value. It is therefore essential that any initiatives to identify ways to recycle packaging are done collaboratively with industry partners. We work with the solid waste working group of the Consumer Goods Forum (“CGF”) on the issue of packaging waste. The CGF supports the efforts of the Ocean Conservancy’s Trash Free Seas Alliance and the ACC to identify the most effective and efficient solutions to managing waste in regions of the world that are known to contribute most significantly to plastic leakage into oceans. Increased use of recycled and recyclable materials plays a part in this, as does the provision of a harmonized public waste infrastructure across regions and promotion of responsible consumer behavior.

We have also engaged our suppliers to identify ways to recycle or use recycled materials while maintaining food safety standards for our products. A significant part of our flexible films are BOPP films (biaxially oriented polypropylene), which our suppliers already internally reclaim as part of their own manufacturing process.

Conclusion

The Proposal’s request for a report assessing the environmental impact of nonrecyclable brand packaging beyond what we already provide is not an effective use of the Company’s resources.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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ITEM 6. Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives

AFL-CIO Reserve Fund, 815 16th Street, NW, Washington, DC 20006, beneficial owner of 918 shares of Common Stock, is the proponent of the following shareholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

RESOLVED: Shareholders of Mondelēz International, Inc. (“Mondelēz”), hereby request that the Board of Directors create a committee, with members drawn from representatives of the employee work force and the management of Mondelēz, to prepare a report regarding the impact on communities from the closure of Mondelēz manufacturing facilities and alternatives that can be developed to help mitigate the impact of such closures in the future. The report shall be prepared at reasonable cost and omit proprietary information, and shall be made available on the Mondelēz website no later than the 2018 annual meeting of shareholders.

Supporting Statement: Over the past two decades Mondelēz has closed or sharply reduced the size of a significant number of plants across the United States and Canada. Large manufacturing facilities, employing hundreds at each location, were shuttered in Pittsburgh, Houston, Philadelphia, Toronto, and Buena Park, among others. Much of that production went to non-union third party suppliers in the United States, as well as to two manufacturing facilities in Mexico. As a result of these plant closures, total Mondelēz employment in the United States and Canada has been cut dramatically.

Almost without exception, these closed plants had been in operation for upward of 50 years and were located in communities where Mondelēz was one of the primary employers. Employees who have lost their jobs as a result of these plant closures had often been employees with Mondelēz for decades. Many of these former employees were not able to gain comparable employment and were forced to take low wage jobs, retire early but at a lower pension rate, or move to another town or city in the hope of better economic opportunity.

Mondelēz has been going through successive restructuring programs in an effort to achieve cost savings and improve profit margins. A major focus of those programs has been to reduce manufacturing costs. To that end, Mondelēz has prioritized the installation of “Lines of the Future” in select manufacturing facilities, including at a new $500 million plant in Salinas, Mexico. By putting the new production lines in Salinas, Mondelēz shed 600 production jobs at its facility in southeast Chicago. This trend is not just isolated to North America. Mondelēz’s restructuring programs have also affected Europe, Britain, Asia and Latin America.

For these reasons, it is imperative that attention be paid to the impact of these closures on the communities in which the plants are located. This is particularly true given the close relationship between Mondelēz and the communities where it has been operating for many years. Establishing the proposed committee will be a first step toward understanding the impact of future plant closings, and the consideration of alternatives that can be developed to help mitigate the impact of such plant closures in the future.

For these reasons, we urge shareholders to vote “FOR” this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 6

The Board understands that job loss due to corporate decisions to close, to sell, or to reduce employment levels at a Company plant can create dislocation for our employees, their families and our communities. When making these decisions, we consider a wide variety of factors – including the impact our decision might have on our employees, our communities and our other stakeholders. In implementing our decisions, we seek to mitigate adverse impacts on our employees and communities. The Board believes that our existing approach to decision-making is increasing our competitiveness while appropriately addressing the proponent’s concerns. The Board does not believe that forming an employee-management committee to produce a report to the Board on plant closures (as requested by the proponents) would enhance our decision-making process or would benefit our employees, our communities or you, our shareholders. The Board recommends that you vote AGAINST this shareholder proposal.

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Our Supply Chain Reinvention Is Necessary to Enhance our Competitiveness.

When we started our Supply Chain Reinvention journey in 2012, our supply chain was at a competitive disadvantage. Our manufacturing footprint was built through acquisition and as such, was fragmented, complex and inefficient. Through Supply Chain Reinvention, we have taken important and necessary steps to modernize and increase efficiencies in our supply chain – paying particular attention to our manufacturing capabilities. It makes sense for a global company like ours to optimize our manufacturing footprint, making it both more efficient and consistent with our sales footprint and end markets. Some of the plants that we have closed or sold were old and subscale and had not seen significant investment in decades, requiring meaningful ongoing maintenance. Some plants we acquired in strategic acquisitions that brought us notable brands and other important assets, but also brought antiquated plants in locations that were not a good fit with our larger, more productive supply chain and evolving strategy. Our selective and thoughtful modernization process positions us to win in today’s competitive market and for the long-term. Over time, our consumers’ tastes change, our customers’ needs evolve, we enter or exit markets, and other factors impact our business. We must adapt our manufacturing footprint in order to respond and remain competitive.

Our goals for Supply Chain Reinvention are to significantly increase our productivity, expand our margins and generate cash to fuel investments in our growth as well as return capital to shareholders. We have made considerable progress toward those goals. We have moved much of our production to advantaged equipment in locations with appropriate scale, enabling us to further leverage supplier partnerships and optimize logistics. We have improved our product quality and customer service. We have reduced our energy consumption and carbon footprint, and can conduct our business in a more environmentally responsible manner – ultimately benefitting our communities.

Also, we are building key capabilities of our employees across our plants, not just at those with advantaged equipment. Our goal is to build our employees capabilities with skills and training that they can take and apply anywhere.

We are Committed to Helping Impacted Employees and Communities.

When making and implementing Supply Chain Reinvention decisions that impact employees, we comply with applicable local laws and work with union representatives and works councils (where we have an obligation to consult or bargain). We also strive to mitigate potential adverse impacts on our employees, our communities and other stakeholders. More specifically:

•	Plant Automation: When we increase automation at a plant, we typically invest heavily in additional training so that continuing employees can learn the new skills they need to operate and leverage our new technology.

•	Plant Closure or Staff Reduction: If it becomes necessary to close a plant or reduce staff at a plant, we provide impacted employees with resources and benefits consistent with or better than those required by applicable local law or applicable contractual requirements. These may include, but are not limited to, termination pay, outplacement assistance, retraining and continuation of various benefits. Employees who participate in one of our pension plans may also be eligible, based on age and years of service, for early retirement benefits. We partner with governmental authorities to provide assistance and re-training to impacted employees. When practical, we also share information about available opportunities at other Company facilities with impacted employees.

•	Plant Sale: If we are selling a plant, we are sometimes able to negotiate for the buyer to hire impacted employees. For impacted employees who do not have an opportunity to continue employment with us or the buyer, we typically offer a comprehensive separation package – consistent with or better than applicable local law or contractual requirements.

When we decide to close, to sell, or to reduce employment levels at a Company plant, we work in good faith with governmental authorities and others in the community to help minimize potential adverse effects on the community.

Board’s Recommendation

Through Supply Chain Reinvention, we are building an integrated supply chain focused on delivering sustainable competitive advantage for the Company and you, its shareholders. We do this in a way that is mindful of employees

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and communities. The Board does not believe that forming an employee-management committee to produce a report to the Board on plant closures (as requested by the proponents) would enhance our decision-making process or facilitate progress toward our goals. For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Ot her Matters that may be Presented at the Annual Meeting

Other than Items 1 through 6 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in the 2016 Proxy Statement. They are similar to those described under “2018 Annual Meeting of Shareholders” in this Proxy Statement. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on May 17, 2017 at 9:00 a.m. CDT at NOAH’S Event Venue, 200 Barclay Boulevard, Lincolnshire, Illinois 60069. The venue will open to shareholders at 8:00 a.m. CDT. Directions to the venue are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 8, 2017 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of Common Stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

At the close of business on the Record Date, 1,524,504,891 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why did I receive these proxy materials?

You received these proxy materials (via mail, email or the Internet) because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Common Stock. In connection with the Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, the 2016 Form 10-K and a proxy card or VIF. We are providing your proxy card in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone. We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered shareholders and beneficial shareholders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, Wells Fargo Bank, N.A., are registered shareholders. If you are a registered shareholder, the proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

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Shareholders who hold stock indirectly through an account with an institutional or other nominee holder of stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about March 28, 2017, we mailed to our shareholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website.

•	If you received the Notice by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request.

•	If you received the Notice by mail and would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request.

The Notice is not a proxy card. You cannot use it to vote your shares.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including the 2016 Form 10-K, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and

•	if you would like your election to apply to the delivery of materials for all future meetings.

•	Via e-mail: Please send a blank e-mail to sendmaterial@proxyvote.com with the 16-digit control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

7.	I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold the stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

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In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 12, 2017. If the trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee timely received voting instructions, unless doing so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 12 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the Annual Meeting.

8.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, follow the instructions for registered shareholders described in Question 12 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted. PLEASE VOTE.

9.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Common Stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Common Stock underlying my CDIs? If so, how do I vote?

Computershare Investor Services Plc (“Computershare”) will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Instruction that allow these participants to attend and vote at the Annual Meeting. If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Instruction to the Voting Agent, Computershare, or via CREST as detailed on the Form of Instruction. Computershare must receive your vote by 3:00 p.m. London time on May 11, 2017. Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 3:00 p.m. London time on May 10, 2017. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

If you hold CDIs and have questions about voting your shares of Common Stock underlying your CDIs, please contact Computershare at +44 (0)344 472 6005.

10.	May I change or revoke my vote?

Yes.

•	If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via the telephone or Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

•	If you are a beneficial shareholder, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

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11.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes (described in Question 15 below) will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (16-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 16, 2017;

•	by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on May 16, 2017;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on May 17, 2017; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

If you are a beneficial shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (16-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 16, 2017 (May 12, 2017 for plan participants);

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your VIF as instructed by your bank or broker;

•	by returning a properly executed VIF by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•	in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

13.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for these matters.

In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

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14.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Ratification of the Selection of the Independent Registered Public Accountants), Item 3 (Advisory Vote to Approve Executive Compensation), Item 4 (Advisory Vote on the Frequency of an Executive Compensation Vote) and Items 5 and 6 (Shareholder Proposals) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for Items 3, 4, 5 and 6. There should be no broker non-votes with respect to Item 2 because this is a “routine” matter under stock exchange rules (described in Question 15 below).

15.	What are broker non-votes?

If you are a beneficial shareholder, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 2) is the only item on the agenda for the Annual Meeting that is “routine” under stock exchange rules. If you do not provide voting instructions to your broker or other nominee, your nominee may vote your shares only on Item 2. In that case, your shares will count toward the quorum for the Annual Meeting and be voted on Item 2, but they will not be voted on Items 1, 3, 4, 5 and 6 and any other matters that may come to vote at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

16.	Who bears the cost of soliciting votes for the Annual Meeting?

The Company bears the cost of soliciting your vote. The Company’s directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

The Company will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Mackenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $15,000 plus reasonable expenses.

17.	What is “Householding”?

We have adopted “householding” procedures that allow us to deliver proxy materials more cost-effectively. If you are a beneficial shareholders and you and other residents at your mailing address share the same last name and also own shares of Common Stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.

We will deliver promptly a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered. A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial shareholders who share an address and receive multiple copies of the proxy materials but want to receive only a single copy of these materials in the future should contact their broker, bank or other nominee and make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

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18.	Are my votes confidential?

Yes. Your votes will not be disclosed to the directors, officers or employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation;

•	if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures; or

•	as necessary to allow the inspector of election to certify the results.

19.	Who counts the votes and certifies the voting results?

•	Broadridge will receive and tabulate the proxies.

•	Representatives of IVS, Inc. will act as the inspectors of election and will certify the results.

20.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 23, 2017. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

21.	What do I need to do if I want to attend the Annual Meeting?

Pre-register by 11:59 p.m. EDT on May 16, 2017.

If you want to bring a guest, you must indicate that when you pre-register. Due to space limitations, you may bring only one guest.

Registered shareholders: Indicate you intend to attend the Annual Meeting by:

•	going to “shareholder meeting registration” link at www.proxyvote.com; or

•	following the prompts for meeting attendance on the telephone voting site.

Beneficial shareholders: Notify us in writing that you will attend and whether you will bring a guest. Include with your written notification a proof of ownership as of the Record Date (March 8, 2017). Proof of ownership may take many forms, such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card. Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Mackenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Attn: MDLZ	646-439-9201	proxy@mackenziepartners.com

To be admitted into the Annual Meeting, you and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license.

22.	What may I bring into the Annual Meeting site?

For everyone’s comfort, security and safety:

•	We will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search.

•	We will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting site.

MONDELĒZ INTERNATIONAL    90

•	We require that all cellular phones, laptops and pagers and similar devices be turned off during the Annual Meeting.

•	We welcome assistance animals for the disabled but do not allow pets.

23.	May I ask questions at the Annual Meeting? How can I submit my question in advance of the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about the Company and business. They may do so at the times indicated in the Annual Meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions.

The Company will endeavor to answer appropriate questions as fully and accurately as possible. To assist us in doing so, we request that shareholders who register to attend the Annual Meeting submit their questions in advance of the Annual Meeting. Please follow the “shareholder question” link at www.proxyvote.com or submit written questions directly to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015 – at least 10 days before the date of the Annual Meeting.

To ensure an orderly meeting, when asking questions, shareholders will be required to observe the meeting procedures.

2018 Annual Meeting of Shareholders

We presently anticipate holding the 2018 Annual Meeting of Shareholders on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2018 Annual Meeting

Shareholders should mail all nominations and proposals to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of the By-Laws from the Corporate Secretary (please make a written request to the same address) or www.mondelezinternational.com/investors/corporate-governance.

Shareholder Nominations of a Candidate for Election as a Director or Shareholder Proposal of Business for Considerations at an Annual Meeting of Shareholders (not for inclusion in the Company’s 2018 proxy materials)

Under the By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders (but, in either case, not for inclusion in the proxy materials) by delivering written notice that contains certain required information to the Corporate Secretary and otherwise complying with other requirements included in our By-Laws. The Corporate Secretary must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2018 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 18, 2017 and on or before January 17, 2018. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the annual meeting.

Shareholder Director Candidates for Possible Inclusion in the Company’s 2018 Proxy Materials (“Proxy Access”)

The By-Laws provide for proxy access. A shareholder(s) may nominate and include in the 2018 proxy materials director nominees provided that the shareholder(s) and the nominee(s) satisfy the terms, conditions and requirements specified in the By-Laws. The key parameters are:

•	Minimum Ownership threshold: 3% or more of the outstanding Common Stock

MONDELĒZ INTERNATIONAL    91

•	Ownership Duration: continuously for at least three years

•	Nominating group size: a shareholder or a group of up to 20 shareholders

•	Number of Nominees: greater of 20% of the Board or 2 nominees

To be included in the proxy materials for the 2018 Annual Meeting of Shareholders, the Corporate Secretary must receive the required written notice and required information specified in the By-laws not less than 120 calendar days prior to the first anniversary date of the mailing date for notice of the prior year’s annual meeting of shareholders, Accordingly, the Corporate Secretary must receive requests to include shareholder-nominated candidates in the proxy materials for the 2018 Annual Meeting of Shareholders on or before November 28, 2017.

Shareholder	Proposals for Possible Inclusion in the Company’s 2018 Proxy Materials

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in the 2018 proxy materials for an annual meeting of shareholders. The Corporate Secretary must receive the proposal and other required information at our principal executive offices no later than 120 calendar days before the one-year anniversary date of the proxy statement’s release for the previous year’s annual meeting. Accordingly, to be considered for inclusion in the proxy materials for the 2018 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s submission of a proposal on or before the close of business on November 28, 2017.

March 28, 2017	Carol J. Ward
Vice President and Corporate Secretary

MONDELĒZ INTERNATIONAL    92

GAAP to Non-GAAP Reconciliation

Diluted EPS to Adjusted EPS (1)

(Unaudited)

	For the Twelve Months Ended December 31,
	2016	2015	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.05	$4.44	$(3.39)	(76.4)%
2014-2018 Restructuring Program costs	0.51	0.45	0.06
Acquisition integration costs	0.01	—	0.01
Remeasurement of net monetary assets in Venezuela	—	0.01	(0.01)
Loss on deconsolidation of Venezuela	—	0.48	(0.48)
Gain on sale of intangible asset	(0.01)	—	(0.01)
Intangible asset impairment charges	0.06	0.03	0.03
Income / costs associated with the JDE coffee business transactions(2)	—	(0.01)	0.01
Loss related to interest rate swaps	0.04	0.01	0.03
Net earnings from Venezuelan subsidiaries	—	(0.10)	0.10
Net earnings from divestitures(3)	—	0.02	(0.02)
Gain on the JDE coffee business transactions	—	(4.05)	4.05
Loss on divestiture	—	0.01	(0.01)
Divestiture-related costs(4)	0.05	—	0.05
Loss on debt extinguishment and related expenses	0.17	0.29	(0.12)
Gain on equity method investment exchange(5)	(0.03)	—	(0.03)
Equity method investee acquisition-related and other adjustments(6)	0.04	0.07	(0.03)
Mark-to-market gains / losses from derivatives	0.05	(0.03)	0.08

Adjusted EPS (Non-GAAP)	$1.94	$1.62	$0.32	19.8%
Impact of unfavorable currency	0.07	—	0.07

Adjusted EPS @ Constant FX (Non-GAAP)	$2.01	$1.62	$0.39	24.1%

(1)

The tax expense / {benefit) of each of the pre-tax items excluded from our GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS.

•	For the year ended December 31, 2016, taxes for the: 2014-2018 Restructuring Program costs were $(288) million, intangible asset impairment charges were $(37) million, gain on sale of intangible asset was $3 million, acquisition integration costs were zero, gain on equity method investment exchange was $2 million, divestiture-related costs were $(15) million, loss on debt extinguishment and related costs were $(163) million, loss related to interest rate swaps were $(36) million and mark-to-market gains / (losses) from derivatives were $(11) million.

•	For the year ended December 31, 2015, taxes for the: 2014-2018 Restructuring Program costs were $(262) million, income / costs associated with the JDE coffee business transactions were $145 million, net earnings from Venezuelan subsidiaries were $107 million, gain on the JDE coffee business transactions were $183 million, intangible asset impairment charges were $(13) million, net earnings from divestitures were $33 million, loss on debt extinguishment and related costs were $(275) million, loss related to interest rate swaps were $(13) million and mark-to-market gains / (losses) from derivatives were $15 million.

(2)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the JDE coffee business transactions. Net gains of $436 million in 2015 on the currency hedges related to the JDE coffee business transactions were recorded in interest and other expense, net and are included in the income / (costs) associated with the JDE coffee business transactions of $(0.01) in the table above.

(3)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the April 23, 2015 divestiture of AGF and the December 1, 2016 sale of a confectionery business in Costa Rica. The divestiture of AGF generated a pre-tax gain of $13 million and after-tax loss of $9 million in 2015. The sale of the confectionery business in Costa Rica generated a pre-tax and after-tax gain of $9 million in 2016.

(4)

Includes costs incurred related to the planned sale of a confectionery business in France. Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information.

(5)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the 2016 acquisition of an interest in Keurig.

(6)

Includes our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs and restructuring program costs, recorded by our JDE and Keurig equity method investees.

GAAP to Non-GAAP Reconciliation

Operating Income To Adjusted Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2016
	Net Revenues	Operating Income	Operating Income Margin
Reported (GAAP)	$25,923	$2,569	9.9%
2014-2018 Restructuring Program costs(1)	—	1,086
Acquisition integration costs(2)	—	7
Gain on sale of intangible asset(2)	—	(15)
Intangible asset impairment charges(3)	—	137
Costs associated with JDE coffee business transactions(4)	—	(2)
Operating income from divestiture(5)	(8)	(2)
Divestiture-related costs(6)	—	86
Gain on divestiture(5)	—	(9)
Acquisition-related costs(2)	—	1
Mark-to-market gains / losses from derivatives(7)	—	94
Rounding	—	1

Adjusted (Non-GAAP)	$25,915	$3,953	15.3%

	For the Twelve Months Ended December 31, 2015
	Net Revenues	Operating Income	Operating Income Margin
Reported (GAAP)	$29,636	$8,897	30.0%
2012-2014 Restructuring Program costs(1)	—	(4)
2014-2018 Restructuring Program costs(1)	—	1,002
Acquisition integration costs(2)	—	9
Remeasurement of net monetary assets in Venezuela(8)	—	11
Loss on deconsolidation of Venezuela(8)	—	778
Intangible asset impairment charges(3)	—	71
Costs associated with JDE coffee business transactions(4)	—	278
Historical Venezuelan operations(8)	(1,217)	(281)
Historical coffee business(9)	(1,627)	(342)
Operating income from divestiture(5)	(9)	(8)
Gain on the JDE coffee business transactions(4)	—	(6,809)
Gain on divestiture(5)	—	(13)
Acquisition-related costs(2)	—	8
Reclassification of equity method investment earnings(10)	—	(51)
Mark-to-market gains / losses from derivatives(7)	—	(56)

Adjusted (Non-GAAP)	$26,783	$3,490	13.0%

Operating Income Margin
Reported (GAAP) pp change			(20.1	)pp
Adjusted (Non-GAAP) pp change			2.3	pp

(1)

Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2016 Form 10-K for more information on our 2014-2018 Restructuring Program and our 2012-2014 Restructuring Program.

(2)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the 2016 intangible asset sale in Finland, 2015 acquisitions of a biscuit operation in Vietnam and Enjoy Life Foods and other property sales in 2016.

(3)

Refer to Note 2, Divestitures and Acquisitions, and Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2016 Form 10-K for more information on the impairment charges recorded in 2016, 2015 and 2014 related to trademarks.

(4)	Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the JDE coffee business transactions.

(5)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information on the December 1, 2016 divestiture of a confectionery business in Costa Rica and the April 23, 2015 divestiture of AGF. The divestiture of the Costa Rica confectionery business generated a pre-tax gain of $9 million in 2016 and the divestiture of AGF generated a pre-tax gain of $13 million and after-tax loss of $9 million in 2015.

(6)

Includes costs incurred related to the planned sale of a confectionery business in France. Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information.

(7)

Refer to Note 8, Financial Instruments, and Note 16, Segment Reporting, to the consolidated financial statements in the 2016 Form 10-K for more information on these unrealized gains and losses on commodity and forecasted currency transaction derivatives.

(8)

Includes the historical results of our Venezuelan subsidiaries prior to the December 31, 2015 deconsolidation. Refer to Note 1, Summary of Significant Accounting Policies – Currency Translation and Highly Inflationary Accounting: Venezuela, to the consolidated financial statements in the 2016 Form 10-K for more information on the deconsolidation and remeasurement loss in 2015.

(9)

Includes our historical global coffee business prior to the July 2, 2015 deconsolidation. We reclassified the results of our historical coffee business from Adjusted Operating Income and included them with equity method investment earnings in Adjusted EPS to facilitate comparisons of past and future coffee operating results. Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information.

(10)

Historically, we have recorded income from equity method investments within our operating income as these investments operated as extensions of our base business. Beginning in the third quarter of 2015, to align with the accounting for JDE earnings, we began to record the earnings from our equity method investments in equity method investment earnings outside of operating income. In periods prior to July 2, 2015, we have reclassified the equity method earnings from Adjusted Operating Income to evaluate our operating results on a consistent basis.

GAAP to Non-GAAP Reconciliation

Net Revenues to Organic Net Revenue

(in millions of U.S. dollars) (Unaudited)

	Power Brands (1)	Non-Power Brands	Mondelēz International
For the Twelve Months Ended December 31, 2016
Reported (GAAP)	$17,951	$7,972	$25,923
Divestiture	—	(8)	(8)
Acquisitions	—	(92)	(92)
Currency	844	400	1,244

Organic (Non-GAAP)	$18,795	$8,272	$27,067

For the Twelve Months Ended December 31, 2015
Reported (GAAP)	$20,350	$9,286	$29,636
Divestiture	—	(9)	(9)
Historical Venezuelan operations(2)	(823)	(394)	(1,217)
Historical coffee business(3)	(1,179)	(448)	(1,627)
Accounting calendar change	(59)	(17)	(76)

Organic (Non-GAAP)	$18,289	$8,418	$26,707

% Change
Reported (GAAP)	(11.8)%	(14.2)%	(12.5)%
Organic (Non-GAAP)	2.8%	(1.7)%	1.3%

(1)

Each year we reevaluate our Power Brands and confirm the brands in which we will continue to make disproportionate investments. As such, we may make changes in our planned investments in primarily regional Power Brands following our annual review cycles. For 2016, we made limited changes to our list of regional Power Brands and as such, we reclassified 2015 Power Brand net revenues on a basis consistent with the current list of Power Brands.

(2)

Includes the historical results of our Venezuelan subsidiaries prior to the December 31, 2015 deconsolidation. Refer to Note 1, Summary of Significant Accounting Policies – Currency Translation and Highly Inflationary Accounting: Venezuela, to the consolidated financial statements in the 2016 Form 10-K for more information.

(3)

Includes our historical global coffee business prior to the July 2, 2015 JDE coffee business transactions. Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2016 Form 10-K for more information.

Maps and Directions

2017 Annual Meeting of Shareholders

May 17, 2017 • 9:00 a.m. CDT

NOAH’S Event Venue

200 Barclay Boulevard,

Lincolnshire, Illinois 60069

Directions to NOAH’S Event Venue

NOAH’S is located in the Lincolnshire Corporate Center directly off of Half Day Road in Lincolnshire, Illinois.

From Northbound Milwaukee Avenue, turn left onto Half Day Road, and then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From Southbound Milwaukee Avenue, turn right onto Half Day Road, then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From the Tri-State Tollway (Route I-294) which becomes Route I-94, exit at IL-22/Half Day Road. Go west on IL-22/Half Day Road approximately 2.6 miles. Turn left onto Barclay Boulevard. NOAH’S will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

MONDELĒZ INTERNATIONAL, INC.

THREE PARKWAY NORTH

SUITE 300

DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2017 (May 12, 2017 for Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2017 (May 12, 2017 for Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or register to attend the meeting, go to the “Register for Meeting”

link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18369-P88122-Z69537	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONDELĒZ INTERNATIONAL, INC.

            Company Proposals:

The Board of Directors recommends you vote FOR each of the
nominees listed in Proposal 1 below and FOR Proposals 2 and 3:

1. Election of Directors.

Nominees:		For	Against	Abstain

1a.	Lewis W.K. Booth	☐	☐	☐

1b.	Charles E. Bunch	☐	☐	☐

1c.	Lois D. Juliber	☐	☐	☐

1d.	Mark D. Ketchum	☐	☐	☐

1e.	Jorge S. Mesquita	☐	☐	☐

1f.	Joseph Neubauer	☐	☐	☐

1g.	Nelson Peltz	☐	☐	☐

1h.	Fredric G. Reynolds	☐	☐	☐

1i.	Irene B. Rosenfeld	☐	☐	☐

1j.	Christiana S. Shi	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

				For	Against	Abstain

	1k.	Patrick T. Siewert		☐	☐	☐

	1l.	Ruth J. Simmons		☐	☐	☐

	1m.	Jean-François M. L. van Boxmeer		☐	☐	☐

2.	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year Ending December 31, 2017.			☐	☐	☐

3.	Advisory Vote to Approve Executive Compensation.			☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR with respect to the following proposal:			1 Year	2 Years	3 Years	Abstain

4.	Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation.		☐	☐	☐	☐

Shareholder Proposals:

The Board of Directors recommends you vote AGAINST the following proposals:				For	Against	Abstain

5.	Report on Non-Recyclable Packaging.			☐	☐	☐

6.	Create a Committee to Prepare a Report Regarding the Impact of Plant Closures on Communities and Alternatives.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2017:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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E18370-P88122-Z69537

MONDELĒZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 17, 2017

9:00 AM CDT

NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2017.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof (including, if applicable, any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “1 YEAR” WITH RESPECT TO PROPOSAL 4, “AGAINST” PROPOSALS 5 AND 6 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 12, 2017, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to ERISA.

Continued and to be signed on reverse side

V.1.1